FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Ur-Energy Inc.
55 Metcalfe Street, Suite 1300
Ottawa, Ontario K1P 6L5

2.	Date of Material Change

December 16, 2013

3.	News Release

Attached as Schedule A is a copy of the news release issued by Ur-Energy Inc. (the “Company” or “Ur-Energy”) on December 16, 2013 at Denver, Colorado via PR Newswire.

4.	Summary of Material Change

The Company provided an update of progress to closing the previously-announced acquisition of Pathfinder Mines Corporation (“Pathfinder”), announcing it has reached an agreement with the seller to revise the terms of the transaction in recognition of current market conditions.

5.	Full Description of Material Change

The Company provided an update of progress to closing the previously-announced acquisition of Pathfinder Mines Corporation (“Pathfinder”), announcing it has reached an agreement with the seller to revise the terms of the transaction in recognition of current market conditions.

On July 24, 2012 the Company announced the execution of a Share Purchase Agreement (“SPA”) to acquire Pathfinder (see Company news release “Ur-Energy Enters into Definitive Agreement to Acquire Pathfinder Mines Corporation”). The transaction called for the purchase of all issued and outstanding shares of Pathfinder from its sole shareholder, an AREVA affiliate, for US$13,250,000. An initial escrow payment of US$1,325,000 was made upon execution of the SPA and is being held by the seller. The Company also agreed to assume certain existing reclamation obligations at the Pathfinder licensed projects.

Under the revised terms, the cash purchase price is reduced by 50% in exchange for a conditional 5% gross royalty on production from Pathfinder’s Shirley Basin property. Payment of the royalty is conditional on the future spot market price for U3O8 achieving certain levels, and is subject to an adjustable cap.

The revised terms of the transaction are as follows:

1.	A cash payment of approximately US$6,625,000, including:
a.	the US$1,325,000 escrow payment, currently held by COGEMA; and
b.	an additional US$5,300,000 cash payment at closing; subject to
c.	certain other adjustments per the original agreement’s terms (e.g., sharing of operating expenses and revenues since execution of the SPA).
2.	A 5% gross royalty on Pathfinder’s Shirley Basin property, upon the following conditions:
a.	if the reported spot price exceeds $55 prior to June 30, 2016 the royalty is capped at US$6,625,000;
b.	if the reported spot price exceeds $45, but does not exceed $55 prior to June 30, 2016 the royalty cap is reduced to US$3,700,000;
c.	if the reported spot price does not exceed $45 prior to June 30, 2016 the royalty is terminated; and
d.	at the Company’s option, the royalty can be terminated at any time by paying the balance owed in cash.

Certain of the parties’ indemnification obligations are reduced to match the revised cash terms of the transaction.

A copy of the Amended and Restated Share Purchase Agreement is attached here as Schedule B. A copy of the Royalty Agreement is attached here as Schedule C.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Roger L. Smith, CFO/CAO

Ur-Energy Inc.

10758 W. Centennial Road, Suite 200
Littleton, Colorado 80127

Telephone: 720-981-4588

9.	Date of Report

December 23, 2013

Schedule A

Ur-Energy Updates on Pathfinder Mines Acquisition

Littleton, Colorado (PR Newswire – December 16, 2013) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) is providing an update on the progress to closing the previously announced agreement to acquire Pathfinder Mines Corporation (“Pathfinder”). Significantly, in recognition of current market conditions, Ur-Energy has reached an agreement with the seller to revise the terms of the transaction. The parties are working to satisfy the remaining closing conditions to progress to a closing.

On July 24, 2012 the Company announced the execution of a Share Purchase Agreement (“SPA”) to acquire Pathfinder (see Company news release “Ur-Energy Enters into Definitive Agreement to Acquire Pathfinder Mines Corporation”). The transaction called for the purchase of all issued and outstanding shares of Pathfinder from its sole shareholder, COGEMA Resources, Inc., an AREVA affiliate (“COGEMA”), for US$13,250,000. An initial escrow payment of US$1,325,000 was made upon execution of the SPA and is being held by COGEMA. The Company also agreed to assume certain existing reclamation obligations at the Pathfinder licensed projects.

Under the revised terms, the cash purchase price is reduced by 50% in exchange for a conditional 5% gross royalty on production from Pathfinder’s Shirley Basin property. Payment of the royalty is conditional on the future spot market price for U3O8 achieving certain levels, and is subject to an adjustable cap.

The revised terms of the transaction are as follows:

3.	A cash payment of approximately US$6,625,000, including:
a.	the US$1,325,000 escrow payment, currently held by COGEMA; and
b.	an additional US$5,300,000 cash payment at closing; subject to
c.	certain other adjustments per the original agreement’s terms (e.g., sharing of operating expenses and revenues since execution of the SPA).
4.	A 5% gross royalty on Pathfinder’s Shirley Basin property, upon the following conditions:
a.	if the reported spot price exceeds $55 prior to June 30, 2016 the royalty is capped at US$6,625,000;
b.	if the reported spot price exceeds $45, but does not exceed $55 prior to June 30, 2016 the royalty cap is reduced to US$3,700,000;
c.	if the reported spot price does not exceed $45 prior to June 30, 2016 the royalty is terminated; and
d.	at the Company’s option, the royalty can be terminated at any time by paying the balance owed in cash.
5.	Certain of the parties’ indemnification obligations are reduced to match the revised cash terms of the transaction.

Wayne W. Heili, President and CEO of Ur-Energy commented, “I greatly appreciate the thoughtful cooperation of AREVA in arriving at the revised agreement terms. Much time has passed since we first agreed to complete this transaction, and many circumstances have changed, but the respectful relationship between AREVA and Ur-Energy has never been in question. I am pleased to be at the stage of finalizing the closing arrangements at this time. Adding the Shirley Basin and Lucky Mc properties to our flagship Lost Creek Property and other exploration projects provides Ur-Energy excellent prospects for the expansion of our operations over coming years. This transaction brings a highly accretive set of assets and historic mineral resources.”

About Pathfinder Mines Corporation

Pathfinder owns the Shirley Basin and Lucky Mc (pronounced “Lucky Mac”) mine sites in the Shirley Basin and Gas Hills mining districts of Wyoming, respectively, from which it historically produced more than seventy-one million pounds of uranium, primarily from the 1960s through the 1990s. Internal historic reports prepared by Pathfinder estimate the presence of remaining resources at the two projects totalling approximately 15 million pounds U3O8. These historic reports estimate that the Shirley Basin project holds over 10 million pounds U3O8 at a GT (grade-thickness) cut off of 0.25 ft%. The average grade reported for the property is 0.21% U3O8. Lucky Mc holds an additional 4.7 million pounds U3O8 at similar grade. These historic resource calculations were reviewed by Ur-Energy during a due diligence investigation but a qualified person has not done sufficient work to classify the historical estimates as current mineral resources or mineral reserves under National Instrument 43-101 and Ur-Energy is not treating the historic estimate as current mineral resources or mineral reserves. The tailings facility at the Shirley Basin site is one of the few remaining facilities in the U.S. that is licensed by the United States Nuclear Regulatory Commission (“NRC”) to receive and dispose of byproduct waste material from other in-situ uranium mines.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity with a one million pound annual rate planned from the mining areas at Lost Creek. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., ability and timing to complete all conditions to closing; anticipated expansion of resources and operations as a result of the assets acquired; the accretive value of the acquisition) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

Schedule B

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

AMONG

AREVA NC INC.,

UR-ENERGY USA INC.

AND

ur-energy inc.

DATED

DECEMBER 16, 2013

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		Page

14.10	Independent Assessment; No Additional Representations	78

14.11	Schedules and Exhibits	78

14.12	Headings	78

14.13	Signatures; Counterparts	78

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LIST OF EXHIBITS

Exhibit 1.1.1	Accounting Principles

Exhibit 1.1.2	Company Budget From the Execution Date of the July 24, 2012 SPA Through Closing

Exhibit 4.3.1	Governmental Approvals

Exhibit 5.2.3	Identification Officers and Directors of Company and All Subsidiaries – And – Resignation Letter of Each

Exhibit 5.2.4	Officer’s Certificate (Company and Seller) Related to Intragroup Agreements

Exhibit 5.2.5	Royalty Agreement

Exhibit 5.2.11	Bessines Data

Exhibit 5.2.12	Corporate Resolutions Related to Retiree Health Benefits and Employee Benefits, Including COBRA Continuation

Exhibit 5.2.14	Assignment of Company-Owned Production Royalties to AREVA NC Inc.

Exhibit 5.2.16	Officer’s Certification of Termination of ConverDyn Agreements

Exhibit 5.2.18	Tax Group and Allocated Group Letter

Exhibit 5.2.19	Entity Certificate of Seller’s Non-Foreign Status (FIRPTA Certificate)

Exhibit 6.7	Reference Accounts

Exhibit 6.13	Correspondence related to Collective Bargaining Agreements dated June 26, 2012

Exhibit 8.11	ConverDyn Agreements

Exhibit 14.6.3	Post-Merger Agreement to be Bound (AREVA NP Certification)

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LIST OF SCHEDULES

Schedule 1.1(a)	Knowledge of Parties – Buyer and Buyer’s Parent Guarantor

Schedule 1.1(b)	Knowledge of Parties – Seller

Schedule 1.1(c)	Lucky Mc Tailings Site Subject to the Lucky Mc NRC License

Schedule 6.1.3	Subsidiaries; Other Equity Interests

Schedule 6.3	Seller’s Corporate Approvals and Accompanying Resolutions

Schedule 6.4	Governmental Authority Approvals

Schedule 6.5.1	Real Property, Leased Real Property and Unpatented Mining Claims

Schedule 6.5.2	Water Rights

Schedule 6.5.3	Permitted Liens

Schedule 6.5.4	Notification of Lease Termination, Cancellation or Default

Schedule 6.5.5	Unpatented Mining Claims

Schedule 6.5.6	Tangible Assets and Personal Property

Schedule 6.5.7	Production Royalties Encumbering Real Property and Unpatented Mining Claims

Schedule 6.6.1	Material Contracts

Schedule 6.6.2	Material Contracts Subject to Termination or in Material Breach

Schedule 6.8	Company Litigation

Schedule 6.9.1A	Compliance with Law: Real Property and Unpatented Mining Claims (Within Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.9.1B	Compliance with Law: Real Property and Unpatented Mining Claims (Outside Lucky Mc Mine Site and Shirley Basin Mine site)

Schedule 6.9.2A	Material Permits (other than Environmental Permits) on Real Property and Unpatented Mining Claims (Within Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.9.2B	Material Permits (other than Environmental Permits) on Real Property and Unpatented Mining Claims (Outside Lucky Mc Mine Site and Shirley Basin Mine Site)
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Schedule 6.13	Employment Contracts

Schedule 6.14	Benefit Plans

Schedule 6.14.1	Benefit Plans in Effect at the Execution Date of the July 24, 2012 SPA

Schedule 6.15A	Material Compliance in Environmental Laws on Real Property and Unpatented Mining Claims (Within Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15B	Material Compliance in Environmental Laws on Real Property and Unpatented Mining Claims (Outside Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.2A	Material Environmental Permits relating to Real Property and Unpatented Mining Claims (Within Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.2B	Material Environmental Permits relating to Real Property and Unpatented Mining Claims (Outside Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.3A	Notice from Governmental Authority relating to Real Property and Unpatented Mining Claims (Within Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.3B	Notice from Governmental Authority relating to Real Property and Unpatented Mining Claims (Outside Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.6A	Disposal Sites of Hazardous Material since 2000 (Within Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.6B	Disposal Sites of Hazardous Material since 2000 (Outside Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.7A	Status of Presence of Asbestos, UF, PCBs, Pesticides on Real Property and Unpatented Mining Claims (Within Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.7B	Status of Presence of Asbestos, UF, PCBs, Pesticides on Real Property and Unpatented Mining Claims (Outside Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.15.8A	Letters of Credit (Within Lucky Mc Mine Site and Shirley Basin Mine Site and Related to Lucky Mc Tailings Site)

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Schedule 6.15.8B	Additional Letters of Credit (Outside Lucky Mc Mine Site and Shirley Basin Mine Site)

Schedule 6.16	Taxes

Schedule 6.16.1	Extension of Time for Filing Tax Return

Schedule 6.16.16	Tax Allocation or Sharing Agreements

Schedule 6.17	Bank Accounts

Schedule 6.18	Changes to Business

Schedule 7.1.3	Buyer’s and Buyer’s Parent Guarantor’s Corporate Approvals and Accompanying Resolutions

Schedule 7.4	Buyer Financing Arrangements

Schedule 7.5	Buyer Litigation

Schedule 8.1	Conduct of Business between Execution Date of the July 24, 2012 SPA and Closing or Termination

Schedule 8.5	Documents Withheld by Seller

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AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

This AMENDED AND RESTATED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 16, 2013 (the “Execution Date”) among AREVA NC Inc., a Delaware corporation (“Seller”), Ur-Energy USA Inc., a Colorado corporation (“Buyer”) and Ur-Energy Inc., a corporation continued under the Canada Business Corporations Act (“Buyer’s Parent Guarantor”). Terms used herein with initial capital letters have the respective meanings ascribed to them in Article I.

RECITALS:

WHEREAS, following a corporate merger of COGEMA Resources Inc. (“COGEMA”) with and into its corporate parent AREVA NC Inc. pursuant to an Agreement of Merger dated November 20, 2013, which became effective as of December 12, 2013, AREVA NC Inc. continued as the surviving corporation, thereby assuming all of GOGEMA’s properties, assets, rights, powers, obligations, and liabilities, including all rights, obligations and liabilities under the July 24, 2012 SPA (defined below);

WHEREAS, Seller now directly owns all issued and outstanding shares of Pathfinder Mines Corporation, a Delaware corporation, having an office located at 935 Pendell Boulevard, Mills, Wyoming 82644, United States of America (“Company”);

WHEREAS, the Company owns uranium mining assets in the Gas Hills and Shirley Basin mining districts in the State of Wyoming, United States of America;

WHEREAS, the Company currently conducts decommissioning and reclamation activities at its Shirley Basin and Lucky Mc mining sites and operates a by-product disposal facility at its Shirley Basin uranium tailings facility, in each case under licenses issued by the United States Nuclear Regulatory Commission and permits and other authorizations issued by various Wyoming state agencies;

WHEREAS, Seller desires to sell and transfer to Buyer all the issued and outstanding shares of capital stock of the Company (the “Transferred Shares”), and Buyer desires to purchase the Transferred Shares and accept their transfer from the Seller, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Seller, Buyer and Buyer’s Parent Guarantor entered into a Share Purchase Agreement dated as of July 24, 2012, providing terms and conditions for sale of the Transferred Shares to Buyer (“July 24, 2012 SPA”), which was amended by four amendments thereto, and now desire to make further amendments thereto, and for convenience desire to supersede and replace the July 24, 2012 SPA, as previously amended, in its entirety with this Amended and Restated Share Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, the Parties agree as follows:

Article I.

DEFINITIONS AND TERMS

1.1           Certain Definitions.

As used in this Agreement, the following terms have the meanings set forth or referenced below:

“AAA” means the American Arbitration Association.

“Accounting Principles” means United States generally accepted accounting principles or IFRS, as modified by the items set forth in Exhibit 1.1.1.

“Acquisition Proposal” has the meaning set forth in Section 8.4.

“Additional Letters of Credit” has the meaning set forth in Section 6.15.8B.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.3.

“Adjustment Amounts” has the meaning set forth in Section 3.3.3.

“Affiliate” means any Person that, directly or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified. For the purpose of this definition, the term “control” as applied to any Person means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities or interests of, or the power to direct or cause the direction of the affairs or management of, any such Person, whether through voting rights, equity ownership, as a general partner or trustee, by contract or otherwise.

“Affiliated Group” has the meaning set forth in Section 6.16.17.

“Agreement” means this amended and restated share purchase agreement, including the Recitals, Exhibits and Schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Arbitration Panel” has the meaning set forth in Section 14.4.2(a).

“Bank Accounts” has the meaning set forth in Section 6.17.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Basket” has the meaning set forth in Section 12.6.1(b).

“Benefit Plan(s)” means any Employee Plan that is now or has ever been maintained or contributed to by the Company (or any of its Affiliates) for the benefit of any current or Former Employee (in such employee’s capacity as an employee of the Company) or other current or former service provider to the Company (in such person’s capacity as a service provider to the Company), or pursuant to which the Company may have any Liability.

“Bessines Data” has the meaning set forth in the definition “Data”.

“Books and Records” means all books, ledgers, files, reports, budgets, plans, financial and operating records of the Company.

“Budget” has the meaning set forth in Section 8.1.1, and is set forth in Exhibit 1.1.2.

“Business Day” means any day which is not a Saturday, a Sunday or any other day on which banks are required by Law to be closed in France, Canada or in the United States of America.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.1.

“Buyer Indemnifying Party” has the meaning set forth in Section 12.2.

“Buyer Material Adverse Effect” means any material adverse effect on the business, properties, financial condition, results of operations or prospects of the Buyer, taken as a whole, other than any effect resulting or arising from:

(i)          general business or economic conditions in the industries or markets in which the Buyer operates;

(ii)         national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack;

(iii)        changes in Law or IFRS, or generally accepted accounting principles applicable to Buyer;

(iv)        the entry into or announcement of this Agreement, the compliance by the Parties to this Agreement with the provisions of this Agreement, or the consummation of the transactions contemplated hereby;

(v)         any action taken by Buyer at the request, or with the consent, of the Seller;

(vi)        any occurrence, event, fact or circumstance with respect to which the Seller has Knowledge as of the Execution Date, other than breaches by Buyer of any of its representations, warranties or covenants hereunder; or

(vii)       any change in financial, banking, securities, commodities, derivatives or futures markets (including any disruption thereof and any decline in price of any security, commodity or derivative or any futures contract or any related market index).

“Buyer’s Obligations” has the meaning set forth in Section 13.1.

“Buyer’s Parent Guarantee” has the meaning set forth in Section 13.1.

“Buyer’s Parent Guarantor” has the meaning set forth in the preamble to this Agreement.

“Cap” has the meaning set forth in Section 12.6.1(c).

“Closing” has the meaning set forth in Section 5.1.2.

“Closing Accounts Payable” means the ending balance of the trade accounts payable account as of 12:01 a.m. on the Closing Date, pursuant to Section 3.3.1(a).

“Closing Accounts Receivable” means the ending balance of the trade accounts receivable account as of 12:01 a.m. on the Closing Date, pursuant to Section 3.3.1(a).

“Closing Cash” means the aggregate cash balance in Company’s bank accounts as of the Closing, net of the amounts of outstanding checks that have not cleared such bank accounts as of the Closing, which is agreed by the Parties will be zero ($0.00) on the Closing Date.

“Closing Date” has the meaning set forth in Section 5.1.1.

“Closing Deadline” has the meaning set forth in Section 11.1.6.

“Closing Indebtedness” means the Indebtedness of the Company as of Closing, which is agreed by the Parties to be zero ($0.00) with all Indebtedness, including Intercompany Indebtedness, of the Company having been paid or transferred out of the Company, with the exception of any liability amounts set out in the Reference Accounts pertaining to reclamation or restoration obligations.

“Closing Project Costs” means the amount of expenses incurred by the Company from the Execution Date of the July 24, 2012 SPA through 12:01 a.m. on the Closing Date, pursuant to the Budget for such costs set forth in Exhibit 1.1.2 (page 2).

“Closing Purchase Price” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 3.3.1(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and rules thereunder.

“Collective Bargaining Agreements” has the meaning set forth in Section 6.13.

“Commingled Tailings Claim” means any amount that the Company is or may become eligible to receive from the DOE or any other Governmental Authority pursuant to any commingled tailings or similar program providing for payments to Persons that performed reclamation of uranium tailings facilities containing tailings from the processing of uranium ore that was sold to the United States government or any agency, department, entity, body or communion thereof.

“Company” has the meaning set forth in the Recitals.

“Company Retiree Health Plan” means the “AREVA Group Welfare Plan (Retirees)” or other health insurance plan sponsored by AREVA NC Inc. or by a U.S. Affiliate of AREVA NC Inc. in effect at the Execution Date of the July 24, 2012 SPA and Closing Date pursuant to which certain Former Employees or dependents of Former Employees of the Company are receiving or may be entitled to receive post-retirement welfare benefits, as set forth in Section 16.14.1.

“Company Tax Returns” has the meaning set forth in Section 10.10.2(c).

“Confidentiality Agreement” has the meaning set forth in Section 10.3.

“Contract” means any oral or written agreement, commitment, lease, license or contract, but excluding Benefit Plans, Environmental Permits and Permits.

“Control” as applied to any Person means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities or interests of, or the power to direct or cause the direction of the affairs or management of, any such Person, whether through voting rights, equity ownership, as a general partner or trustee, by contract or otherwise.

“ConverDyn” means ConverDyn, a Delaware general partnership and for purposes of this Agreement, its predecessors in interest including without limitation Allied Chemical Company, an operating company of Allied Corporation.

“ConverDyn Agreements” has the meaning set forth in Section 8.11.

“Corporate Approvals” means the corporate or similar organizational approvals that will have to be obtained by Seller, Buyer and/or Buyer’s Parent Guarantor, as the case may be, prior to or on the Execution Date of the July 24, 2012 SPA, the Execution Date and Closing Date in order to consummate the transactions contemplated by this Agreement.

“Corporate Records” has the meaning set forth in Section 5.2.8.

“Data” means all written materials, data and records owned or controlled by Company and within the possession and control of the Company, Seller or Seller’s Affiliates on the Execution Date of the July 24, 2012 SPA or the Closing Date, whether in paper, electronic or other form, including

(a) related to the Company property, mineral and other interests in, or otherwise relating to, the Shirley Basin and Gas Hills mining districts of Wyoming, including all geologic, hydrological, drilling, engineering, resource and reserve calculations, environmental reports, operational information and data;

(b) all geological, exploration and development data of the Company relating to mineral exploration and development within the United States, including:

(i) geological and hydrological data, estimates of reserves and resources, including underlying data and documents;

(ii) environmental data and reports;

(iii) regulatory documents, correspondence, files and records;

(iv) drilling and related exploration and development data from projects in the United States included within the records that were moved from the Company office in Mills, Wyoming to Bessines, France, and which were made available, from July 11 through July 17, 2012, in Bessines, to Buyer for review and the creation by Seller and Buyer, jointly, of the inventory set forth in Exhibit 5.2.11 (the “Bessines Data”).

(v) records, reports, opinions, correspondence, plats, surveys, drawings, photographs, maps and summaries relating or representing title to the Real Property and Unpatented Mining Claims, and including such land and title documents related to other real property and unpatented mining claims of the Company wherever located and without regard to whether the Company has a current property or mineral interest therein;

(vi) maintenance records and other documents relating to the payment for and maintenance of the Real Property and Unpatented Mining Claims, and including such land maintenance and payment documents related to other real property and unpatented mining claims of the Company wherever located and without regard to whether the Company has a current property or mineral interest therein;

(c) all other data, records and files in the following categories:

(i) general correspondence, files and records; and

(ii) any financial data which is not otherwise a part of the Books and Records of the Company.

For avoidance of doubt, neither Data nor Bessines Data shall include drilling and related exploration and development data from projects outside the United States, or the portion of the Bessines Data sold to a Third Person in January 2012, as set forth in Schedule 8.5.

“Data Disk(s)” means the disks delivered by Seller to Buyer on which the documents and information related to the Company and the business operations of the Company were disclosed to Buyer’s Representatives, including specifically those disks prepared or dated on or about May 24, 2011, July 12, 2011, July 15, 2011 and December 13, 2011, and shall also include the disk made by the Parties and to be dated July 24, 2012, of other documents provided to Buyer or its Representatives in due diligence and, in addition, the Data Disk(s) shall be deemed to include any documents or other information emailed to Buyer or Buyer Representatives up to the Execution Date.

“DEQ” means the Wyoming Department of Environmental Quality.

“Direct Claim” has the meaning set forth in Section 12.4.1.

“Dispute” has the meaning set forth in Section 14.4.1.

“Disputed Items” has the meaning set forth in Section 3.3.2(a).

“DOE” means the Department of Energy of the United States of America.

“Employee Plan” means any pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock or other equity, leave of absence, layoff, vacation, dependent care, cafeteria, life, health, accident, disability, worker’s compensation or other insurance, severance, separation or other employee benefit plan or program including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Environment” means the ambient air, water, groundwater, surface and subsurface soil.

“Environmental Laws” means all Laws applicable to the conduct and the operation of the business of the Company in force on or prior to the Closing, and relating to uranium exploration, development, mining and processing, Hazardous Materials and the protection, reclamation and remediation of the Environment.

“Environmental Permits” means any licenses, permits, authorizations, agreements and approvals issued by any Governmental Authorities (including the NRC and DEQ) and required to be obtained by the Company under Environmental Laws for the conduct and the operation of the business of the Company as previously and currently conducted. The material Environmental Permits held by the Company are listed in Schedules 6.15.2A and 6.15.2B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be treated as a single employer with any other Person pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 3.4.1(a).

“Escrow Amount” has the meaning set forth in Section 3.4.1(b).

“Escrow Payment” has the meaning set forth in Section 3.4.1(a).

“Estimated Closing Project Costs” has the meaning set forth in Section 3.2.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Execution Date of the July 24, 2012 SPA” means July 24, 2012.

“Exhibit” means any exhibit to this Agreement.

“Final Closing Accounts Payable” has the meaning set forth in Section 3.3.2(e).

“Final Closing Accounts Receivable” has the meaning set forth in Section 3.3.2(e).

“Final Closing Project Costs” has the meaning set forth in Section 3.3.2(e).

“Final Closing Statement” has the meaning set forth in Section 3.3.2(e).

“Financial Arrangement” has the meaning set forth in Section 14.6.4(c).

“Financial Source” has the meaning set forth in Section 14.6.4(c).

“Former Employee” means any individual formerly employed by the Company or any of its subsidiaries.

“Governmental Approval(s)” has the meaning set forth in Section 4.3.1.

“Governmental Authority” means any federal, tribal, state, regional, local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial or regulatory authority, or any court of competent jurisdiction, administrative agency or commission or other governmental authority.

“Hazardous Materials” means any chemicals, materials or substances which are defined, listed, identified or regulated as a “radioactive material”, “radioactive waste”, “hazardous waste” or “hazardous substance” under any applicable Environmental Laws.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for repayment of borrowed money, including obligations for payment of principal, accrued but unpaid interest and penalties, other than obligations in respect of the Letters of Credit and (b) other accrued current Liabilities.

“Indemnified Party” has the meaning set forth in Section 12.4.1.

“Indemnifying Party” has the meaning set forth in Section 12.4.1.

“Independent Accounting Firm” has the meaning set forth in Section 3.3.2(b).

“Insolvent” for purposes of Section 7.4 has the meaning set forth in Section 7.4.

“Intercompany Indebtedness” has the meaning set forth in Section 8.2(a).

“Intellectual Property” has the meaning set forth in Section 6.11.

“Intragroup Agreements” has the meaning set forth in Section 6.6.1(i).

“July 24, 2012 SPA” has the meaning set forth in the Recitals.

“Knowledge” as to Buyer means the actual knowledge of those persons listed on Schedule 1.1(a) and to Seller means the actual knowledge of those person(s) on Schedule 1.1(b).

“Law” means any applicable foreign or domestic statute, law, rule, regulation, order, ordinance, code, or decree, judicial decision issued by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 6.5.1(a).

“Legal Proceeding” means any judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal) by or before a Governmental Authority.

“Letters of Credit” has the meaning set forth in Section 6.15.8A.

“Liability” (or “Liabilities,” plural) means any liability, obligation, loss or contingency.

“LIBOR” means the interest rate applicable to dollar deposits in the London interbank market for deposits of three (3) months duration.

“Liens” means any lien, security interests, mortgages, charges, pledges, conditional sales contracts, and other title retention arrangements, restrictions (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations of any nature) or encumbrances.

“Long-Term Surveillance Fee” means the amount that will be required to be paid to the United States of America pursuant to the Uranium Mill Tailings Radiation Control Act of 1978 in connection with the termination of the Lucky Mc NRC License.

“Losses” has the meaning set forth in Section 12.1.

“Lucky Mc Mine and/or Lucky Mc Mine Site” is the area within the DEQ issued mine permit No. 356C, as of the Execution Date, for the Company’s mine site commonly referred to as the Lucky Mc Mine, in the Gas Hills mining district.

“Lucky Mc NRC License” means the NRC Source Material License SUA 672, as amended.

“Lucky Mc Tailings Site” means the Lucky Mc Tailings reclamation site located in Fremont County, Wyoming, and depicted on the map set forth in Schedule 1.1(c), conveyed to the United States Department of Energy on June 11, 2010 and currently subject to the Lucky Mc NRC License.

“Material Adverse Effect” means any material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company, taken as a whole, other than any effect resulting or arising from:

(i)          general business or economic conditions in the industries or markets in which the Company operates;

(ii)         national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack;

(iii)        changes in Law or IFRS;

(iv)        the entry into or announcement of this Agreement, the compliance by the Parties to this Agreement with the provisions of this Agreement, or the consummation of the transactions contemplated hereby;

(v)         any action taken by Seller or the Company at the request, or with the consent, of the Buyer;

(vi)        any occurrence, event, fact or circumstance with respect to which the Buyer has Knowledge as of the Execution Date, other than breaches by Seller of any of its representations, warranties or covenants hereunder; or

(vii)       any change in financial, banking, securities, commodities, derivatives or futures markets (including any disruption thereof and any decline in price of any security, commodity or derivative or any futures contract or any related market index).

“Material Contracts” has the meaning set forth in Section 6.6.1.

“Monthly Reports” has the meaning set forth in Section 3.2(a).

“Notice” has the meaning set forth in Section 12.4.1 and Section 14.5.

“NRC” means the Nuclear Regulatory Commission of the United States of America.

“Order” means any order, injunction, judgment, decree, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course” means the ordinary course of the normal, day-to-day operations of the Company, consistent with its recent past practices.

“Organizational Documents” means the certificate of incorporation, the articles of incorporation or other constituent documents of any corporate, limited liability, partnership, trust or other entity, each as amended to date.

“Owned Real Property” has the meaning set forth in Section 6.5.1(a).

“Party” or “Parties” means Seller, Buyer and/or Buyer’s Parent Guarantor, as applicable.

“Permit(s)” means all licenses, permits, authorizations and approvals issued to the Company by any Governmental Authority and used in the operation of the business of the Company, other than Environmental Permits.

“Permitted Liens” means (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith; (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the Ordinary Course securing payments not yet delinquent or being contested in good faith; (c) Liens of public record and arising by, through or under third parties other than the Seller or the Company; (d) the rights of lessors and lessees under leases covering the Leased Real Property, and the rights of third parties under any Contract, executed in the Ordinary Course; (e) the rights of licensors and licensees under licenses executed in the Ordinary Course; (f) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, as would not reasonably be expected to have a Material Adverse Effect on the business of the Company; (g) purchase money Liens and Liens securing payments under leases that constitute capital leases under IFRS, as identified on Schedule 6.6.1; (h) restrictions on transfer with respect to which consents or waivers will be obtained prior to the Closing; (i) Liens entered into in the Ordinary Course which do not secure the payment of Indebtedness and which do not materially and adversely affect the ability of the Company to conduct its business; (j) Liens listed on Schedule 6.5.3; (k) Liens securing obligations in respect of Letters of Credit; and (l) Liens created by Buyer or its Affiliates or their respective successors and assigns.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority.

“Post-Closing Covenant” has the meaning set forth in Section 12.5.2(c).

“Post-Closing Covenant Survival Period” has the meaning set forth in Section 12.5.2(c).

“Post-Closing CTC Payments” has the meaning set forth in Section 9.4.

“Post-Closing Straddle Period” has the meaning set forth in Section 10.10.2(a).

“Pre-Closing Covenant” has the meanings set forth in Section 12.5.2(c).

“Pre-Closing Straddle Period” has the meaning set forth in Section 10.10.2(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Real Property” has the meaning set forth in Section 6.5.1.

“Reclamation Liability” means all labor, materials, equipment, supplies, intellectual property, work, planning, licensing fees, professional fees, posting of financial sureties and all other costs, expenses, liabilities and obligations required by applicable law, regulation, rule, license condition, court or administrative order, judgment, settlement, consent decree, or other applicable governmental requirement, and in any way related to reclamation, restoration, repair, maintenance, surveillance, monitoring, reporting, inspection, of land, water, air, personal property or the environment.

“Reference Date” means December 31, 2011.

“Reference Accounts” means the unaudited financial statements of the Company as of the Reference Date.

“Representatives” means, with respect to any Person, the directors, officers, employees, accountants, agents, attorneys, consultants, advisors and other representatives of such Person.

“Retained Name(s)” has the meaning set forth in Section 10.6.

“Royalty Agreement” means the Royalty Agreement dated December 16, 2013 from the Company to and in favor of the Seller, whereby the Company has agreed to pay to the Seller a 5% gross proceeds royalty on uranium produced from the Shirley Basin Mine Site located in Carbon County, Wyoming, all on and subject to the terms, conditions and limitations set forth therein.

“Schedules” has the meaning set forth in Article VI.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group Insurance Policies” has the meaning set forth in Section 6.12.

“Seller Indemnified Parties” has the meaning set forth in Section 12.2.

“Seller Indemnifying Party” has the meaning set forth in Section 12.1.

“Seller Tax Returns” has the meaning set forth in Section 10.10.2(b).

“SENES” means SENES Consultants Limited, a Canadian limited company having its registered office at 121 Granton Drive, Unit 12, Richmond Hill, Ontario L4B 3N4, Canada.

“SENES Environmental Report” means the report issued by SENES on May 31, 2010 and as provided to Buyer as file 2.6.1 on the Data Disk dated May 24, 2011.

“Shirley Basin Mine and/or Shirley Basin Mine Site” is the area within the DEQ issued mine permit No. 345C, as of the Execution Date, for the Company’s mine site commonly referred to as the Shirley Basin Mine, in the Shirley Basin mining district.

“Shirley Basin NRC License” means the NRC Source Material License SUA 442, as amended.

“Straddle Period” has the meaning set forth in Section 10.10.2(a).

“Sub-Basket” has the meaning set forth in Section 12.6.1(a).

“Survival Period” has the meanings set forth in Section 12.5.2(a).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit” has the meaning set forth in Section 12.10.

“Tax Items” has the meaning set forth in Section 10.10.1.

“Tax Return(s)” means any report, return, election, document, schedule, attachment, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” means any income, profit, sales, use, value added, transfer, withholding, excise, severance, stamp, occupation or property taxes, customs duties, charges or other similar levies or taxes of any kind whatsoever, as well as social security contributions, together with any interest, additions or penalties with respect thereto, whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 12.4.1.

“Third Persons” means Persons other than Seller, Buyer, Buyer’s Parent Guarantor, the Company and any of their respective Affiliates.

“Transfer Taxes” has the meaning set forth in Section 9.1.1.

“Transferred Shares” has the meaning set forth in the Recitals.

“Union” has the meaning set forth in Section 6.13.

“Unpatented Mining Claims” has the meaning set forth in Section 6.5.1(c).

“Water Rights” has the meaning set forth in Section 6.5.2.

1.2           Other Terms; Time Zone.

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, have that defined meaning throughout this Agreement. Unless otherwise stated in this Agreement, or otherwise agreed to in writing by Seller and Buyer, all times referred to in this Agreement shall be Eastern Time (U.S.), either Daylight or Standard Time, as in effect on the applicable date.

1.3           Interpretation.

Words of the masculine gender will be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number will include the plural number, and vice versa, unless the context will otherwise indicate. References to Articles, Sections and other subdivisions of, and Exhibits and Schedules to, this Agreement are, when underlined, made to the Articles, Sections and other subdivisions of, and Exhibits and Schedules to, this Agreement.

1.4           Certain Terms.

The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specifically stated to the contrary. The word “including” means “including without limitation.” All references to “$” or dollar amounts are to lawful currency of the United States of America.

1.5           Supersedure and Replacement of the July 24, 2012 SPA.

Effective as of the Execution Date, this Agreement supersedes and replaces the July 24, 2012 SPA, and all exhibits, schedules and amendments thereto, in their entirety, and none of Buyer, Buyer’s Parent Guarantor or Seller shall have any liabilities or obligations thereunder.

Article II.

PURCHASE AND SALE OF THE TRANSFERRED SHARES

2.1 Sale.

2.1.1.          On the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing, Seller shall sell and transfer to Buyer all of the Transferred Shares, and Buyer shall purchase all of the Transferred Shares and accept their transfer from Seller. The Transferred Shares will consist of all of the issued and outstanding shares of capital stock of the Company.

2.1.2.          On the Closing Date the Buyer will acquire all of the Transferred Shares from the Seller free and clear of all Liens other than (a) transfer restrictions imposed by applicable Law; and (b) Liens on the Transferred Shares, if any, created by Buyer or its Affiliates.

Article III.

PURCHASE PRICE AND PAYMENT

3.1 Base Purchase Price.

The aggregate unadjusted purchase price for the Transferred Shares (the “Base Purchase Price”) is six million six hundred twenty five thousand dollars ($6,625,000). The Base Purchase Price is subject to pre-closing adjustment in accordance with Section 3.2 (the Base Purchase Price, as so adjusted, being referred to herein as the “Closing Purchase Price”). The Closing Purchase Price is subject to post-closing adjustment in accordance with Section 3.3 (the Closing Purchase Price, as so adjusted, the “Adjusted Purchase Price”).

3.2 Pre-Closing Process and Adjustments.

(a) Commencing on the Execution Date of the July 24, 2012 SPA, the Company or Seller shall deliver, or shall cause to be delivered, to the Buyer on or before the fifteenth (15th) day of each subsequent month an accounting of the previous month’s shared operational expenses and income (where the first reporting period shall be from the Execution Date of the July 24, 2012 SPA through the last calendar day of the next month) including a comparison to the Budget (Exhibit 1.1.2, page 2) and/or with detail as to any emergency expenditures made in accordance with Sections 8.1.1 and 8.1.2, until the month immediately preceding the Closing Date (“Monthly Reports”). Within fifteen (15) Business Days of receipt, Buyer may provide notice and dispute any expense or entry of income not previously approved by Buyer if the expense is made pursuant to Sections 8.1.1 and 8.1.2. Within ten (10) Business Days of receipt of such notice, Company shall provide satisfactory proof of the expense(s) disputed, modify or withdraw any such expenses from the Monthly Report. Any disputed expense(s) which remain unresolved at Closing Date, shall be resolved pursuant to the process provided for, post-Closing, in Section 3.3.2, below.

(b) No later than 5:00 p.m. on the fifth (5th) Business Day prior to the Closing Date, Seller shall deliver, or shall cause to be delivered, to Buyer a written notice and accounting setting forth all expenses made and income received or due pursuant to the Budget (Exhibit 1.1.2) from the Execution Date of the July 24, 2012 SPA to the most recent month end immediately prior to the Closing Date (the “Estimated Closing Project Costs”), and any unexpected expenses approved pursuant to Sections 8.1.1 and 8.1.2, for which approved expenses and Estimated Closing Project Costs Buyer will be responsible and of which income Buyer will be entitled to fifty percent (50%) at Closing, as set forth in this Article III. The Parties are agreed that at Closing there will be no Closing Cash ($0.00) and no Closing Indebtedness of the Company ($0.00). For clarity, the Estimated Closing Project Costs are not to be considered “Closing Indebtedness.”

(c) The Base Purchase Price will be increased by (i) an amount equal to fifty percent (50%) of the then-undisputed Estimated Closing Project Costs for which Buyer has been provided Monthly Reports pursuant to Section 3.2(a) at least thirty (30) days prior to Closing, and (ii) fifty percent (50%) of any unexpected expenses approved pursuant to the terms of Sections 8.1.1 and 8.1.2. Seller and Buyer each acknowledge its obligation to bear fifty percent (50%) of the fees incurred in obtaining Governmental Approvals in accordance with Section 10.5(a) through and including (c), which are not to be included in the Budget or Closing Project Costs.

3.3 Post-Closing Purchase Price Adjustment.

3.3.1. Closing Statement.

(a) As soon as practicable, but in any event no later than thirty (30) days after the Closing Date, Seller will prepare and deliver to Buyer a statement certified by an authorized officer of Seller (the “Closing Statement”) setting forth in reasonable detail the actual ending balance of trade accounts receivable (the “Closing Accounts Receivable”) and trade accounts payable (the “Closing Accounts Payable”) as of 12:01 a.m. on the Closing Date and the total actual expenses and income from the Execution Date of the July 24, 2012 SPA up to and including the Closing Date (the “Closing Project Costs”), which shall be calculated applying the Accounting Principles, and which shall have no newly reported expenses from months prior to the Closing Date for which Buyer has previously received Monthly Reports pursuant to Section 3.2(a). Buyer will, and will cause the Company to, cooperate fully and completely with Seller in the preparation of the Closing Statement, including that Buyer will afford access to such Books and Records and, to the extent permitted by its accountants, the accounting work papers and physical access to their premises, as may be required in connection therewith.

(b) Buyer will have thirty (30) days to review the Closing Statement and calculations delivered pursuant to Section 3.3.1(a). If Buyer does not dispute any items set forth in the Closing Statement under Section 3.3.1(a) within such time period, the Closing Statement will be deemed final, conclusive and binding on the Parties and will constitute the Final Closing Statement for the purposes of Sections 3.3.2(e), 3.3.3 and 3.4.

(c) If Buyer disputes the Closing Statement, including any dispute over expenses incurred for unexpected emergency situations as contemplated by Sections 8.1.1 and 8.1.2, Buyer will, no later than thirty (30) days after Seller’s delivery of the Closing Statement, provide Seller with a written notice setting forth in reasonable detail the amount or amounts in dispute, including if there remain any disputed Estimated Closing Project Costs which were not paid by Buyer pursuant to Section 3.2(a), and the basis for all such disputes. The Parties will resolve any disputes regarding the Closing Statement pursuant to Section 3.3.2.

3.3.2. Disputes Regarding the Closing Statement.

(a) The Parties will make reasonable efforts to settle any disputes regarding the Closing Statement identified in the notice or notices delivered pursuant to Section 3.3.1(c) (the “Disputed Items”) in accordance with Section 14.4.1.

(b) Any Disputed Items not settled pursuant to Section14.4.1 will be promptly referred to and finally settled by submission of such unresolved Disputed Items to Brock and Company CPA PC, 900 S. Main Street, Suite 200, Longmont CO 80501
or such other independent accounting firm as the Parties may agree in writing (the “Independent Accounting Firm”). Buyer and Seller will provide the Independent Accounting Firm with the notice delivered pursuant to Section 3.3.1(c) and any other information and documentation that it may reasonably request as soon as reasonably practicable.

(c) The Independent Accounting Firm will act as an expert in accounting, and not as arbitrator, and will limit its examination to the unresolved Disputed Items and matters directly affected thereby. Buyer and Seller will request the Independent Accounting Firm to use its best efforts to render its written opinion as to the proper calculation of the unresolved Disputed Items within twenty (20) Business Days following its appointment. Such written opinion, and changes to the Closing Statement reflected therein, will be final, conclusive and binding upon Seller and Buyer, except in case of fraud or manifest error, and will not be subject to any appeal.

(d) The fees and disbursements of the Independent Accounting Firm will be allocated between the Buyer and the Seller in the same proportion that the aggregate amount of unresolved Disputed Items submitted to the Independent Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of such unresolved Disputed Items submitted to the Independent Accounting Firm. By way of illustration, if Seller has submitted Disputed Items for a total of $60 (all of which Buyer disputes) and the Independent Accounting Firm determines that $20 thereof will be accepted for purposes of the Closing Statement, then Buyer will have unsuccessfully disputed $20, Seller will have unsuccessfully disputed $40, and the fees and disbursements of the Independent Accounting Firm will be allocated one-third (1/3) to Buyer and two-thirds (2/3) to Seller. In connection with its review, the Independent Accounting Firm will, pursuant to the terms of this Section 3.3.2(d) also determine the allocation of its fees and expenses between Buyer and Seller, which determination will be conclusive and binding upon the Parties.

(e) The Closing Statement, as deemed final, conclusive and binding upon the Parties pursuant to Sections 3.3.1(b) and 3.3.2(c), is the “Final Closing Statement.” The calculations of the Closing Accounts Receivable, Closing Accounts Payable and Closing Project Costs shown on the Final Closing Statement are the “Final Closing Accounts Receivable,” “Final Closing Accounts Payable” and “Final Closing Project Costs.”

3.3.3. Adjustments.

The Closing Purchase Price will be adjusted, first, upward, by an amount equal to fifty percent (50%) of the Final Closing Project Costs and, then, less the pre-closing adjustment amount previously paid by Buyer pursuant to Section 3.2(c) plus one hundred percent (100%) of the Final Closing Accounts Receivable less one hundred percent (100%) of the Final Closing Accounts Payable (the “Adjustment Amount”). In the event the Adjustment Amount is a positive amount, Buyer shall pay the Adjustment Amount to the Seller. In the event the Adjustment Amount is a negative amount, Seller shall pay the Adjustment Amount to the Buyer. The sum of the Closing Purchase Price and the Adjustment Amount is the “Adjusted Purchase Price.”

3.4         Payment.

3.4.1.    Escrow Payment:

(a) On the Execution Date of the July 24, 2012 SPA, Buyer made an escrow payment to Seller of one million three hundred twenty-five thousand dollars ($1,325,000) (the “Escrow Payment”), which is equal to twenty percent (20%) of the Base Purchase Price. The Escrow Payment was placed into an interest-bearing account belonging to Seller, which bears interest at a rate equal to or greater than the 1 Year LIBOR rate + one percent (1%), the particulars of which Seller provided to Buyer, in writing at least two (2) Business Days prior to the Execution Date of the July 24, 2012 SPA (the “Escrow Account”).

(b) The Escrow Payment and any earned or accrued interest thereon (together, the “Escrow Amount”) shall be credited against the Closing Purchase Price at the Closing. The Escrow Payment shall not be refundable to Buyer, except as provided in Section 11.3.2.

3.4.2.    In the event the Parties do not proceed to Closing, Buyer shall have no obligation to pay any of the Estimated Closing Project Costs.

3.4.3.     On the Closing Date:

(a)          Buyer will pay to Seller the Closing Purchase Price, as adjusted in accordance with Section 3.2, less the Escrow Amount, by wire transfer of immediately available funds to such bank account as Seller designates in writing to Buyer at least two (2) Business Days prior to Closing; and

(b)          The Escrow Amount shall be released from the Escrow Account and wired to the bank account designated by Seller for receiving the amount of the Closing Purchase Price referred to in Section 3.4.3(a).

3.4.4.     Adjustment Amount:

Buyer will pay the Adjustment Amount, required to be paid to Seller pursuant to Section 3.3.3, if any, within ten (10) Business Days following the determination of the Final Closing Statement, by irrevocable wire transfer of immediately available funds to such bank account as Seller designates in writing at least two (2) Business Days prior to the expiration of such ten (10) Business Day period.

3.5 Interest.

All sums payable hereunder which are not paid in a timely manner will bear interest at a rate equal to LIBOR plus one percent (1%) from the date payment was due through and including the date on which payment is made.

Article IV.

CONDITIONS TO CLOSING

4.1    Conditions to Buyer’s Obligations.

The obligation of Buyer to consummate the transactions provided for in this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer:

4.1.1.          Representations and Warranties.

The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant hereto, subject to the provisions of Article VI, will be true and correct in all material respects or, if any representation and warranty is qualified as to “materially” or “Material Adverse Effect,” such representation and warranty will be true and correct in all respects, at and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties will be true as of such earlier date), provided that in the event of a breach of a representation or warranty, the condition set forth in this Section 4.1.1 will be deemed satisfied unless the effect of all such breaches of representations and warranties taken together would result or could be reasonably expected to result in a Material Adverse Effect.

4.1.2.          Performance of Covenants.

Seller has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

4.1.3.          Deliveries.

Seller has delivered or caused to be delivered the documents, instruments, certificates and evidence required to be delivered by Seller pursuant to Section 5.2.

4.2   Conditions to Seller’s Obligations.

The obligation of Seller to consummate the transactions provided for by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Seller:

4.2.1.          Representations and Warranties.

The representations and warranties of Buyer and Buyer’s Parent Guarantor contained in this Agreement or in any certificate delivered pursuant hereto, subject to the provisions of Article VII, will be true and correct in all material respects or, if any representation and warranty is qualified as to “materially” or “Buyer Material Adverse Effect” such representation and warranty will be true and correct in all respects, at and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties will be true as of such earlier date); provided that in the event of a breach of a representation or warranty, the condition set forth in this Section 4.2.1 will be deemed satisfied unless the effect of all such breaches of representations and warranties taken together would or could be reasonably expected to result in a Buyer Material Adverse Effect or materially interfere with Buyer or Buyer’s Parent Guarantor’s ability to perform their respective obligations under the Agreement or to consummate the transactions contemplated hereby.

4.2.2.          Performance of Covenants.

Buyer and Buyer’s Parent Guarantor have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

4.2.3.          Deliveries.

Buyer has delivered or caused to be delivered the documents, instruments, certificates and evidence required to be delivered by Buyer pursuant to Section 5.3.

4.3         Mutual Conditions.

The obligations of Seller and Buyer to consummate the transactions provided for by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

4.3.1.          Governmental Approvals.

The approvals, consents, transfers and/or clearances from each relevant Governmental Authority listed in Exhibit 4.3.1 (the “Governmental Approvals”) have been obtained and the applicable waiting periods and times for administrative objection and appeal, as the case may be, have expired or been terminated; provided, however, that such approvals, consents, transfers and/or clearances shall have been obtained, as far as Environmental Permits are concerned, upon substantially the same terms as existing Environmental Permits, including bonding determinations by each relevant Governmental Authority, which taken together shall not exceed by more than twenty five percent (25%) the aggregate amount of the Letters of Credit to be replaced by Buyer pursuant to Section 5.3.2. For further clarity, Buyer shall have no obligation with respect to the Letter of Credit related to the Lucky Mc Tailings Site (Schedule 6.15.8A, Item B.1).

4.3.2.          No Prohibition.

No Order issued by any court of competent jurisdiction or any other Governmental Authority preventing the consummation of the transactions contemplated hereby will be in effect.

4.3.3.          Replacement of Letters of Credit.

Buyer will have obtained the replacement of the Letters of Credit for an aggregate amount not exceeding by twenty five percent (25%) the aggregate amount of the Letters of Credit, as set forth in Section 4.3.1, with no obligation by Buyer to replace the Letter of Credit related to the Lucky Mc Tailings Site (Schedule 6.15.8A, Item B.1).

4.3.4.          Lucky Mc Tailings Site.

The Lucky Mc NRC License will have been either (i) terminated by the NRC, and written notice of such termination will have been given to the Company by the NRC, and the time for filing of any protests or appeals shall have passed without any such appeals or protests having been filed; or (ii) assigned or otherwise transferred in the form set forth in Exhibit 4.3.4 hereto or other form satisfactory to Buyer with no representations and warranties or other obligations for Reclamation Liabilities or other Liabilities related to the Lucky Mc Tailings Site being retained by the Company or its successors, to Seller or a Seller’s Affiliate, and the assignment or transfer of the Lucky Mc NRC License will have been approved in writing by the NRC, and the time for filing any protests of appeals of such approval of the transfer or assignment shall have passed, without any such appeals or protests having been filed. For further clarity, Company, Buyer and Buyer’s Indemnified Parties will be fully indemnified by Seller with respect to the Lucky Mc Tailings Site pursuant to Section 12.1(d).

4.4        Frustration of Closing Conditions.

Neither Seller nor Buyer may rely on the failure of any condition set forth in Sections 4.1 to 4.3, as the case may be, if such failure was caused by such Party’s unexcused failure to comply with any provision of this Agreement.

4.5        Cooperation.

The Parties agree to cooperate and to diligently proceed with any actions required and more generally to do whatever is or would be necessary, to ensure satisfaction of the conditions set forth in Section 4.1 to Section 4.3. Each Party shall keep the other Party reasonably informed of the status of these actions and give the other Party written notice of the satisfaction of any of these conditions.

Article V.

CLOSING

5.1        General.

5.1.1.          The Closing will take place at the offices of AREVA NC Inc., located at 1155 F Street, Suite 800, Washington D.C. 20004, (or such other place as the Parties may designate in writing) at a time and on a date to be specified by the Parties (the “Closing Date”), with a targeted Closing Date to occur on December 20, 2013, it being agreed that this Agreement may be terminated by either Party if the Closing has not occurred by the Closing Deadline as set forth in Section 11.1.6, unless another time, date or place is agreed to in writing by the Parties.

5.1.2.          As used in this Agreement, “Closing” means the time at which Seller and Buyer consummate the transactions contemplated by this Agreement. Subject to applicable Laws, legal title, equitable title and risk of loss with respect to the Transferred Shares will be transferred to Buyer at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes as of 12:01 a.m. on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

5.2           Seller’s Closing Deliveries.

At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

5.2.1.          a copy of each Corporate Approval listed in Schedule 6.3, in each case certified by an appropriate officer;

5.2.2.          share certificate(s) representing the Transferred Shares, duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank;

5.2.3.          resignation letters (effective upon and subject to the occurrence of Closing) from the directors and officers of the Company, in the form as set forth in Exhibit 5.2.3;

5.2.4.          evidence in the form of the officer’s certification set forth in Exhibit 5.2.4 of the termination of the Intragroup Agreements (other than the Royalty Agreement), effective prior to or upon Closing, and repayment of all sums due and performance of all obligations called for prior to the Closing Date by any of the parties thereunder all signed by an authorized officer of Company and Seller, or Seller’s Affiliate;

5.2.5.          an executed copy of the Royalty Agreement in the form as set forth in Exhibit 5.2.5.

5.2.6.          evidence of termination of the Lucky Mc NRC License, or evidence of the Governmental Approval of the assignment or transfer of the Lucky Mc NRC License to Seller or a Seller’s Affiliate pursuant to Section 4.3.4;

5.2.7.          Intentionally Left Blank;

5.2.8.          the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of the Company which are in its control (the “Corporate Records”), as well as the Books and Records of the Company, which must be delivered prior to or on the Closing at the Company’s office in Mills, Wyoming, or such other place as Buyer and Seller may first agree upon in writing, or otherwise in accordance with Section 8.5;

5.2.9.          a certificate of an authorized officer of Seller confirming the matters set forth in Sections 4.1.1 and 4.1.2;

5.2.10.         certificates, dated as of a date not earlier than the tenth (10th) Business Day prior to the Closing Date, as to the good standing of the Company, executed by the appropriate officials of the States of Delaware and Wyoming, and a copy of the certificate of merger filed with the Delaware Secretary of State, as certified by the Delaware Secretary of State, with respect to the merger of COGEMA with and into Seller;

5.2.11.         delivery of Data, including the Bessines Data, the latter to have been delivered for verification by Buyer pursuant to Section 8.5;

5.2.12.         evidence of resolutions in the form of Exhibit 5.2.12 that the Company Retiree Health Plan and all related Liabilities were assumed in full by Seller or an ERISA Affiliate of Seller prior to the Execution Date of the July 24, 2012 SPA as required under Section 8.7, both executed by authorized officers of each of Company, and Seller or Seller’s ERISA Affiliate;

5.2.13.         evidence of resolutions in the form of Exhibit 5.2.12 of assumption of Liability for the continuation of COBRA coverage as required under Section 8.8, executed by authorized officers of each of Company and Seller or Seller’s ERISA Affiliate;

5.2.14.         a copy of assignment agreement in the form of Exhibit 5.2.14, fully executed by authorized officers of each of Company and Seller, assigning and delegating to Seller, prior to Closing, the production royalties owned by and any continuing obligations thereunder of the Company as required under Section 8.9;

5.2.15.         evidence of resolutions in the form of Exhibit 5.2.12 that the Benefit Plans were assigned to and assumed in full by Seller or an ERISA Affiliate of Seller prior to the Closing Date as required under Section 8.10, both executed by authorized officers of each of Company and Seller or Seller’s ERISA Affiliate;

5.2.16.         a copy of the officer’s certification in the form of Exhibit 5.2.16 confirming termination of the ConverDyn Agreements, executed by the President of each of Company and Seller, as required under Section 8.11;

5.2.17.         a copy of the letter(s) of repudiation of the Collective Bargaining Agreements, in the form of Exhibit 6.13, as required under Section 8.12, with confirmation of delivery by Federal Express;

5.2.18.         as required by Section 8.14, evidence in the form of an executed copy of Exhibit 5.2.18 (Tax Group and Allocated Group Letter), that the Tax sharing or allocation agreements set forth in Schedule 6.16.16 have been terminated as to Company or amended to exclude Company and that all obligations of Company have been terminated;

5.2.19.         a certificate of non-foreign status, as set forth in Exhibit 5.2.19, that satisfies the requirements of Section 1445 of the Code, executed by an authorized officer of Seller.

5.3      Buyer’s Closing Deliveries.

At the Closing, Buyer will deliver, or will cause to be delivered, to Seller:

5.3.1.          the Closing Purchase Price (less the Escrow Amount) adjusted pursuant to Sections 3.1 and 3.2;

5.3.2.          evidence of the replacement of the Letters of Credit by new letters of credit or other collateral security subject to the provisions of Section 9.2.1, except Buyer shall have no obligation to replace the Letter of Credit related to the Lucky Mc Tailings Site (Schedule 6.15.8A, Item B.1);

5.3.3.          a certificate of an authorized officer of each of Buyer and Buyer’s Parent Guarantor confirming the matters set forth in Sections 4.2.1 and 4.2.2; and

5.3.4.          a copy of each Corporate Approval listed in Schedule 7.1.3, in each case certified by an appropriate officer.

Article VI.

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to all exceptions disclosed in the schedules attached to this Agreement, Seller hereby represents and warrants to Buyer as follows in this Article VI; provided, however, from time to time prior to the Closing Date, Seller shall have the right to supplement or amend such schedules, to disclose matters or circumstances occurring after the Execution Date, or of which Seller in good faith did not have actual present Knowledge at the Execution Date (these and the schedules of Buyer and Buyer’s Parent Guarantor as specified in Article VII, collectively, the “Schedules” as such may be so amended and supplemented from time to time between the Execution Date and the Closing Date). If such amendments and supplements disclose facts or other circumstances which in Buyer’s good faith opinion would, in the aggregate or individually, result in a failure of the conditions set forth in Article IV, Buyer, as its sole remedy, may elect to terminate this Agreement in accordance with Article XI.

6.1      Corporate Status.

6.1.1.          Seller. Seller is a corporation duly organized, validly existing and in good standing under the Delaware General Corporation Law. COGEMA was a wholly-owned subsidiary of Seller. COGEMA merged with and into Seller pursuant to that certain Agreement of Merger dated November 20, 2013 and in accordance with Delaware General Corporation Law, including Title 8, Section 251 of the Delaware General Corporation Law. Each of COGEMA and Seller duly and validly entered into and consummated the merger. The Certificate of Merger for the foregoing merger was filed with the Delaware Secretary of State on December 12, 2013, and the merger became effective on and as of such date. Seller is the surviving corporation and assumed all of GOGEMA’s properties, assets, rights, powers, obligations, and liabilities by operation of law as a result of such merger. Seller has full corporate power and authority to enter into this Agreement and to perform the transactions contemplated hereby.

6.1.2.          The Company. The Company is a corporation duly organized, validly existing and in good standing under the Delaware General Corporation Law and has all requisite corporate power to carry out its business as currently conducted. The Company is qualified to do business as a foreign corporation in the State of Wyoming.

6.1.3.          Subsidiaries; Other Equity Interests. Except as set forth on Schedule 6.1.3, the Company does not own, and has not, since 2000, owned directly or indirectly, any capital stock of or other equity interests in any corporation, partnership, or other Person and is not a member of or a participant in any partnership, joint venture or similar enterprise. To Seller’s Knowledge the subsidiaries of the Company which have been terminated, dissolved, merged into the Company, or otherwise ceased to exist since 2000 are designated as such in Schedule 6.1.3.

6.1.4.          Organizational Documents and Corporate Records. To Seller’s Knowledge, Seller has made available to Buyer true, correct and complete copies of the Organizational Documents and Corporate Records of the Company.

6.2      Capitalization, Title to the Shares.

The authorized capital stock of the Company consists solely of 2,500 shares of common stock, par value $1.00 per share, of which 2,500 shares are issued and outstanding. The Transferred Shares represent all of the issued and outstanding shares of capital stock of the Company and, except as set forth above, there are no other authorized, issued or outstanding shares of capital stock of the Company. All of the Transferred Shares are owned by Seller free and clear of any Liens, and all of such Transferred Shares have been validly issued, are fully paid and non-assessable, and have not been issued in violation of any pre-emptive or similar rights or applicable Law. There is no option, warrant, call, subscription, convertible security, right (including pre-emptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except for this Agreement and restrictions imposed by applicable securities Laws, there are no registration rights, agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.

6.3      Authority and Binding Effect.

This Agreement and the transactions contemplated hereby have been duly approved by the board of directors of Seller and constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and by general equitable principles. Schedule 6.3 contains a list of the Seller's Corporate Approvals.

6.4      No Conflicts.

Neither the execution and delivery of this Agreement by Seller, nor (subject to the procurement of the Governmental Approvals listed in Exhibit 4.3.1) the performance of Seller's obligations hereunder, will conflict with or constitute default under or result in a breach or violation of (a) the terms of the Organizational Documents of Seller or the Company; (b) to the Knowledge of Seller, violate any applicable Law or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority not identified in Schedule 6.4; (c) (i) result in the creation of any Lien upon any of the Transferred Shares or any assets or properties of the Company or (ii) constitute an event which, after notice or lapse of time or both, would result in any such creation of a Lien upon any of the Transferred Shares or any assets or properties of the Company; or (d) conflict with, result in a breach of, constitute (with or without due notice or lapse of time) a default under, result in the acceleration of obligations under, create in any Third Person the right to terminate, accelerate, modify or cancel, or require any notice, consent or waiver under, any Contract to which Seller or Company is a party, by which Seller or the Company is bound or to which the assets of Seller or the Company are subject.

6.5      Real Property, Leased Real Property, Unpatented Mining Claims and Personal Property.

6.5.1.          To Seller’s Knowledge, Schedule 6.5.1 contains a complete list of:

(a) all real property, including rights of way, easements, patented mining claims and overrides or similar royalty interests owned by the Company as of the Execution Date and the Closing Date ("Owned Real Property");

(b) all real property, including State of Wyoming and private leases, leased by the Company as of the Execution Date and the Closing Date ("Leased Real Property", and collectively with the Owned Real Property, the "Real Property") and

(c) all unpatented federal mining claims and millsites owned, controlled, or held by the Company as of the Execution Date and the Closing Date (the "Unpatented Mining Claims").

To Seller’s Knowledge, and except as set forth in Schedule 6.5.1, the Company does not control, use or occupy in any manner whatsoever any real property other than the Real Property and the Unpatented Mining Claims, except that Seller is of the opinion that Company has rights of access to the Real Property and Unpatented Mining Claims, to conduct all operations, mining and business of the Company at its Lucky Mc Mine Site and Shirley Basin Mine Site, and provided further that Seller represents that Company has received no written notice from any Governmental Authority or Third Person challenging access, or the validity of such rights of way, or raising any issue with regard to such rights of way.

To Seller’s Knowledge, the Company has no ongoing obligations under any instruments by which interests in previously owned real property or unpatented mining claims of the Company were sold, abandoned or otherwise disposed of, or otherwise with respect to such previously owned real property or unpatented mining claims.

6.5.2.          Schedule 6.5.2 sets out (a) all water rights owned, leased or used by the Company, including all surface and underground water and water rights, (b) Permits (and applications for Permits) for water rights, (c) Permits (and applications for Permits) for the use, transfer or change of water rights, (d) ditch and ditch rights, (e) well and well rights, (f) reservoir and reservoir rights, (g) stock or interests in irrigation or ditch companies appurtenant to the Real Property and the Unpatented Mining Claims (collectively, the “Water Rights”). To Seller’s Knowledge, the Company is the owner or holder of such Water Rights free and clear of Liens, other than Permitted Liens set forth in Schedule 6.5.2.

6.5.3.          Except as listed in Schedule 6.5.3, to Seller’s Knowledge:

(a)	the Company has good and valid title to the Owned Real Property free and clear of Liens, other than Permitted Liens, and Seller is of the opinion that Company has valid rights under Law in all rights of way and access to the Real Property and Unpatented Mining Claims to conduct all operations, mining and business of the Company at its Lucky Mc Mine Site and Shirley Basin Mine Site;

(b)	no Person other than the Company is in possession of, or is otherwise entitled to occupation or use rights with respect to, the Real Property;

(c)	no written notice has been received from any Governmental Authority and, there is no claim of any Governmental Authority pending against the Company with respect to any planned expropriation or condemnation of any Real Property or Unpatented Mining Claims.

6.5.4.          To Seller’s Knowledge, the Company has a valid leasehold interest in the Leased Real Property. To Seller’s Knowledge, all leases of Leased Real Property are in full force and effect, and the Company has not committed any defaults (or taken or failed to take any actions that with the passage of time will become a default) thereunder. Except as set forth in Schedule 6.5.4 hereto, the Company has not received any written notice of termination or cancellation of or any default under any lease agreement under which the Company uses the Leased Real Property or any senior claim of priority by a Third Person concerning any patented mining claim included in the Real Property.

6.5.5.          To the Seller's Knowledge, except as set forth in Schedule 6.5.5:

(a)	the Company owns or otherwise has good and valid title in the Unpatented Mining Claims;

(b)	subject to the paramount title of the United States and the rights of Third Persons to use the surface of the Unpatented Mining Claims pursuant to applicable Law, the Seller owns the Unpatented Mining Claims free and clear of all Liens except Permitted Liens;

(c)	with respect to the Unpatented Mining Claims:

(i)	all were located by persons or entities qualified to locate federal unpatented mining claims;

(ii)	all were properly laid out and monumented on ground open to appropriation by mineral location, except for any overlaps to avoid gaps in coverage;

(iii)	location notices and certificates were properly recorded and filed with appropriate governmental agencies;

(iv)	all required claim maintenance fees have been paid in the manner required by Law in order to maintain the Unpatented Mining Claims through the end of the current assessment year (inclusive of the Closing Date);

(v)	all evidence of payment of claim maintenance fees, and other filings and recordings required to maintain the Unpatented Mining Claims in good standing through the end of the current assessment year (inclusive of the Closing Date) have been properly and timing recorded or filed with appropriate governmental agencies;

(vi)	there are no patented or unpatented mining claims or millsites currently being maintained by any Third Person that are senior to and in conflict with the Unpatented Mining Claims;

(vii)	except as set forth in Schedule 6.5.5, the Company has received no written notice of termination or cancellation of, or other land status determination letter concerning any Unpatented Mining Claim or any senior claim of priority by a Third Person concerning any Unpatented Mining Claim; and

(viii)	Seller makes no representation or warranty as to whether any Unpatented Mining Claim contains a discovery of valuable minerals.

6.5.6.          The Company has valid title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and personal properties used by it and located on its premises or those of Seller or Seller’s Affiliates, as shown in the Reference Accounts (Exhibit 6.7) or acquired after the Reference Date thereof, including the Data and Bessines Data and the other items set forth on Schedule 6.5.6, all of which are free and clear of all Liens except Permitted Liens as set forth therein. With respect to the Data, formerly part of the Bessines Data, sold to a Third Person in December 2011, Seller represents and warrants that there are no continuing obligations of Company to the Third Person as a result of the sale of that Data.

6.5.7.          To Seller’s Knowledge, Schedule 6.5.7 constitutes a complete list of all production royalties in effect as of the Execution Date of the July 24, 2012 SPA and Closing Date encumbering the Real Property and the Unpatented Mining Claims which form parts of the Lucky Mc Mine Site or Shirley Basin Mine Site, and encumbering any other real property or mining claims outside the Lucky Mc Mine Site and Shirley Basin Mine Site, and all such production royalties, if due, have been timely and properly paid.

6.5.8.          The Royalty Agreement encumbers the Real Property and the Unpatented Mining Claims that form parts of the Shirley Basin Mine Site as further described in, and subject to the terms, conditions and limitations set forth in, the Royalty Agreement.

6.6      Contracts.

6.6.1.          To Seller’s Knowledge, Schedule 6.6.1 contains a complete list of the following types of Contracts to which the Company is a party and which are in effect as of the Closing Date (the “Material Contracts”), and a copy of each Material Contract has been provided to Buyer either during due diligence up to the Execution Date of the July 24, 2012 SPA and is set forth on the Data Disks, or on or prior to the Execution Date:

(a)	each operating or royalty agreement, deed and each other Contract that would impose a production royalty or similar burden, as are listed on Schedule 6.5.7;

(b)	each capital lease, lease of real or personal property, including lease of office space, and each surface use agreement, right of way, and easement applicable to Real Property or Unpatented Mining Claims forming part of either the Lucky Mc Mine or Shirley Basin Mine;

(c)	each Contract relating to Water Rights pertaining to the Lucky Mc Mine or the Shirley Basin Mine;

(d)	each Contract which involves the purchase or the sale of goods or the rendering of services outside the Ordinary Course, or which involves aggregate payments in excess of $10,000 in any single year;

(e)	each Contract, loan or credit agreement, security agreement, mortgage, pledge or other agreement or instrument evidencing Indebtedness of the Company in excess of $10,000;

(f)	each Contract or agreement entered into since 2000, and pertaining to areas within a one mile perimeter around either the Lucky Mc Mine Site or Shirley Basin Mine Site, or to real property which has been abandoned or disposed of since 2000 and which includes (i) obligations of a Third Person with regard to the confidential treatment of information and Data belonging to the Company; (ii) obligations of the Company with regard to the confidential treatment of information belonging to a Third Person; (iii) a covenant of a Third Person not to compete in the geographic area of the Company’s operations; and (iv) a covenant from the Company not to compete in any geographic area with respect to business operations of a Third Person;

(g)	each Contract since 2000 pertaining to the Lucky Mc Mine Site or Shirley Basin Mine Site that is a joint venture agreement, partnership agreement or similar agreement relating to a common enterprise with any Person (other than the Company);

(h)	each Contract for capital expenditures of more than $10,000 during the twelve (12) months following the Execution Date;

(i)	each Contract between the Company and its Affiliates (the "Intragroup Agreements," as set forth on Exhibit 5.2.4) that is in full force and effect on the Execution Date or otherwise has any continuing obligations or Liabilities; and

(j)	each non Ordinary Course Contract that would result in payments to or by the Company in an amount equal to or greater than $10,000 in any calendar year and that cannot be terminated within ninety (90) days of termination notice or without material termination fees or penalties.

6.6.2.          Except as set forth on Schedule 6.6.2, each of the Material Contracts to which the Company is a party (a) is in full force and effect; and (b) represents the legal, valid and binding obligation of the Company and, to Seller's Knowledge, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth on Schedule 6.6.2, to the Seller's Knowledge the Company is not in material breach of any Material Contract to which it is a party, and neither Seller nor the Company has received any written or, to Seller's Knowledge, oral notice of termination or breach of any Material Contract. Except as set forth in Schedule 6.6.2, the Company has no ongoing Liabilities or obligations under Contracts to which it was a party but which has been terminated or has expired which, collectively, would result in or reasonably could be expected to result in a Material Adverse Effect; provided, however, that Seller makes no representation as to continuing obligations of confidentiality which may exist under otherwise fully performed, terminated or expired agreements of the Company.

6.7     Reference Accounts.

True, correct and complete copies of the Reference Accounts are attached hereto as Exhibit 6.7. The Reference Accounts have been prepared in accordance with the Accounting Principles. The Reference Accounts have been derived from the Books and Records of the Company and present fairly in all material respects the financial position, existing Liabilities and results of operations of the Company as of the dates and for the periods presented therein; provided, however, Seller makes no warranty or representation with respect to any liability amounts set out in the Reference Accounts pertaining to reclamation or restoration obligations. The Company and Buyer shall have no obligations or any Liabilities related to the Lucky Mc Tailings Site, including without limitation the Long-Term Surveillance Fee.

6.8     Litigation.

Except as reserved for or noted in the Reference Accounts or disclosed on Schedule 6.8, as of the Execution Date of the July 24, 2012 SPA and through the Closing Date, Seller has received no notice of, and there is no Legal Proceeding which Seller has received notice of and is pending or, to Seller’s Knowledge, threatened against the Company or affecting any of the Real Property or Unpatented Mining Claims, and all appeals from any litigation have been exhausted or time for such appeal has run.

6.9     Compliance with Law.

6.9A	With respect to Real Property and Unpatented Mining Claims that are within either the Lucky Mc Mine Site or the Shirley Basin Mine Site, or activities or operations within either the Lucky Mc Mine Site or Shirley Basin Mine Site:

6.9.1A	To Seller's Knowledge, except as disclosed on Schedule 6.9.1A, and except with respect to (a) compliance with Laws concerning labor and employment matters (as to which certain representations and warranties are made pursuant to Section 6.13); (b) compliance with Laws concerning Benefit Plans (as to which certain representations and warranties are made pursuant to Section 6.14); (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.15); (d) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 6.16), and (e) compliance with Laws concerning the holding of meetings of the board of directors or the shareholders of the Company and/or corporate formalities in connection therewith; the Company, since at least January 1, 2000, has been and is in compliance in material respects with all applicable Laws.

6.9.2A	Schedule 6.9.2A sets forth a true, correct and complete list of all material Permits of the Company (other than Environmental Permits, which are set forth on Schedule 6.15.2A) in effect as of the Closing Date. The Company possesses all such Permits necessary to conduct its business operations as currently conducted except where the failure to possess such Permit would not reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect and there are no Legal Proceedings pending or, to Seller's Knowledge, threatened, seeking the revocation, cancellation, suspension or adverse modification thereof.

6.9.B	With respect to Real Property and Unpatented Mining Claims that are not within either the Lucky Mc Mine Site or the Shirley Basin Mine Site, or activities or operations that are not within either the Lucky Mc Mine Site or Shirley Basin Mine Site, (and for purposes of this Section 6.9.B, “Real Property” and “Unpatented Mining Claims” shall mean generally the real property and unpatented mining claims of the Company, outside either the Lucky Mc Mine Site or the Shirley Basin Mine Site, whether currently or historically held by the Company):

6.9.1B	Except as disclosed on Schedule 6.9.1B, and except with respect to (a) compliance with Laws concerning labor and employment matters (as to which certain representations and warranties are made pursuant to Section 6.13); (b) compliance with Laws concerning Benefit Plans (as to which certain representations and warranties are made pursuant to Section 6.14); (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.15); (d) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 6.16), and (e) compliance with Laws concerning the holding of meetings of the board of directors or the shareholders of the Company and/or corporate formalities in connection therewith; the Company, since at least January 1, 2000, has been and is in compliance in material respects with all applicable Laws.

6.9.2B	Schedule 6.9.2B sets forth a true, correct and complete list of all material Permits of the Company (other than Environmental Permits, which are set forth on Schedule 6.15.2B) in effect as of the Closing Date. The Company possesses all such Permits necessary to conduct its business operations as currently conducted except where the failure to possess such Permit would not reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect and there are no Legal Proceedings pending or, to Seller's Knowledge, threatened, seeking the revocation, cancellation, suspension or adverse modification thereof.

6.10         Brokers, Finders and Agents.

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by Seller or the Company.

6.11         Intellectual Property.

The Company does not own, possess or have the right to use any patent, trademark, or copyrights (the “Intellectual Property”). The Company has incorporated in Delaware, and qualified as a foreign corporation in Wyoming, under the Company’s name “Pathfinder Mines Corporation.”

6.12         Insurance.

The Company and the operations of the business of the Company (as currently conducted) are insured under various policies of general liability and other forms of insurance provided by Seller or Affiliates of Seller (such policies, collectively, the "Seller Group Insurance Policies"), which policies when taken together are of the type and in the amounts customary and adequate for the Company and the operations of the business of the Company (as currently conducted) in all material respects. There are no outstanding claims of the Company, or, to Seller’s Knowledge, facts that would support a claim by Company, under any of those Seller Group Insurance Policies. Effective as of the Closing, the Company and the operations of the business of the Company will cease to be insured under any of the Seller Group Insurance Policies.

6.13         Employees and Labor Matters.

(a)          Seller confirms that there are no employees of the Company as of the Execution Date of the July 24, 2012 SPA, and Company will not hire or reinstate any employee between the Execution Date of the July 24, 2012 SPA and the Closing Date; (b) Except as described in Schedule 6.13, Company has no continuing obligations or rights pursuant to any employment agreements with any employees or Former Employees of Company; (c) Seller has represented to Buyer that there were two collective bargaining agreements between the Company and the United Steelworkers of America (the “Collective Bargaining Agreements”) but that Company does not employ any bargaining unit employees and has not had any bargaining unit employees for at least the past ten years.  Prior to the Execution Date of the July 24, 2012 SPA, Seller/Company notified the United Steelworkers of America (the “Union”)(in the form of Exhibit 6.13) that, based on the cessation of the mining and milling operations at both mines for many years, and the absence of any bargaining unit employees employed at the mines and represented by the Union for many years, Seller/Company no longer recognizes the Union as the collective bargaining representative at Lucky Mc Mine and Shirley Basin Mine and hence the Collective Bargaining Agreements no longer have any force or effect and therefore are repudiated. As of the Execution Date of the July 24, 2012 SPA and the Closing Date, the Company will have no Liabilities to employees or Former Employees in respect of payments for past services or accrued and unpaid bonuses, commissions, vacation pay or the like, or payments required under any general policy or practice of the Company.  At the Closing Date, the Company and the Seller each represent that it has no Knowledge of any activity or proceeding of any labor organization or employee group to organize, and that neither has received any protest, objection or other response to the notification of repudiation in Exhibit 6.13, or if either the Company or Seller has obtained Knowledge after the Execution Date of the July 24, 2012 SPA of any such activity or proceeding of any labor organization or employee group to organize, or has received after the Execution Date of the July 24, 2012 SPA any protest, objection or other response to the notification of repudiation in Exhibit 6.13, Seller and Company shall disclose that to the Buyer promptly upon receipt and prior to the Closing Date. Any such protest, objection or other response to the notification of repudiation in Exhibit 6.13 shall not constitute a Material Adverse Effect, or be construed as outside the Ordinary Course of Business, or give Buyer a right to terminate this Agreement.  The Company has at all times operated in material compliance with the requirements of all Laws related to labor and employment and with the terms of the Collective Bargaining Agreements.

6.14         Benefit Plans.

Except as set forth on Schedule 6.14:

6.14.1.          Schedule 6.14.1 lists each Benefit Plan in effect as of the Execution Date of the July 24, 2012 SPA and the Closing Date pursuant to which certain Former Employees or dependents of Former Employees are receiving or may be entitled to receive post-retirement health benefits (the “Company Retiree Health Plans”).

6.14.2.          To Seller's Knowledge, each Benefit Plan that is intended to be qualified under section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and nothing has occurred since the date of such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

6.14.3.          Each Benefit Plan has been maintained in material compliance with its terms and applicable Law.

6.14.4.          No Benefit Plan is, or within the past six (6) years has been, subject to Title IV of ERISA or subject to section 412 of the Code or section 302 of ERISA.

6.14.5.          The Seller has not, nor, to the Knowledge of Seller, has any other "disqualified person" or "party in interest" (as defined in section 4975(e)(2) of the Code and section 3(14) of ERISA, respectively), engaged in any transaction in connection with any Benefit Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to section 502 of ERISA or a material excise tax pursuant to section 4975 of the Code.

6.14.6.          Following the Closing, the Company will not have any Liability or obligation under any Benefit Plan that provides for material post-employment or retiree welfare benefits, except to the extent required by Part 6 of Title I of ERISA or section 4980B of the Code.

6.14.7.          No material Liability, claim, action or litigation has been made, commenced or, to the Knowledge of Seller, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied claims).

6.15         Environmental Matters.

6.15A	With respect to Real Property and Unpatented Mining Claims that are within either the Lucky Mc Mine Site or the Shirley Basin Mine Site, or activities or operations within either the Lucky Mc Mine Site or Shirley Basin Mine Site, and for purposes of this Section 6.15.A, Real Property and Unpatented Mining Claims refers only to Real Property and Unpatented Mining Claims that are wholly within either the Lucky Mc Mine Site or the Shirley Basin Mine Site:

To Seller's Knowledge, except as set forth on Schedule 6.15A, or the other Schedules referred to below in this Section 6.15.A:

6.15.1A	The Company has been and is in compliance in material respects with all Environmental Laws and there is no condition or activity at the Real Property or Unpatented Mining Claims which could reasonably be expected to result in a violation of, or Liability under, any Environmental Law.

6.15.2A	All material Environmental Permits are valid and in full force and effect. A list of such material Environmental Permits as of the Execution Date of the July 24, 2012 SPA and the Closing Date is set forth on Schedule 6.15.2A.

6.15.3A	Except as set forth in Schedule 6.15.3A, the Company has not, since January 1, 2003, received any written notice from a Governmental Authority or Third Person alleging that the business of the Company as currently operated does not comply in any material respect with Environmental Laws and/or with Environmental Permits.

6.15.4A	At the Execution Date of the July 24, 2012 SPA and through Closing Date, no Legal Proceeding relating to an alleged violation by the Company of any applicable Environmental Laws is pending or, to Seller’s Knowledge, is threatened.

6.15.5A	The independent SENES Environmental Report is based upon full disclosure by the Company to SENES of all material information requested to conduct the analyses and prepare the report. The SENES Environmental Report is not intended to be a comprehensive, detailed environmental audit and assessment of the Company’s properties, but rather a concise overview that addresses the main points of interest. The SENES Environmental Report was prepared to provide any prospective purchaser with a broad sense of the environmental status of the Real Property and Unpatented Mining Claims, as of the date the SENES Environmental Report was prepared. It is intended to provide the Buyer with a basis to conduct its own due diligence.

6.15.6A.	All transfer, transportation or disposal of Hazardous Materials by the Company to properties not owned, leased or operated by the Company since 2000 has been in compliance with applicable Environmental Laws in effect at the time of such transfer, transportation or disposal. Set forth on Schedule 6.15.6A is a list of all sites to which, to the Seller’s Knowledge, the Company has sent or with which it has arranged for the disposal of Hazardous Materials, since 2000.

6.15.7A	Set forth in Schedule 6.15.7A, is what Seller believes, and it being understood Seller has made no specific investigation, may be the status of the possible presence on the Real Property and Unpatented Mining Claims of asbestos, urea formaldehyde at levels above natural background, PCBs or pesticides, in unknown concentrations and at unknown locations above applicable health-based regulatory levels established pursuant to Environmental Law, presence or prior presence of underground storage tanks located on, under or about the Real Property, and/or subsequently removed or filled.

6.15.8 A.	A list of all letters of credit issued and outstanding as of the Closing Date for purpose of securing the performance of the Company's obligations under the Environmental Laws or pursuant to the Environmental Permits is set forth in Schedule 6.15.8A (the "Letters of Credit"). The amounts set forth in these Letters of Credit do not necessarily reflect the surety amounts currently required under the Environmental Laws or pursuant to the Environmental Permits, as those amounts may change at any time due to a number of reasons, such as changes in the status of operations or remediation, changes (including inflation adjustments) in the estimated remediation costs, and changes required due to review and direction of Government Authorities. The Letters of Credit are the only bonds or other surety the Company has in place.

6.15.B	With respect to Real Property and Unpatented Mining Claims that are not within either the Lucky Mc Mine Site or the Shirley Basin Mine Site, or activities or operations not within either the Lucky Mc Mine Site or Shirley Basin Mine Site (and for purposes of this Section 6.15.B, “Real Property” and “Unpatented Mining Claims” shall mean generally the real property and unpatented mining claims of the Company, outside either the Lucky Mc Mine Site or the Shirley Basin Mine Site, whether currently or historically held by the Company):

6.15.1 B	The Company has been and is in compliance in material respects with all Environmental Laws and there is no condition or activity at the Real Property or Unpatented Mining Claims which could reasonably be expected to result in a violation of, or Liability under, any Environmental Law.

6.15.2 B	All material Environmental Permits are valid and in full force and effect. A list of such material Environmental Permits as of the Execution Date is set forth on Schedule 6.15.2B.

6.15.3 B	Except as set forth in Schedule 6.15.3B, the Company has not, since January 1, 2003, received any written notice from a Governmental Authority or Third Person alleging that the business of the Company as currently operated does not comply in any material respect with Environmental Laws and/or with Environmental Permits.

6.15.4 B	At the Execution Date of the July 24, 2012 SPA and through Closing Date, no Legal Proceeding relating to an alleged violation by the Company of any applicable Environmental Laws is pending or, to Seller’s Knowledge, is threatened.

6.15.5 B	Intentionally Left Blank

6.15.6 B.	All transfer, transportation or disposal of Hazardous Materials by the Company to properties not owned, leased or operated by the Company since 2000 has been in compliance with applicable Environmental Laws in effect at the time of such transfer, transportation or disposal. Set forth on Schedule 6.15.6B is a list of all sites to which, to the Seller’s Knowledge, the Company has sent or with which it has arranged for the disposal of Hazardous Materials, since 2000.

6.15.7 B	Set forth in Schedule 6.15.7B is what Seller believes, and it being understood Seller has made no specific investigation, may be the status of the possible presence on the Real Property and Unpatented Mining Claims of asbestos, urea formaldehyde at levels above natural background, PCBs or pesticides, in unknown concentrations and at unknown locations above applicable health-based regulatory levels established pursuant to Environmental Law, presence or prior presence of underground storage tanks located on, under or about the Real Property, and/or subsequently removed or filled.

6.15.8 B.	A list of all letters of credit issued and outstanding as of the Closing Date for purpose of securing the performance of the Company's obligations under the Environmental Laws or pursuant to the Environmental Permits is set forth in Schedule 6.15.8B (the "Additional Letters of Credit"). The amounts set forth in these Letters of Credit do not necessarily reflect the surety amounts currently required under the Environmental Laws or pursuant to the Environmental Permits, as those amounts may change at any time due to a number of reasons, such as changes in the status of operations or remediation, changes (including inflation adjustments) in the estimated remediation costs, and changes required due to review and direction of Government Authorities. These Additional Letters of Credit are the only bonds or other surety the Company has in place with respect to Real Property or Unpatented Mining Claims, or any other obligation of Company except those secured by the Letters of Credit.

6.16         Taxes.

Except as set forth on the applicable subsection of Schedule 6.16:

6.16.1.    Since January 1, 2003, the Company has filed with the appropriate Tax Authority all Tax Returns required to be filed by it under any applicable Laws on or before the Closing Date (taking into account applicable extensions). All such Tax Returns are correct and complete in all material respects. Except as set forth on Schedule 6.16.1, the Company is currently not the beneficiary of any extension of time within which to file any Tax Return. Neither Seller nor Company has Knowledge regarding any unfiled Tax Return prior to 2003.

6.16.2.    Since January 1, 2003, each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of such Affiliated Group. All such income Tax Returns are correct and complete in all material respects. All income Taxes owed by each Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of such Affiliated Group. Neither Seller nor Company has any Knowledge regarding any unfiled Affiliated Group Tax Return prior to 2003. Additionally, neither Seller nor Company has Knowledge regarding neither the correctness of such returns prior to 2003, nor the status of any unpaid taxes prior to 2003.

6.16.3.    All Taxes due and owing by the Company since 2003 (whether or not shown on any Tax Returns) have been paid.

6.16.4.    No deficiencies for Taxes of the Company have been claimed or proposed or assessed in writing by any Tax Authority that have not been settled without imposing any material continuing obligations on the Company. There are no pending or, to Seller's Knowledge, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, made any request in writing for any such extension or waiver, or executed or filed a power of attorney with respect to any Taxes with any Tax Authority.

6.16.5.    As of the Execution Date of the July 24, 2012 SPA and through the Closing Date, no director or officer (or employee responsible for Tax matters) of Seller and its subsidiaries has any information that would lead them to expect that any Taxing Authority would assess any additional income Taxes against any Affiliated Group for any taxable period during which the Company was a member of such Affiliated Group. There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which the Company was a member of such Affiliated Group either (A) claimed or raised by any Taxing Authority in writing or (B) as to which Seller and the directors and officers (and employees responsible for Tax matters) of Seller and its subsidiaries has Knowledge based upon personal contact with any agent of such Taxing Authority. No Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which the Company was a member of such Affiliated Group.

6.16.6.    No ruling with respect to Taxes has been requested by or on behalf of the Company.

6.16.7.    None of the assets, properties or rights of the Company includes any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

6.16.8.    The Company (and, with respect to any Tax of an Affiliated Group of which the Company is a member, the parent thereof) has neither (a) made, changed or revoked, or permitted to be made, changed or revoked, any election or method of accounting with respect to Taxes affecting or relating to the Company since the filing of the applicable Tax Return relating to Tax periods ending on or before January 1, 2006, nor (b) entered into, or permitted to be entered into, any closing or similar agreement or settlement with respect to Taxes affecting or relating to the Company.

6.16.9.    The Company does not have a permanent establishment or trade or business located in a jurisdiction outside the United States.

6.16.10.  There are no Liens for Taxes upon the assets of the Company or the Transferred Shares (other than Permitted Liens as set forth in Schedule 6.16).

6.16.11.  The Company is a United States Person within the meaning of the Code.

6.16.12.  The Company has withheld, collected and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Third Person.

6.16.13.  The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, and has not engaged in any transaction that is required to be reported or registered under Section 6111 of the Code or Treasury Regulations thereunder, or any predecessor of such section, or that constitutes a potentially abusive tax shelter under Treasury Regulations promulgated under Section 6112 of the Code.

6.16.14.  The Company has complied with Foreign Bank Account Reporting requirements of 31 USC 5314; 31 CFR§ 103.24, 103.27 and 103.32.

6.16.15.  The Company is not a party to any Contract, arrangement or plan that would result, separately or in the aggregate, in a payment by reason of the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code (or any corresponding provision of national, state, provincial, municipal, local or foreign Tax law), and the disallowance of a deduction under Section 162(m) of the Code (or any corresponding provision of national, state, provincial, municipal, local or foreign Tax law) for employee remuneration will not apply to any amount paid or payable by the Company through the Closing Date under any Contract, Benefit Plan, program, arrangement or understanding currently in effect.

6.16.16.  Except as set forth in Schedule 6.16.16, the Company is not a party to any Tax allocation or sharing agreement and does not have any Liability for the Taxes of any Person other than the Company (a) under Reg. § 1.1502.6 (or any similar provision of state, local or non U.S. Law), (b) as a transferee or successor, (c) by Contract, or (d) otherwise; and provided further that prior to the Closing, Company terminate and no longer be a party to any such Tax allocation or sharing agreement set forth in Schedule 6.16.16.

6.16.17.  Since 2003, the Company has not been a member of a group filing a consolidated U.S. federal or consolidated, combined, or unitary state or local income Tax Return, other than a group the common parent of which is Seller (any such group, an “Affiliated Group”). Neither Company nor Seller has Knowledge that prior to 2003 for so long as Seller has owned Company, that Company was a member of a group filing a consolidated U.S. federal or consolidated, combined, or unitary state or local income Tax Return other than a group the common parent of which is Seller.

6.16.18.  The unpaid Taxes of the Company (a) did not, as of the most recent fiscal month ending prior to the Closing Date, exceed the reserve for Tax Liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company's balance sheet for the most recent fiscal month end prior to the Closing Date (or in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the most recent fiscal month end prior to the Closing Date, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in IFRS, outside the Ordinary Course of business consistent with past custom and practice.

6.16.19.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) "closing agreement"' as described in Section 7121 of the Code (or any corresponding provision of national, state, provincial, municipal, local or foreign Tax Law) executed on or prior to the Closing Date; (c) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of national, state, provincial, municipal, local or foreign Tax Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

6.16.20.  The Company's Tax attributes, will not, as a result of the transactions contemplated by this Agreement, be subject to elimination or reduction pursuant to the attribute reduction rules of Treasury Regulation § 1502-36 (or any corresponding provision of national, state, provincial, municipal, local or foreign Tax Law).

6.17     Bank Accounts.

Schedule 6.17 sets forth a true, correct and complete list of all accounts and deposit boxes maintained by the Company at any bank or other financial institution as of the Execution Date (the “Bank Accounts”) and the names of the Persons authorized to effect transactions in such accounts and with access to such boxes.

6.18         Absence of Certain Changes.

At the Closing Date and except as set forth on Schedule 6.18 and other than as permitted under Section 8.1, since the Reference Date (a) there has not been any event, occurrence, development or circumstance that has had or that could reasonably be expected to have a Material Adverse Effect; and (b) the operations of the business of the Company have been conducted in the Ordinary Course.

6.19         No Other Representations or Warranties; Schedules.

Except for the representations and warranties contained in this Article VI (as modified by the Schedules hereto, as supplemented or amended in accordance with this agreement), none of Seller or any other Person makes any express or implied representation or warranty with respect to Seller, the Company, their respective assets, properties, businesses, operations, results of operations, financial condition or Liabilities, the transactions contemplated by this Agreement or the Transferred Shares, or any other matters, and Seller disclaims any other representations or warranties, express or implied, including warranties of merchantability or fitness for a particular purpose, and whether made by Seller, the Company or any other Person. Except for the representations and warranties contained in this Article VI (as modified by the Schedules hereto, as supplemented or amended in accordance with this agreement), Seller hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or Representative of Seller, the Company or any other Person) with respect to Seller or the Company, their respective assets, properties, businesses, operations, results of operations, financial condition or Liabilities, the transactions contemplated by this Agreement or the Transferred Shares. Seller makes no representation or warranty regarding the probable success or profitability of the Company.

Article VII.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER’S PARENT GUARANTOR

Subject to all exceptions disclosed in the Schedules attached to this Agreement, Buyer and Buyer’s Parent Guarantor, jointly and severally, represent and warrant to Seller as follows in this Article VII provided, however, from time to time prior to the Closing Date, Buyer and/or Buyer’s Parent Guarantor shall have the right to supplement or amend such Schedules, to disclose matters or circumstances occurring after the Execution Date, or of which Buyer and/or Buyer’s Parent Guarantor in good faith did not have actual present Knowledge at the Execution Date. If such amendments and supplements disclose facts or other circumstances which in the good faith opinion of Seller would, in the aggregate or individually, result in a failure of the conditions set forth in Article IV hereinabove, Seller, as its sole remedy, may elect to terminate this Agreement in accordance with Article XI:

7.1      Corporate Status.

7.1.1.          Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Colorado. Buyer has full corporate power and authority to enter into and perform this Agreement, and the transactions contemplated hereby.

7.1.2.          Buyer’s Parent Guarantor. Buyer’s Parent Guarantor is a corporation validly existing and in good standing under the Canada Business Corporations Act. Buyer’s Parent Guarantor has full corporate power and authority to enter into this Agreement and to provide the Buyer’s Parent Guarantee as contemplated hereby.

7.1.3.          Authority and Binding Effect. This Agreement and the transactions contemplated hereby have been duly approved by the boards of directors of Buyer and Buyer’s Parent Guarantor and constitute the valid and binding obligations of Buyer and Buyer’s Parent Guarantor, enforceable against Buyer and Buyer’s Parent Guarantor in accordance with their respective terms except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Schedule 7.1.3 contains the Corporate Approvals of Buyer and Buyer’s Parent Guarantor.

7.2       No Conflicts.

Neither the execution and delivery of this Agreement by Buyer or Buyer’s Parent Guarantor, nor (subject to the procurement of the Governmental Approvals listed in Exhibit 4.3.1) the performance of Buyer’s or Buyer’s Parent Guarantor’s obligations hereunder, will conflict with or constitute default under or result in a breach or a violation of: (a) the terms of Buyer’s and Buyer’s Parent Guarantor’s Organizational Documents; (b) to the Knowledge of Buyer and Buyer’s Parent Guarantor, any applicable Law; or (c) to the Knowledge of Buyer and Buyer’s Parent Guarantor, any Contract to which Buyer or Buyer’s Parent Guarantor is party.

7.3           Brokers, Finders and Agents.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by Buyer or Buyer’s Parent Guarantor.

7.4           Financial Capacity.

Buyer has and will have sufficient unrestricted cash on hand or borrowing availability under committed credit facilities to obtain the replacement of the Letters of Credit (with no obligation to replace the Letter of Credit for the Lucky Mc Tailings Site (Schedule 6.15.8A Item B.1)) and to pay all required amounts to be paid to Seller hereunder, including the Adjusted Purchase Price, as more fully set forth in the description of financing arrangements attached as Schedule 7.4. Buyer has not incurred any obligation or Liability of any nature whatsoever which would impair or adversely affect its available resources or its ability to perform its obligations under this Agreement. Buyer is not now insolvent, has not been insolvent for the past twenty four (24) months and will not be rendered insolvent by any of the transactions contemplated hereby or the incurrence of any Liabilities or obligations in connection herewith. “Insolvent” for purposes of this Section 7.4 means: (a) the inability of Buyer to pay its debts as they become due; or (b) the sum of Buyer’s debts and other payable Liabilities exceeds the present fair saleable value of Buyer’s assets.

7.5           Absence of Litigation.

Except as disclosed on Schedule 7.5, there is no litigation, arbitration, or to Buyer’s Knowledge investigation or other similar proceeding pending against or affecting Buyer or any of its Affiliates that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect on the enforceability of Buyer’s obligations under this Agreement or Buyer’s ability to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement without material delay.

7.6           Compliance with NRC and DEQ Criteria.

Buyer, through one of its Affiliates, holds an NRC license and DEQ permit to mine and therefore has a good faith belief that the NRC and DEQ will allow for the change of control of the Environmental Permits of Company to Buyer in order to consummate this Agreement and the transactions contemplated by this Agreement. The Buyer has not received any written or oral notice from the NRC or DEQ indicating that the Buyer would not meet the relevant qualifications set forth by the NRC or DEQ in order to consummate this Agreement and those transactions contemplated hereunder.

7.7           Purchase as Investment.

Buyer is purchasing the Transferred Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Transferred Shares to any other Person other than an Affiliate of Buyer. The Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Transferred Shares, understands that this investment involves certain risks, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Transferred Shares, and is able to bear the economic risks of such investment.

7.8           No Listed Transaction.

The transactions contemplated by this Agreement do not facilitate, and are not otherwise a part of, a “listed transaction” within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b).

7.9           No Other Representations or Warranties; Schedules.

Except for the representations and warranties contained in this Article ViI (as modified by the Schedules hereto, as supplemented or amended in accordance with this agreement), none of buyer, buyer’s parent guarantor or any other Person makes any express or implied representation or warranty with respect to buyer, buyer’s parent guarantor, their respective assets, businesses, financial condition or Liabilities, the transactions contemplated by this Agreement, or any other matters, and buyer and buyer’s parent guarantor disclaim any other representations or warranties, express or implied.

Article VIII.

COVENANTS OF SELLER

8.1   Management of the Company; Conduct of the Business.

8.1.1.          During the period from the Execution Date of the July 24, 2012 SPA through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, including Article XI, except as set forth in Schedule 8.1, as expressly contemplated by this Agreement or as agreed to by Buyer by prior written consent, Seller will cause the Company to be managed and its operations to be conducted in the Ordinary Course, including operating within the budget set forth in Exhibit 1.1.2 (the “Budget”), except for unexpected expenditures required due to events beyond the reasonable control of Company, such as acts of God, newly-imposed governmental requirements (including requirements to perform environmental restoration or remediation), or emergency situations. If any such exception situations arise necessitating such expenditures, Seller will notify Buyer, generally, as to the emergency as soon as practicable, but in any event within not more than two (2) Business Days, by telephone or email, and will provide written notice of the exception situation within five (5) Business Days. In the event (a) of any such exception of which Buyer is not timely notified, or (b) without Buyer’s prior written consent (i) any such exception which exceeds fifteen percent (15%), if the Budget item is not related to land or environmental restoration or remediation (e.g., if administrative expense), or (ii) if in the aggregate such exceptions exceed the Budget by thirty percent (30%) or more, then the exceptions shall be deemed to have had a Material Adverse Effect and Buyer may terminate this Agreement in accordance with the provisions of Section 11.1.3. In furtherance of the foregoing, during the period from the Execution Date of the July 24, 2012 SPA through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Schedule 8.1, Seller will not permit, except with Buyer’s prior written consent, the Company to:

(a)          amend its Organizational Documents;

(b)          liquidate, dissolve, recapitalize or otherwise wind up its business;

(c)          change its financial accounting methods, policies or practices, except as required by IFRS, or change any Tax election, Tax accounting methods, policies or practices, except as required by applicable Law, or fail to file a Tax Return when due (including extensions);

(d)          sell, assign, transfer, lease or otherwise dispose of any assets or properties except for those rights listed in Exhibit 5.2.14 to this Agreement;

(e)          merge or consolidate with, or purchase substantially all of the assets or business of or equity interests in, any Person;

(f)          amend or modify any existing Material Contract, enter into any new Material Contract or into any other Contract(s) the value of which in the aggregate exceeds $10,000 (except with respect to the Royalty Agreement) or terminate any existing Material Contract;

(g)          (i) declare, agree to pay or pay dividends on, or agree to make or make other distributions (whether in cash, securities or property) in respect of, any Transferred Shares or other equity interests of the Company, except as set forth in Schedule 8.1 and permitted by Section 8.2; (ii) adjust, split, combine or reclassify the Transferred Shares or any other equity interests of the Company; (iii) issue or authorize the issuance of any other securities or other interests in respect of, in lieu of or in substitution for, the Transferred Shares or any other equity interests of the Company; or (iv) permit the transfer of or allow for the creation of any Lien encumbering any Transferred Shares;

(h)          grant or permit any Lien on assets or properties of the Company other than in connection with the Royalty Agreement or a transaction permitted under this Section 8.1.1;

(i)          cancel, terminate or materially modify any of the current Seller Group Insurance Policies, Letters of Credit, or Additional Letters of Credit, or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation, lapse or material modification replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that Seller shall be entitled to cancel or terminate any such Seller Group Insurance Policies as of the Closing, and such Letters of Credit or Additional Letters of Credit pursuant to the provisions of Section 9.2.2, while it is recognized that Buyer will deliver required letters of credit or other surety pursuant to Buyer’s obligations set forth in Section 5.3.2;

(j)          increase the compensation of any officer or director, or hire any employees or consultants; or

(k)          agree, whether in writing or otherwise, to do any of the foregoing.

8.1.2.          During the period from the Execution Date of the July 24, 2012 SPA through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Schedule 8.1, Seller shall cause the Company to, except with Buyer’s prior written consent:

(a)          conduct its business in the Ordinary Course consistent with past practice and in compliance with Law and or otherwise as specifically contemplated within this Agreement; and provided, the provisions of Section 8.1.1, relating to unexpected expenditures required due to events beyond the reasonable control of Company, such as acts of God, newly-imposed governmental requirements (including requirements to perform environmental restoration or remediation), or emergency situations shall apply mutatis mutandis;

(b)          timely perform all obligations and make all payments required under all leases of Leased Real Property and all other Contracts when due;

(c)          timely pay all claim maintenance fees and make all filings and recordings required in connection therewith as necessary to maintain the Unpatented Mining Claims;

(d)          timely perform all obligations and make all payments required under all Environmental Permits and other Permits when due;

(e)          use commercially reasonable efforts to achieve the assignment or transfer of the Lucky Mc NRC License to Seller or a Seller’s Affiliate, or termination of that Lucky Mc NRC License by the NRC;

(f)           timely pay all Taxes; and

(g)          promptly inform Buyer of any material correspondence or other material communications from any Governmental Authority or Third Person pertaining to the Company or the Property.

8.2           Intercompany Indebtedness; Post-retirement Benefits Accounts.

(a)          At or prior to the Closing, Seller will cause all the Company’s Indebtedness, payables and/or receivables due by the Company to Seller or any of the Company’s Affiliates or due to the Company by Seller or any of the Company’s Affiliates (“Intercompany Indebtedness”), including Company’s cash at bank to be cleared through cancellation, repayment, assignment, distribution of dividends or otherwise so that on the Closing, there shall be, within the Company, no outstanding Intercompany Indebtedness.

(b)          At or prior to the Execution Date of the July 24, 2012 SPA, Seller will cause all of Company’s post-retirement benefits accounts to be cleared through cancellation, repayment, assignment, distribution of dividends or otherwise so that by the Execution Date, there shall be, within the Company, no outstanding Intercompany Indebtedness with relationship to the post-retirement benefits accounts of the Company Retiree Health Plan.

8.3           Intragroup Agreements.

Seller shall terminate and/or shall cause its relevant Affiliates (other than the Company) to terminate the Intragroup Agreements listed in Exhibit 5.2.4 (other than the Royalty Agreement), and to pay and/or cause to be paid by/to its relevant Affiliates (including the Company) all outstanding amounts due thereunder in each case effective prior to the Closing Date, all of which shall be demonstrated through the officer’s certification set forth in Exhibit 5.2.4.

8.4           Exclusive Dealing.

From August 5, 2011 through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller has not and will not, and will not permit any of its Affiliates (including the Company) or its Representatives, or Representatives of such Affiliates, to take any action, directly or indirectly, to encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person other than Buyer (and its Affiliates and Representatives) concerning any direct or indirect purchase of any securities of the Company or any direct or indirect merger, sale of all or substantially all of the Company’s assets, contribution, recapitalization, investment or similar transaction directly or indirectly involving the Company, or for the direct or indirect purchase of any assets of the Company including the Lucky Mc Mine, Shirley Basin Mine, or Data including the Bessines Data (an “Acquisition Proposal”). Seller caused the Company, and the Affiliates and Representatives of Seller and the Company to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Persons conducted before August 5, 2011 with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal. For further clarity, any violation of this Section 8.4 shall be a material breach of this Agreement on the part of Seller the effect of which would permit Buyer to terminate this Agreement pursuant to Articles IV and XI.

8.5           Data Delivery.

8.5.1. Seller will cause all Data of the Company, to the extent within the possession or control of Company, Seller and their Affiliates, including the Bessines Data, to be in the possession of the Company in its Mills, Wyoming office or such other place as Buyer and Seller may agree upon in writing prior to or as of the Closing subject to the provisions of Section 5.2.8 regarding Corporate Records; provided that Seller is not required to provide the Company with any Data that

(a) Seller and/or its Affiliates (excluding Company) are prohibited from disclosing to the Company under applicable Law, or

(b) is subject to a legal privilege of either Seller or any of its Affiliates (excluding Company), or

(c) is held by Seller subject to an obligation of confidentiality which would prohibit disclosure to the Company.

Documents, by subject and type, which have been withheld for any of the foregoing Section 8.5 (a) through (c), including the reason withheld, and including the portion of the Bessines Data sold to a Third Person in January 2012, are set forth in Schedule 8.5, and such Schedule 8.5 shall not be amended without prior approval of Buyer.

Notwithstanding the foregoing, the Parties have agreed that Seller will retain personnel records of the Company’s Former Employees, including radiation exposure records, in support of Seller’s obligations and Liabilities related to Company Retiree Health Plan benefits, and Benefits Plans, which shall be made available to Company or Buyer pursuant to Sections 10.7 and 10.8, as may be required by Company or Buyer following Closing.

8.5.2. The Bessines Data, currently in possession of one of Seller’s Affiliates in Bessines, which has been made available to Buyer in Bessines from July 11, 2012 to July 17, 2012 for review and the creation by Seller and Buyer, jointly, of the inventory set forth in Exhibit 5.2.11, shall be shipped from Bessines no later than thirty (30) days after the Execution Date of the July 24, 2012 SPA to the Mills, Wyoming office or such other place as Buyer and Seller may agree upon in writing after the Execution Date of the July 24, 2012 SPA, to facilitate verification there by Buyer that all Bessines Data has been delivered to Mills, or the aforementioned agreed place, in anticipation of Closing, such verification to be conducted jointly with a Seller Representative during business hours and during not more than, collectively, five (5) Business Days, a schedule to be agreed between Seller and Buyer, and to be completed not later than thirty (30) days after Notice given by Seller to Buyer that the Bessines Data have arrived to Mills, Wyoming or an alternative place as agreed between Seller and Buyer. Should Buyer fail to proceed to such verification in the thirty (30) day period after Seller’s Notice, the closing delivery condition set forth in Section 5.2.11 will be deemed waived insofar as the verification of the Bessines Data pursuant to this Section 8.5, provided, however, that Seller must have fully cooperated in making the Bessines Data and a Seller Representative available at reasonable times for the verification before such failure to complete shall be deemed a waiver of that aspect of the closing deliverable.

8.5.3 All other Data and Books and Records of the Company not located in the Mills, Wyoming office at the Execution Date shall also be shipped to the Mills office, or such other place as Buyer and Seller may agree upon in writing, as soon as reasonably practicable following the Execution Date, but in any event to arrive within ninety (90) days after the Execution Date, including the Data and Books and Records located in the Bethesda, Maryland but excluding the Books and Records which shall be delivered prior to or on the Closing as stated in Section 5.2.8.

8.5.4 After the Closing, if Seller discovers additional Data, or Books and Records of any sort, in its possession which is/are not excluded by the foregoing exceptions, Seller shall deliver such additional Data to Buyer as soon as practicable and without further payment due from Buyer.  After the Closing, if Buyer discovers any materials in the Data that do not relate to the Company or its U.S. operations, assets or properties, or are in the exclusions set forth in Section 8.5.1 (a) through (c), including personnel records of the Company’s Former Employees as set forth in the last paragraph of Section 8.5.1, Buyer will promptly notify Seller and return such material to Seller without further payment.

8.6           Access to the Company and Seller.

(a)          Prior to the Closing Date and subject to applicable Laws and the Confidentiality Agreement, Seller will afford to Buyer and its Representatives access to the Company, including its Books and Records in accordance with the provisions of Section 10.7.

(b)          Between the Execution Date of the July 24, 2012 SPA and Closing, Seller will provide periodic operational reports to Buyer every sixty (60) days, in addition to the Monthly Reports required by Section 3.2(a).

(c)          After the Closing Date, Seller will afford to Buyer and the Company, their accountants, auditors and attorneys, during normal business hours and upon reasonable notice, reasonable access to the accounting, financial and Tax records, and other books and records of Seller and Seller’s Parent or Seller’s Affiliates pertaining to the Company, as reasonably necessary for, and related to, the transaction contemplated by this Agreement, including providing assistance as may reasonably be sought by Buyer with preparation of the first post-Closing Tax Returns and consolidated financial statements of the Buyer.

(d)          In the event of and for so long as Buyer or the Company is actively investigating, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company, Seller and its Affiliates will cooperate in the investigation, contest or defense, make reasonably available their personnel and provide such testimony and access to their books and records as may be necessary in connection with the investigation, contest or defense, at the cost and expense of Buyer unless and to the extent Buyer is entitled to indemnification therefor under Article XII or otherwise under this Agreement.

8.7           Assumption of Company Retiree Health Plan.

Prior to the Execution Date of the July 24, 2012 SPA, Seller shall have assumed (or shall have caused one of its ERISA Affiliates to assume) sponsorship of the Company Retiree Health Plan and all Liabilities thereto, and shall indemnify, defend and hold harmless Company and Buyer from any such Liabilities as provided in Article XII.

8.8           Continuation Coverage.

Seller or a Seller Affiliate will offer continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (within the meaning of Code Section 4980B and the Treasury Regulations thereunder) (“COBRA”) to all qualified beneficiaries (within the meaning assigned to such term under Section 4980 of the Code and related Treasury Regulations) of the Company for the duration of the period that each such individual is entitled to coverage pursuant to COBRA. Seller will take any and all necessary actions to ensure that none of Company, Buyer or any of Buyer’s Affiliates is required to provide COBRA to any such individual at any time continuation coverage.

8.9            Production Royalties Due to the Company.

Prior to the Closing Date, Seller has caused the Company to transfer, convey, assign and delegate to Seller, all rights and titles owned by the Company in the production royalties listed in Exhibit 5.2.14, without any warranty or representation from the Company, express or implied and without recourse including any right to indemnification or other continuing obligation from the Company or Buyer as a result of such transfer, conveyance and assignment. In addition to execution prior to Closing of an assignment agreement in the form of Exhibit 5.2.14, Seller shall and shall cause the Company to execute on or prior to the Closing Date any additional documents and deeds necessary or advisable to give effect to the foregoing.

8.10         Benefit Plans.

Prior to the Execution Date of the July 24, 2012 SPA, through execution of resolutions in the form set forth in Exhibit 5.2.12, Seller will cause the Company to transfer, convey and assign to a Seller’s Affiliate, all rights and obligations of the Company in the Benefit Plans listed in Schedule 6.14.1, without any warranty or representation from the Company, express or implied and without any right to indemnification from the Company as a result of such transfer, conveyance and assignment.

8.11         ConverDyn Agreements.

Prior to the Closing Date, the ConverDyn Agreements, as identified in Exhibit 8.11, will be terminated by Company, Seller and ConverDyn, and further Seller shall indemnify, defend and hold harmless Company and Buyer from any obligation or Liability related to all the ConverDyn Agreements as provided in Article XII.

8.12         Bargaining Unit/Collective Bargaining Agreements.

Prior to the Execution Date of the July 24, 2012 SPA, Company has delivered written notice to the Union formerly with Collective Bargaining Agreements at Lucky Mc and Shirley Basin, in the form of Exhibit 6.13, repudiating the Collective Bargaining Agreements.

8.13         [INTENTIONALLY LEFT BLANK]

8.14   Taxes and Tax Sharing or Allocation Agreements Terminated.

Prior to Closing, Seller will cause Company and Seller’s Affiliates to terminate or amend all Tax sharing or allocation agreements to which it is a party as listed in Schedule 6.16.16, and terminate all rights and obligations of the Company in any such Tax sharing or allocation agreement, evidenced in the form of Exhibit 5.2.18, with effect prior to the Closing Date.

8.15         Disposition of Bank Accounts.

Prior to Closing Date, Seller will cause the Company to close the Bank Account(s) identified in Schedule 6.17, and provide confirmation to Buyer of the closed account.

Article IX.

COVENANTS OF BUYER

9.1           Taxes.

9.1.1.          All transfer, documentary, sales, use, stamp, conveyance, registration or recording charges and other similar Taxes (excluding any Taxes on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement and the transactions contemplated hereby (including the sale of the Transferred Shares) will be borne by Buyer. Further, Buyer will file or cause the Company to timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. The Parties shall cooperate to minimize the amount of Transfer Taxes to the extent feasible, including providing such certificates to, or seeking rulings or advice from, any Tax Authority.

9.1.2.          (a) Any Tax refunds that are received by Buyer or the Company after the Closing Date, and any amounts credited against Tax to which Buyer or the Company are or become entitled, that relate or are attributable to taxable periods or portions thereof ending on or before the Closing Date (other than Tax refunds or credits arising from the carryback of Tax attributes recognized in a taxable period ending after the Closing Date), will be for the account of Seller, and Buyer will pay, or will cause to be paid, to Seller any such refund or the amount of any such credit within fifteen (15) Business Days after receiving such a refund or becoming entitled to such a credit; and (b) to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing Governmental Authority to Buyer or the Company, of any amount accrued for any taxable periods or portions thereof ending before the Closing Date, Buyer will pay such amount to Seller within fifteen (15) Business Days after receipt or entitlement thereto; provided, however, that the amount payable to Seller shall be reduced by (i) any expenses incurred by Buyer with respect to obtaining such refund or credit and (ii) any amount of expense (including additional Tax expense) that Buyer may reasonably be expected to incur as a result of such refund or credit. Buyer shall reasonably cooperate, and shall cause the Company or any Affiliate to reasonably cooperate, with Seller in filing any claims for Tax refunds or credits in respect of Taxes paid by the Company or any Affiliate for a Pre-Closing Tax Period or a Pre-Closing Straddle Period, at the expense of Seller.

9.2           Letters of Credit; Remediation Obligations.

9.2.1     Buyer acknowledges that the Reclamation Liabilities of the Company are continuing in nature following the Closing; provided, however, the Parties agree that neither Company nor Buyer will have any obligation for such Reclamation Liabilities for the Lucky Mc Tailings Site. Buyer shall use all reasonable efforts to obtain, or to cause Company to obtain, no later than three (3) Business Days prior to the Closing Date, and provide to the relevant Governmental Authority, replacement letters of credit, financial guarantees, or other surety, or provide cash deposits or other collateral security, in a manner and in amounts acceptable to the relevant Governmental Authority that issued any Permit or Environmental Permit requiring the Company to provide surety for its obligations thereunder and in amounts and containing other terms and conditions (including drawing conditions) that are or will be sufficient to replace the Letters of Credit at Closing, with no obligation of Buyer to replace the Letter of Credit related to Lucky Mc Tailings Site (Schedule 6.15.8A, Item B.1).

9.2.2     Buyer will cooperate with Seller to cause the Letters of Credit and Additional Letters of Credit to be released as soon as possible following the Closing, except that Buyer shall have no obligation to assist with the release of the Letter of Credit related to the Lucky Mc Tailings Site (Schedule 6.15.8A, Item B.1).  Buyer shall reimburse the Seller and its Affiliates for any amounts drawn on the Letters of Credit or Additional Letters of Credit by a Governmental Authority from and after the Closing Date and for any actual costs and expenses in any way related to the Letters of Credit and Additional Letters of Credit, that are incurred by Seller on or after the thirtieth (30th) day after the Closing Date, and again, for clarity, with no obligation of Buyer with respect to the Letters of Credit related to the Lucky Mc Tailings Site, which shall remain the sole obligation of Seller.  The reimbursements described in this Section 9.2.2 shall be subject only to the limit of the amount of the Letters of Credits being replaced by Buyer, and Buyer shall have no obligation to assist with the release of the Letter of Credit related to the Lucky Mc Tailings Site (Schedule 6.15.8A, Item B.1), and further, reimbursement of any actual costs and expenses shall be limited to twenty-five thousand dollars ($25,000), and shall not include legal or accounting expenses which shall not be reimbursed to Seller by Buyer.

9.3           No Intermediary Transaction Tax Shelter.

After the Closing, Buyer will not take any action or cause any action to be taken that would cause the transactions contemplated by this Agreement to be part of or substantially similar to the listed transaction identified in Notice 2001-16, 2001-1 C.B. 740, as modified and supplemented by Notice 2008-20, 2008-6 I.R.B. 406.

9.4           Commingled Tailings Claims.

After the Closing, Buyer will not, and will not permit the Company to, make any settlement offer with respect to any Commingled Tailings Claim related to the Lucky Mc Tailings Site, nor will Buyer agree to, or permit the Company to agree to, any settlement offer proposed by any Governmental Authority with respect to any Commingled Tailings Claim related to the Lucky Mc Tailings Site, in each case without the prior written consent of Seller. Buyer will, and will cause the Company and each other Affiliate of Buyer to, remit to Seller all amounts received after the Closing in respect of any Commingled Tailings Claim related to the Lucky Mc Tailings Site (“Post-Closing CTC Payment”). Buyer will give Seller notice of receipt of any Post-Closing CTC Payment as promptly as practicable after receipt thereof and request, in such Notice, the bank account details to which the Post-Closing CTC Payment shall be wire transferred pursuant to Seller’s instructions. Any Post-Closing CTC Payment received by Buyer, the Company or any other Affiliate of Buyer will be deemed to be held in trust for the benefit of Seller, and will be due and payable to Seller without any further action by Seller. Any Post-Closing CTC Payment will be paid over to Seller by wire transfer of immediately available funds, to the account specified by Seller. Any Post-Closing CTC Payment that is not remitted to Seller within five (5) Business Days after (but excluding) the date that such wire instructions are received from Seller shall bear interest at the rate specified in Section 3.5 from (and including) the date such payment was received through (and including) the date such payment is made to Seller.

Article X.

MUTUAL COVENANTS

10.1     Appropriate Action; Consents; Filings.

10.1.1.     Closing.     Buyer and Seller will use their respective commercially reasonable efforts to cause the conditions set forth in Article IV to be satisfied on or prior to the Closing Date; provided that, none of Seller, Buyer or Buyer’s Parent Guarantor will be obligated to perform any obligation that is expressly stated in any other provision of this Agreement to be performed by one of the other Parties. The foregoing obligations for the Parties will include the execution and delivery, and causing the respective Affiliates of each, to execute and deliver such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement as may reasonably be requested.

10.1.2.     Governmental Approvals. From the Execution Date of the July 24, 2012 SPA through the earlier to occur of the Closing or the termination and abandonment of this Agreement in accordance with Article XI, Buyer and Seller will (and will cause their respective Affiliates to) (a) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, including the filing required to secure all Governmental Approvals, and to pay any fees due in connection with such filings, as promptly as is reasonably practicable, and in any event with respect to Governmental Approvals within thirty (30) Business Days after the Execution Date of the July 24, 2012 SPA (except as otherwise mutually agreed upon among the Parties); (b) cooperate with the other Party and timely furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (c) use their respective best efforts to cause the expiration of the notice and waiting periods under any applicable Laws and to obtain any required approvals from Governmental Authorities, as promptly as is reasonably practicable; (d) promptly inform the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; (e) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings; (f) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any applicable Laws for additional information, documents or other materials; (g) use their respective commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (h) use their respective commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting including by telephone with any Governmental Authority with respect to such filings, it will give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting.

10.2         News Releases and Disclosure.

The Parties acknowledge that Buyer through its parent corporation will be required to publicly disclose this Agreement. The Parties agree that whenever practicable, a Party who is making a public disclosure concerning this transaction and Agreement will consult with the other Parties concerning the content of such news release, announcement or communication before the same is issued or published, provided, that the timing and content of such a public disclosure shall be in the sole discretion of the disclosing Party or its Affiliate, and provided further, that the obligations of this Section 10.2 will cease as of the Closing, or thirty (30) days following termination.

10.3         Confidentiality Agreement.

Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of sections 2 through 5 of the confidentiality agreement between Buyer and COGEMA, dated April 19, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Company, and its businesses, operations, results of operations, financial condition, assets, properties or Liabilities; provided that Buyer acknowledges that any and all other confidential information provided to it by COGEMA or its Representatives concerning COGEMA and its Affiliates (other than the Company) will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date, in accordance with its terms. Neither COGEMA nor Buyer will, without the prior consent of the other, terminate, amend, modify or waive in any material respect any provision of any confidentiality or similar agreement with any Third Person in respect of the matters contemplated by this Agreement to which COGEMA, Buyer, or any of their respective Affiliates is a Party.

10.4         Non Solicitation.

For a period of two (2) years after the Execution Date of the July 24, 2012 SPA, the Buyer and Seller, respectively, will not and will not permit any Affiliate to solicit for employment or hire or cause to be solicited or hired any employee of the other Party or any of its Affiliates having a principal place of business or significant operations in the United States, unless the Party (a) obtains prior written consent to the solicitation or employment of the relevant employee(s), or (b) such employee ceased to be employed at least six (6) months prior to the initial solicitation by the Party. This Section 10.4 does not apply to any advertisement or general solicitation (or hiring a result thereof) that is not specifically targeted at such Persons.

10.5         Costs and Expenses.

Except as otherwise provided in this Agreement, Seller and Buyer will each bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Parties will each bear fifty percent (50%) of the fees (a) charged by either DEQ, the State of Wyoming, or the NRC in connection with requests for approvals of the transaction contemplated herein; (b) expenses incurred in connection with any appeal of an adverse determination of a Governmental Authority that gives rise to a termination event under Section 11.1.2, except that if such adverse determination resulted solely from the actions or omissions of a Party, that Party will bear one hundred percent (100%) of the fees and expenses incurred in connection with such appeal; and (c) charged by any Governmental Authority to obtain CFIUS approvals, if any, without regard to whether the Parties proceed to Closing. For further clarity, Seller will bear one hundred percent (100%) of the cost of the Long Term Surveillance Fee.

10.6    Use of the Retained Names.

Buyer hereby acknowledges and agrees that it will not acquire hereunder any right to use in its business or the business of Company following the Closing the “Areva,” “Cogema” or “Compagnie Générale des Matières Nucléaires” names and logos (“Retained Names”). As a result, Buyer will, and will cause its Affiliates (including the Company) to not use such Retained Names as of the Closing Date. For further clarity, this provision is not intended to affect Buyer’s or the Company’s right after Closing to use the name “Pathfinder Mines Corporation” in relation to the Company and its operations.

10.7     Maintenance of and Access to Records; Cooperation.

10.7.1.          Prior to the Closing, Seller may add additional information and documents to the Data Disks, and will respond to reasonable information and document requests from Buyer or its Representatives. Notwithstanding the foregoing, Seller will not be required to provide any information that Seller reasonably believes cannot be provided to Buyer or its Representatives by reason of applicable Law, rules or regulations, provided however, that such information or documents withheld will be scheduled in Schedule 8.5 with reasonable descriptions and reason for withholding, and provided further it is agreed that any additions to Schedule 8.5 will require approval from Buyer. Prior to Closing, Buyer acknowledges that without the prior written consent of Seller, which may not unreasonably be withheld (a) Buyer will not contact any suppliers to, or customers of, the Company, (b) Buyer will have no right to perform invasive or subsurface investigations of the properties or facilities of the Company, and (c) Buyer will not have access to the Lucky Mc Mine Site or Shirley Basin Mine Site. All information provided or obtained pursuant to the foregoing will be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement.

10.7.2.          Buyer will, and will cause the Company to, preserve and keep the Books and Records of the Company until the expiration of any right of Buyer to indemnification pursuant to Article XII provided, however, that this obligation continues only with respect to Books and Records that Buyer reasonably foresees may be needed in conjunction with a claim for indemnification for the duration of a Survival Period. To the extent not prohibited under applicable Law, until the expiration of a right of Buyer to indemnification under this Agreement, Buyer will afford Seller and its Representatives reasonable access to the books, records and auditors of the Company to the extent reasonably required by Seller for financial reporting and accounting matters, the preparation and filing of any Tax Returns by Seller or any of its Affiliates in respect of any period ending on or before the Closing Date, in connection with any Legal Proceeding, any Tax matters, or any matter subject to Article XII or required in connection with the determination of any amounts payable by Seller to any Former Employee of the Company, or in connection with any indemnification obligations under this Agreement. Seller will hold, and will use all reasonable efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Company or its employees provided to it pursuant to this Section 10.7.2 in the same manner as Seller maintains its own confidential information. Seller shall be responsible for the breach by any of its Representatives of any of the obligations of confidentiality set forth in this Section 10.7.2.

10.7.3.          Prior to the Closing, Buyer will give Seller, and Seller will give Buyer, prompt written notice of any development of which either has Knowledge that is reasonably likely to result in a failure to a condition to the Closing.

10.8         Further Assurances.

Without limiting Section 10.1 or any other provision of this Agreement, Seller and Buyer each agree that from time to time after the Closing Date they will execute and deliver and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

10.9         Schedules; Supplements and Amendments to Schedules.

Each Party may, at its option, include in the Schedules relevant to it items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules will constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information will be deemed to qualify the entire Agreement and not just such section. From time to time prior to the Closing, the Parties will have the right to supplement or amend the Schedules with respect to any matter arising after the Execution Date of the July 24, 2012 SPA. No such supplement or amendment will have any effect on the satisfaction of the conditions to Closing set forth in Sections 4.1.1 or 4.2.1, unless such supplement or amendment is material, provided that, if material, the other Party will not be required to accept such supplement or amendment and will not be required to proceed to Closing and, in addition, the provisions of Section 11.2 will apply, provided further if the Closing occurs, the other (non-amending or supplementing) Party will be deemed to have waived any right or claim with respect to any and all matters disclosed pursuant to any such supplement or amendment to the Schedules at or prior to the Closing.

10.10   Tax Matters.

10.10.1.  Seller shall cause to be included in its Tax Returns for all periods ending on or before the Closing Date all items of income, gain, loss, deduction and credit (the “Tax Items”) of the Company that are required by Law to be included in such Tax Returns, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns. To the extent permitted by Law or administrative practice, (a) the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (b) all transactions occurring on the Closing Date but after the Closing shall be reported on Buyer’s U.S. federal Tax Returns to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Buyer or its Affiliates.

10.10.2. (a)     For purposes of this Agreement and in accordance with Section 10.10.1 and its principles, the portion of Tax with respect to the income, property or operations of the Company that relate to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”) will be apportioned between the part of the Straddle Period that begins before the Closing Date and ends on the Closing Date (the “Pre-Closing Straddle Period”) and the part of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 10.10.2(a). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on, or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income and a Tax measured by net worth or some other basis not otherwise measured by income, the portion of such Tax related to the Pre-Closing Straddle Period will be deemed to be (x) if the amount of such Tax for the Straddle Period is measured by net worth or such other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the end of the Closing Date and multiplying the amount of such Tax by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period or (y) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at 12:01 a.m. on the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. For purposes of this Section 10.10.2(a), any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period.

(b)          Seller or its designee shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in proper form with the appropriate Tax Authority all consolidated, combined or unitary Tax Returns of Seller that include or relate to the Company or any income Tax Return of the Company with respect to any Pre-Closing Tax Period (including any short period) that are not required to be filed on or prior to the Closing Date (“Seller Tax Returns”). Seller shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

(c)          Buyer or its designee shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), in proper form with the appropriate Tax Authority all Tax Returns required to be filed with respect to the Company for any Straddle Period or Pre-Closing Tax Period (other than Seller Tax Returns and, for the avoidance of doubt, Tax Returns described in Section 10.10.1) that are required to be filed after the Closing Date (“Company Tax Returns”). Buyer shall prepare, or shall cause to be prepared, all such Tax Returns in a manner consistent with past practice, unless otherwise required by applicable Law (or as the Parties may agree in writing). If any such Company Tax Return is due after the Closing, then the Buyer shall or shall cause the Company to submit drafts of such Company Tax Returns to Seller, at least thirty (30) days prior to the due date of any such Company Tax Return (which, for avoidance of doubt, shall not include Seller Tax Returns or Tax Returns described in Section 10.10.1) that is an income Tax Return and at least five days prior to the due date of any such Company Tax Return that is not an income Tax Return for Seller’s review and comment, and Seller shall provide any written comments to the Buyer within ten (10) Business Days prior to the due date for filing of a Company Tax Return that is an income Tax Return and within two (2) Business Days prior to the due date for filing of any other Company Tax Return. Seller’s failure to notify the Buyer of any such disagreement prior to the end of the applicable review period shall indicate its concurrence with such Tax Return. If Buyer disagrees with the comments of Seller submitted within the applicable review period, Seller and Buyer shall consult and attempt to resolve in good faith the disagreement. If Buyer and Seller are unable to resolve the dispute, the principles of Sections 3.3.2 (a) through 3.3.2(e) shall apply mutatis mutandis. To the extent Taxes due on a Tax Return prepared by Buyer in accordance with this Section 10.10 for any Pre-Closing Tax Period or Pre-Closing Straddle Period are not reflected as a Liability on the Final Closing Statement, Seller shall remit such allocated Taxes to Buyer within ten (10) Business Days of Buyer’s confirmation, reasonably acceptable to Seller, of such Liability.

10.10.3.  After the Closing, Buyer and Seller will provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, or in connection with any audit or other examination by any Tax Authority, or in connection with any judicial or administrative proceedings relating to Liability for Taxes of Seller or the Company. During the period commencing on the Closing Date and expiring on the earlier of six (6) years after the Closing Date or the expiration of the applicable statute of limitations of the applicable taxable matter, each Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 10.10.3 providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties and their respective Affiliates.

10.10.4.  Neither Buyer nor any of its Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to a Pre-Closing Tax Period or a Straddle Period in a manner that adversely affects Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, in each case except for changes in Tax elections that affect solely periods after the Closing Date, that shall be permitted in any event.

10.10.5.  Each Party shall, upon request of the other Party, use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.10.6.  At the request of Seller, Buyer shall cause the Company or any of its Affiliates to make and/or join with Seller (or any Affiliate of Seller) in making any election, if the making of such election does not have an adverse impact on Buyer, or any of their Affiliates for any taxable period.

Article XI.

TERMINATION

11.1     Termination.

This Agreement may be terminated prior to the Closing as follows:

11.1.1.    by mutual written consent of Seller and Buyer;

11.1.2.    by Seller or Buyer if there is in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, including any notice or communication from any applicable Governmental Authority indicating that such Governmental Authority is not willing to provide Governmental Approval(s) to allow the transactions contemplated by this Agreement; it being agreed that the Parties will promptly appeal any adverse determination which is still appealable (and pursue such appeal with reasonable diligence); provided that the right to terminate this Agreement under this Section 11.1.2 will not be available to a Party if such Order, notice or communication was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

11.1.3.    by Buyer if Seller is in material breach of any of its representations, warranties, covenants or other obligations under this Agreement and Buyer gives written notice thereof to Seller, and:

(a)      Seller does not cure such breach within sixty (60) days of notice thereof (provided that neither Buyer nor Buyer’s Parent Guarantor is then in material breach of any of its respective representations, warranties, covenants or other obligations under this Agreement); and

(b)      the effect of all such breaches of representations and warranties results or could be reasonably expected to result in a Material Adverse Effect as provided for in Section 4.1.1;

11.1.4.    by Seller if Buyer or Buyer’s Parent Guarantor is in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement and Seller gives written notice thereof to the Buyer, and:

(a)      Buyer or Buyer’s Parent Guarantor, as applicable, does not cure such breach within sixty (60) days of notice thereof (provided that Seller is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement); and

(b)          the effect of all such breaches of representations and warranties is material or results or could reasonably be expected to result in a Buyer’s Material Adverse Effect or materially interfere with Buyer or Buyer’s Parent Guarantor’s ability to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby, as provided for in Section 4.2.1;

11.1.5.    by either Party upon written notice to the other Party at any time commencing on the 271st day after the Execution Date of the July 24, 2012 SPA, if a Governmental Authority has provided written notice to either Party that one or more of the Governmental Approvals listed on Exhibit 4.3.1 will not be obtained within the period provided for in Section 11.1.6.

11.1.6.    by Seller or Buyer if the Closing has not occurred on or before December 20, 2013 (the “Closing Deadline”).

11.2    Procedure Upon Termination.

In the event of termination by Buyer or Seller, or by all Parties pursuant to Section 11.1, written notice thereof will forthwith be given to the other Parties, and this Agreement will terminate, and the purchase of the Transferred Shares hereunder will be abandoned, without further action by Buyer or Seller, except as set forth in Section 11.3.

11.3    Effect of Termination.

11.3.1.    Except as otherwise provided for in this Section 11.3 and Section 11.2, in the event that this Agreement is validly terminated prior to Closing, each of the Parties will be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination will be without Liability to Buyer or Seller, except that the obligations of the Parties set forth in Sections 10.2, 10.3, 10.5, this Section 11.3, and Article XIV will survive any such termination and will be enforceable hereunder.

11.3.2.    Notwithstanding anything to the contrary in this Agreement:

(a)      in the event that this Agreement is terminated on or prior to Closing Deadline other than by reason of (i) Seller not proceeding with the Closing while the Closing conditions set out in Sections 4.2 and 4.3 are fulfilled and/or, as the case may be, waived, or (ii) Seller failing to satisfy by the Closing Deadline, those of the Closing Conditions set forth in Sections 4.2 and 4.3 which Seller is required to satisfy by the Closing Deadline then, the Escrow Amount shall be retained by Seller as sole remedy for having agreed, by the third amendment to the July 24, 2012 SPA executed between the Parties, on an extension of the Closing Date until the Closing Deadline and as a consequence, the Escrow Amount shall not be refunded to Buyer; or

(b)      in the event that this Agreement is terminated prior to Closing Deadline by reason of (i) Seller not proceeding with the Closing while the Closing Conditions set out in Sections 4.2 and 4.3 are fulfilled and/or, as the case may be, waived, or (ii) Seller failing to satisfy by the Closing Deadline, those of the Closing Conditions set forth in Sections 4.2 and 4.3 which Seller is required to satisfy by the Closing Deadline then, the Escrow Payment shall be returned by Seller to Buyer within five (5) Business Days of either the termination of this Agreement or the Closing Deadline, as Buyer’s sole remedy and Seller shall retain the interest accrued on the Escrow Payment.

11.3.3.    Intentionally Left Blank

11.3.4.    Intentionally Left Blank

11.3.5.    Intentionally Left Blank

11.3.6.    Intentionally Left Blank

11.3.7.    Intentionally Left Blank

11.3.8.    Seller will cooperate with Buyer and Company to cause the replacement letters of credit, financial guarantees or other surety (as required by Section 9.2.1 to be provided to the relevant Governmental Authority prior to Closing) to be released as soon as possible following a failure of the Closing to proceed. Seller shall reimburse the Company, Buyer or their Affiliates for any amounts drawn by a Governmental Authority on the letters of credit, financial guarantees or other surety from and after the placement of such financial guarantee and for any actual costs and expenses in any way related thereto that are incurred by Company or Buyer on or after the thirtieth (30th) day after the failure to proceed to Closing.  The reimbursements described in this Section 11.3.8 shall be subject only to the limit of the amount of the letters of credits or financial guarantees placed with the Governmental Authorities, and further, reimbursement of any actual costs and expenses shall be limited to twenty-five thousand dollars ($25,000), and shall not include legal or accounting expenses which shall not be reimbursed to Buyer by Seller.

Article XII.

INDEMNIFICATION

12.1     Indemnification by Seller.

Subject to the following provisions of this Article XII, from and after the Closing, Seller (the “Seller Indemnifying Party”) shall indemnify, defend and hold harmless Buyer, the Company, their respective Affiliates, officers, directors and employees (the “Buyer Indemnified Parties”), from and against any and all claims, Liabilities, damages (excluding any punitive, exemplary, special or consequential damages), fines and related reasonable and necessary costs and expenses (including interests, penalties and reasonable attorneys’ fees) (“Losses”) that are incurred by any Buyer Indemnified Party for any of the following:

(a) based upon or resulting directly from any failure of the representations or warranties made by Seller in this Agreement to be true, correct and complete in all respects at and as of the Execution Date of the July 24, 2012 SPA and as of the Closing Date;

(b) based upon or resulting directly from the breach of any Pre-Closing Covenant by Seller;

(c) based upon or resulting directly from the breach of any Post-Closing Covenant by Seller;

(d) based upon, relating to or arising out of, directly or indirectly, the Lucky Mc Tailings Site including the Long-Term Surveillance Fee and without regard to when such Liability arose;

(e) based upon, relating to or arising out of the agreements between ConverDyn and the Company, identified as the ConverDyn Agreements on Exhibit 8.11 and without regard to when such Liability arose;

(f) based upon, relating to or arising from the repudiation, prior to Execution Date, of the Collective Bargaining Agreements, provided that such Losses are only indemnifiable insofar as they consist solely of attorney fees and related expenses;

(g) based upon or arising out of any obligations or Liabilities under the Company Retiree Health Plan;

(h) based upon or arising out of the maintenance of any Benefit Plan or any employee Benefits Plan of any of Seller’s Affiliates existing prior to or on the Closing Date;

(i) that are attributable to (i) all Taxes (or the non-payment thereof) or Tax Liabilities of the Company for all taxable periods ending on or before the Closing Date and for any Pre-Closing Straddle Periods, (ii) all Taxes or Tax Liabilities of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar  national, state, local, or foreign Law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; or

(j) based upon, relating to or arising out of any obligations of Intragroup Agreements terminated at or before Closing as set forth in Exhibit 5.2.4, including the Treasury Agreement between Areva and Company dated October 31, 2010.

12.2  Indemnification by Buyer.

Subject to the following provisions of this Article XII, from and after the Closing, Buyer (the “Buyer Indemnifying Party”) shall indemnify defend and hold harmless Seller, its respective Affiliates, officers, directors and employees (the “Seller Indemnified Parties”) from and against any and all Losses that are incurred by any Seller Indemnified Party directly (a) based upon or resulting directly from any failure of the representations or warranties made by Buyer or Buyer’s Parent Guarantor in this Agreement to be true and correct in all respects as of the Execution Date and as of the Closing Date; (b) based upon or resulting directly from the breach of any Pre-Closing Covenant on the part of Buyer; (c) based upon or directly resulting from the breach of any Post-Closing Covenant on the part of Buyer or Buyer’s Parent Guarantor; (d) based upon or arising from or in any way related to the Company, including its business, assets or properties, which arise from conduct following Closing except where a Loss arises in part or in whole from Seller’s breach of a representation or warranty in which case Seller will be proportionately responsible for its share of the Loss, subject to the terms and conditions of Article XII; and (e) all Reclamation Liability related to either the Lucky Mc Mine (specifically excluding the Lucky Mc Tailings Site for which Seller has assumed all Liabilities and obligations) or Shirley Basin Mine except to the extent that such Reclamation Liability or other responsibility or Liability is the result of a breach of representation or warranty by Seller during the Survival Period set forth in Section 12.5.2(a).

12.3  When Payable.

Indemnification under this Article XII with respect to any claim concerning any Losses shall be payable: (a) upon the resolution of such claim by mutual agreement between Seller and Buyer; (b) in accordance with a final judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the Parties and the subject matter of such claim or to which such claim was submitted for resolution by agreement between Seller and Buyer; or (c) upon the final settlement of such claim with a Third Person pursuant to mutual agreement among Seller, Buyer and the applicable Third Person.

12.4    Notice of Claim; Right to Participate in and Defend Third Party Claims; Specified Procedures for Tax Matters.

12.4.1.   Claim Notice. If any Buyer Indemnified Party or Seller Indemnified Party (hereinafter the “Indemnified Party”): (a) receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a Third Person (including any Governmental Authority) in respect of which indemnity may be sought under Section 12.1 or Section 12.2 (a “Third Party Claim”); or (b) shall have a claim for indemnification under Section 12.1 or Section 12.2 which does not relate to a Third Party Claim (a “Direct Claim”), such Indemnified Party shall promptly provide written notice thereof to the Party from which indemnification is sought (the “Indemnifying Party”) in accordance with Section 14.5 (the “Notice”). Failure to promptly provide such Notice, however, shall not relieve the Indemnifying Party of any of its obligations under this Article XII unless the Indemnifying Party is materially prejudiced thereby. The Notice shall provide for a description in reasonable detail of the nature of the Direct Claim or Third Party Claim, the Sections of this Agreement which form the basis for indemnification, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim and the estimated amount of Loss suffered or incurred by the Indemnified Party.

12.4.2.   Defense of Third Party Claims.

(a) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof as part of Indemnified Party’s Losses. The Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and the use of reasonable efforts to make employees, Former Employees and Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, it may at any time thereafter, upon at least thirty (30) days prior written notice to Indemnified Party, elect to discontinue defense of the Third Party Claim, in which event Indemnified Party shall assume the defense thereof with counsel of its choosing, and the Parties shall cooperate with an orderly and timely transition of defense counsel.

(b) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may pay, settle or compromise a Third Party Claim with the written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnified Party, so long as such settlement: (i) includes an unconditional release of the Indemnified Party from all Liability in respect of such Third Party Claim; (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy; and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

12.4.3.   Specific Procedure for Tax Matters.

In the event of a Tax audit or inquiry by any Tax Authority concerning the Company, during such time as Company was part of a consolidated Tax Return or part of a Tax sharing agreement and for which Seller has an obligation of indemnification pursuant to Section 12.1(i), in addition to the requirements of Sections 12.4.1 and 12.4.2:

(a)      Buyer shall notify Seller of such event no later than 5:00 p.m. on the tenth (10th) Business Day after the date on which Buyer was first informed of the beginning of such audit or inquiry (or if the Company is informed of such audit or inquiry before Buyer, the tenth (10th) Business Day after the Company was first informed). Should Buyer fail to comply with the above provision, it will not exempt Seller from its obligations to pay an indemnity unless the failure to notify prevented Seller from exercising its rights in order to avoid or limit its obligation to pay an indemnity, with respect to such Tax audit or inquiry.

(b)      Seller shall inform Buyer whether it intends to take, at its own expense, such action as Seller may deem appropriate in connection with such Tax audit or inquiry. If Seller notifies Buyer of its intent to take such action on its own, Buyer shall provide to Seller and its Representatives such information and records as Seller may reasonably request.

(c)      In no case shall Buyer make any admission of Liability, agreement, settlement or compromise with any Third Person in relation to any such Tax audit or inquiry, whether in judicial, arbitral, administrative proceedings or otherwise, without the prior consent of Seller, which consent Seller may grant or withhold for any reason.

(d)      A Representative appointed by Seller shall have the right to attend any meeting or telephone call arranged by Buyer or the Company with a Representative of the relevant Tax Authority.

(e)      In any event, Seller shall be entitled at any stage and at its sole discretion to settle any such Tax audit or inquiry. In such case, Seller shall promptly notify Buyer of its decision to settle any such Tax audit or inquiry. In connection with any such settlement, Buyer shall cause the Company to execute such documentation with respect thereto as Seller may request.

12.5   Survival.

12.5.1.    The representations and warranties of the Parties contained in Articles VI and VII of this Agreement shall survive the Closing, and claims for indemnification under this Article XII may be asserted with respect thereto to the extent not prohibited or limited by this Agreement. All of the covenants and other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance and claims may be asserted with respect thereto to the extent not prohibited by this Agreement, including this Article XII.

12.5.2.    A Buyer Indemnified Party must give notice to Seller of any claim for indemnification under Article XII in the manner described in Section 12.4 and in accordance with the time periods described below, and any claim for indemnification not made by Buyer Indemnified Party on or prior to an applicable date will be irrevocably and unconditionally released and waived.

(a)      No claim for indemnification relating to the failure of any of the representations and warranties in Article VI to be true, correct and complete shall be made after the first (1st) anniversary of the Closing Date (the “Survival Period”) except for the following in Section 12.5.2 (a), (b) and (c) (each, its own respective “Survival Period”):

(i) no claim for indemnification relating to the failure of any of the representations and warranties in Sections 6.13 and 6.14, or for Seller’s indemnification pursuant to Section 12.1(f) and (h) shall be made for a Loss incurred later than sixty (60) calendar months after the end of the calendar month in which the Closing Date occurs; and

(ii) no claim for indemnification relating to the failure of any of the representations and warranties in Section 6.16 or for Seller’s indemnification pursuant to Section 12.1(i) shall be made later than the date that is thirty (30) days after the expiration of the statute of limitations for assessment, levy, or collection of the Tax to which such representations or warranty relates.

(iii) notwithstanding the foregoing or anything else to the contrary in this Agreement, Seller’s obligation of indemnification with respect to Section 12.1 (d), (e), (g) and (j) shall continue following Closing and shall not expire or merge.

(b)      The obligation of Buyer Indemnifying Party to provide indemnification (i) under Section 12.2(a) and (b) shall continue after and survive Closing for one (1) year; (ii) under Section 12.2 (d) and (e) shall continue after and survive Closing with no expiry or merger; and (iii) under Section 12.2 (c) shall continue pursuant to the terms of any other such Post-Closing Covenant of Buyer.

(c)      No claim for indemnification in respect of a breach of a covenant or other agreement by Seller that (i) by its nature is required to be performed at or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by Buyer after the Survival Period and (ii) by its nature is required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by Buyer after the six months anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Post-Closing Covenant Survival Period”), except that no claim for indemnification in respect of a breach of a covenant or other agreement may be brought to the extent that compliance with such covenant or other agreements has been waived by Buyer or Buyer’s Parent Guarantor.

12.6     Certain Specifications or Limitations on Indemnification.

12.6.1.    Seller Indemnifying Party shall not have any indemnification obligations for Losses of any Buyer Indemnified Parties under Section 12.1(a)-(c) except upon the following calculations and limitations:

(a)      for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than thirty-three thousand one hundred twenty-five dollars ($33,125) (the “Sub-Basket”); and

(b)      then, in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds two hundred sixty-five thousand dollars ($265,000) (the “Basket”). If the amount of Losses exceeds the Basket, Buyer Indemnified Parties will thereafter be entitled to indemnification in respect of all Losses less the amount of thirty-three thousand one hundred twenty-five dollars ($33,125); and

(c)      In no event shall the aggregate indemnification to be paid by Seller under Section 12.1(a) exceed one hundred percent (100%) of the Adjusted Purchase Price (the “Cap”).

12.6.2      There shall be no Cap or other monetary limit on the amount of indemnification, nor shall the deduction calculations of Section 12.6.1(a)-(b)(the Sub-Basket/Basket) be applicable with respect to Seller’s obligation to indemnify fully and from “first dollar” under Section 12.1 with respect to Liabilities or Losses arising from or related to:

(1)         the Lucky Mc Tailings Site including the Long-Term Surveillance Fee (as set out in Section 12.1(d));

(2)         the ConverDyn Agreements (as set out in Section 12.1(e));

(3)         Taxes or any related Liabilities of the Company, including such Taxes or Tax Liabilities attributable to Company being member of an affiliated, consolidated, combined or unitary group prior to the Closing Date (as set out in Section 12.1(i);

(4)          the Company Retiree Health Plan (as set out in Section 12.1(g));

(5)          the maintenance of any Benefit Plan or any employee benefit plan of any of Seller’s Affiliates existing prior to or on the Closing Date (as set out in Section 12.1(h)); or

(6)         pertaining to the Intragroup Agreements or their termination.

12.6.3     Seller’s obligation to indemnify pursuant to Section 12.1(f) shall be limited to three hundred thousand dollars ($300,000), provided, however, that such indemnification shall be from dollar one.

For further clarity, the indemnifications provided for in Section 12.1 (d), (e), (g), (h), (i) and (j) to which no Cap or limitation shall be applicable, pursuant to Section 12.6.2, shall be full indemnifications from initial Liability and indemnity with no applicable deductible (or Sub-Basket/Basket) amount of any type or amount; and for further clarity, the indemnification provided for in Section 12.1(f) to which a limitation of three hundred thousand dollars ($300,000) is applicable, shall otherwise be a full indemnification to that amount from initial Liability and indemnity with no applicable deductible (Sub-Basket/Basket) amount of any type or amount.

12.7   Duty to Mitigate.

Any Indemnified Party will take all reasonable steps to mitigate any Losses that it may incur, including making and diligently pursuing such claims as may be reasonably justified against any Third Person. In the event of a failure by the Indemnified Party to comply with this provision, any part of the Loss that would not have been incurred had the Indemnified Party so mitigated such Loss will not be subject to indemnification under this Article XII.

12.8    Exclusions.

12.8.1.   The representations, warranties and covenants of the Parties subject to indemnifications under this Article XII will be limited to those expressly set forth in this Agreement. All other representations, warranties and covenants and any other Losses incurred by any Indemnified Party, whether express or implied and including by Law, will not be subject to indemnification under this Article XII or otherwise result in any obligation or Liability.

12.8.2.   No Party has any obligation or Liability under this Article XII for any breach of any representation, warranty or Pre-Closing Covenant to the extent the Indemnified Party or Parties claiming such breach had actual or constructive knowledge, prior to the Closing, of the facts or circumstances alleged to give rise to such breach. No Indemnified Party is entitled to indemnification hereunder for any Loss arising out of or in connection with a change or development after the Closing Date in any Law, in any accounting or Tax requirement, policy or practice, or in the enforcement of any of the foregoing.

12.8.3.   No Indemnified Party is entitled to recover any amount in excess of any Loss actually incurred, regardless of whether such Loss may be attributable in whole or in part to more than one breach of the representations, warranties or covenants of any Party.

12.8.4.   No Indemnified Party is entitled to indemnification under this Article XII in respect of a Loss to the extent that such Loss is compensated for in the adjustment of the Base Purchase Price or the Closing Purchase Price pursuant to Article III.

12.8.5.   No Party shall be required to indemnify any other Party to the extent of any Losses that are determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Party seeking indemnification.

12.8.6.   Notwithstanding anything to the contrary elsewhere in this Agreement, no Party will be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

12.9     Remedies Exclusive.

From and after the Closing, the indemnification provided under this Article XII will be the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against either Seller or Buyer, as the case may be, arising under or based upon any foreign, federal, state or local Law (including any Environmental Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 12.9 shall not operate to (a) interfere with or impede the operation of the provisions of Article III providing for the resolution of certain disputes relating to the Adjustment Amount by the Parties and/or by an Independent Accounting Firm; or (b) limit the rights of the Parties to seek specific performance or injunctive relief.

12.10   Calculation of Losses.

If the amount of any Losses for which indemnification is provided under this Article XII gives rise to a currently realizable Tax Benefit (as defined below) to the Indemnified Party, the amount of such indemnifiable Losses, shall be (a) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase); and (b) reduced to take account of any net Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. To the extent such claim does not give rise to a currently realizable Tax Benefit, but if it gives rise to a subsequently realized Tax Benefit to the Indemnified Party, such Indemnified Party shall refund to the Indemnifying Party the amount of such Tax Benefit (with and including any gross-up payment made pursuant to this Section 12.10 with respect to such Tax Benefit) when, as and if realized (it being understood that such Indemnified Party shall use its reasonable efforts to realize such Tax Benefit). For purposes of this Section 12.10, a “Tax Benefit” means an amount by which the Tax Liability of the Party (or group of corporations including the Party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Tax Authority. In computing the amount of any such Tax cost or Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Indemnified Losses. For purposes of this Section 12.10, a Tax Benefit is “currently realizable” to the extent that such Tax Benefit can be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carry back to a prior taxable period) or in any taxable period or year prior to the date of the applicable Direct Claim or Third Party Claim. The amount of any increase, reduction or payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party’s Liability for Taxes, and payments between the Parties to this Agreement to reflect such adjustment shall be made if necessary.

12.11   Insurance.

The amount of any Losses for which indemnification is provided under this Article XII shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Buyer shall use its reasonable efforts to recover, and to cause the Company to recover, under insurance policies for any Losses as a priority to seeking indemnification under this Agreement, provided, however, notice of indemnification may be made concurrently with seeking such insurance coverage and this obligation, whether by timing, procedure or in any other way, shall not require Buyer to forego or limit in any way its rights to indemnification from Seller hereunder. For further clarity, this prior insurance recovery obligation shall not prevent Buyer from being indemnified by Seller in accordance with the provisions of this Article XII if no amount is recoverable under insurance policies, but in no event shall Buyer be entitled to double recovery.

12.12   Subrogation of Rights.

In the event that any payment is made in respect of Losses pursuant to this Article XII, the Indemnifying Party who made such payment shall be subrogated to the extent of such payments to any related rights of recovery of the Indemnified Party receiving such payments against any unaffiliated Third Person.

12.13   Tax Treatment of Indemnity Payments.

Seller and Buyer agree to treat any indemnification payment made pursuant to this Article XII as an adjustment to the Adjusted Purchase Price for federal, state, local and foreign income Tax purposes.

Article XIII.

BUYER’S PARENT GUARANTEE

13.1   Guarantee.  Buyer’s Parent Guarantor, as principal obligor and not as surety, for value received, the receipt and sufficiency of which are hereby acknowledged, in order to induce Seller to enter into this Agreement and obtain the benefits of this Agreement for Buyer, Buyer’s Parent Guarantor’s wholly-owned subsidiary, hereby irrevocably and unconditionally guarantees the prompt and complete performance by Buyer of all of Buyer’s obligations (“Buyer’s Obligations”) under and with respect to this Agreement and the transactions contemplated herein, including the payment and indemnification obligations of Buyer in connection herewith (the “Buyer’s Parent Guarantee”), as set forth in the remainder of this Article XIII.

13.2    Nature of Guarantee. The guarantee made by Buyer’s Parent Guarantor is an absolute, completed and continuing one. Buyer and Seller may amend, modify, rearrange, extend for any period and/or renew from time to time any of Buyer’s Obligations without notice to Buyer’s Parent Guarantor, and in such event Buyer’s Parent Guarantor will remain fully bound hereunder on the Buyer’s Obligations. This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any of Buyer’s Obligations is rescinded or must otherwise be returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, all as though such payment had not been made. Buyer’s Parent Guarantor hereby expressly waives notice of acceptance of this guarantee, acceptance on the part of Seller being conclusively presumed by its execution and delivery of this Agreement. Seller shall have no duty to give notice to Buyer prior to making a demand upon Buyer’s Parent Guarantor under this guarantee with respect to any defaulted Buyer’s Obligation.

13.3   Waivers. Buyer’s Parent Guarantor waives any right to require Seller to (a) proceed against Buyer, (b) proceed against or exhaust any security held from Buyer, (c) have Buyer joined in any suit arising out of this guarantee and/or any of Buyer’s Obligations, or (d) pursue any other remedy whatsoever. Buyer’s Parent Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of Buyer pertaining to any of Buyer’s Obligations. Until all of Buyer’s Obligations shall have been paid or performed in full, Buyer’s Parent Guarantor shall have no right of subrogation and waives any right to enforce any remedy which Buyer now has or may hereafter have against Seller, and Buyer’s Parent Guarantor waives any benefit of and any right to participate in any security now or hereafter held by Seller.

13.4    Successors and Assigns of Buyer’s Parent Guarantor.  The guarantee of Buyer’s Parent Guarantor is and shall be in every particular available to the successors and assigns of Seller and is and shall always be fully binding upon the successors and assigns of Buyer’s Parent Guarantor, although Buyer’s Parent Guarantor shall have no right to assign or delegate its interest in and obligations under this guarantee to any Third Person without the prior written consent of Seller which shall not be unreasonably withheld.

Article XIV.

MISCELLANEOUS

14.1    Amendments; Waivers.

This Agreement can be amended, supplemented or modified, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought, provided, however that the amendment or supplementation of the Schedules contemplated in Articles VI and VII shall be permitted pursuant to those provisions. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.2      Entire Agreement.

This Agreement, the Schedules and Exhibits and any other agreements expressly provided for herein set forth the entire understanding of the Parties with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.

14.3      Governing Law.

This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

14.4    Dispute Resolution.

14.4.1.    Negotiation. The Parties will make reasonable efforts to settle any and all controversies, claims and disputes arising out of or in connection with this Agreement (a “Dispute”) within twenty-five (25) Business Days (or any other period of time that may be agreed upon between the Parties according to the circumstances) from notification to the other Party in accordance with Section 14.5 below, through direct discussions between principals of Seller and Buyer for the purpose of resolving any such Dispute. For the purposes hereof a “principal” means any individual of Seller or Buyer, as applicable, who has the authority to negotiate the settlement of the Dispute on behalf and in the name of Seller or Buyer, as applicable. Within twelve (12) Business Days after the date of the receipt by each Party of any Notice of Dispute (which notice will request negotiations among principals), the principals will meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a principal intends to be accompanied at the meeting by an attorney, the other Party’s principal will be given written Notice of such intention at least three (3) Business Days in advance and may also be accompanied at the meeting by an attorney.

14.4.2.    Arbitration. In the event of any Dispute between the Parties arising out of or with respect to this Agreement, the Parties shall first endeavor in good faith to resolve such Dispute by means of negotiation in accordance with Section 14.4.1. However, if such negotiations are not successful, any Dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In connection with any proceedings concerning the recognition or enforcement of the arbitral award, each Party consents to personal jurisdiction and venue in the federal and state courts in Wyoming, and waives any objection that it otherwise might have as to whether these courts are a sufficiently convenient forum.

(a)          The arbitration shall be conducted before a panel of three arbitrators, each of whom shall be fluent in English, have experience in the mining industry, and be neutral and independent of the Parties (the “Arbitration Panel”). The claimant or claimants shall appoint one arbitrator in the demand for arbitration, and the respondent or respondents shall appoint one arbitrator in the answer to the demand for arbitration. The third arbitrator shall be selected by the two arbitrators so appointed; provided, that if the two arbitrators so appointed fail to select the third arbitrator within thirty (30) days after the date on which the last of such two arbitrators is appointed, then the third arbitrator shall be appointed by the AAA. The third arbitrator, regardless of how selected, shall chair the Arbitration Panel. Once the arbitrators are impaneled, if (i) an arbitrator withdraws after a challenge, (ii) an arbitrator dies, or (iii) an arbitrator otherwise resigns or is removed, then such arbitrator shall be replaced within thirty (30) days by the applicable party or arbitrators in accordance with this Section 14.4.2.

(b)          The place of arbitration shall be Bethesda, Maryland. The arbitration shall be conducted in English; provided that any Party, at its own cost, may provide for the translation of the arbitration proceeding into a language other than English.

(c)          Unless the Arbitration Panel orders an earlier date, not less than thirty (30) days before the beginning of the evidentiary hearing, each Party shall submit to the other Party the documents, in English, that it intends to use in the arbitration and a list of the witnesses whom the Party intends to call at the hearing. Each Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing party. The IBA Rules on the Taking of Evidence in International Arbitration are adopted as a mandatory standard. The Arbitration Panel shall have the authority to order production of paper documents and electronically stored information in accordance with the IBA Rules as current on the date of the commencement of the arbitration.

(d)          To the extent reasonably possible, the Arbitration Panel shall issue its final award within six (6) months after the date on which the third arbitrator is designated. The decision of the Arbitration Panel shall be final and binding. The award shall be in the form of written findings of fact and the conclusions of Law upon which the decision is based. The award shall not include any indirect, incidental, special, consequential, or punitive damages. Each Dispute party shall bear its own costs, expenses, and attorneys’ fees incurred in connection with the arbitration. The claimant or claimants and the respondent or respondents shall each be responsible for one-half of the arbitrators’ fees and costs.

(e)          Notwithstanding the pendency of any arbitration, the obligations of the Parties under the Agreement shall remain in full force and effect; provided, that no Party shall be considered in default under this Agreement (except for defaults for the payment of money) during the pendency of an arbitration specifically relating to the default.

(f)          The arbitrators have no authority to make any ruling, finding or award that does not conform to the terms and conditions of the Agreement as interpreted under the Laws of New York, without regard to any conflicts of Law provision or rule that would cause the application of the Laws of any jurisdiction other than New York, including in each case any applicable statutes of limitations. The Arbitration Panel shall have no authority to award exemplary, punitive, special, indirect, or consequential damages, but shall otherwise have the power to order any remedy available at law or in equity under New York Law that is not prohibited by the terms and provisions of the Agreement.

14.4.3.    Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

14.5        Notices.

Any notice, request or other communication required or permitted hereunder will be in writing in the English language and will be deemed to have been duly given (a) when received if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by electronic transmission with confirmation of receipt; or (b) within two (2) Business Days of being sent by priority delivery by established overnight courier, to the Parties at their respective addresses set forth below:

To Seller	AREVA NC Inc.
3315 Old Forest Road
Lynchburg, VA 24501
United States of America
Attn.: General Counsel
E-mail: LegalMail@AREVA.com
Fax: +1 434-382-5276

With a copy (neither of which shall constitute notice) to:	AREVA NC Mining BG Legal Department Tour Areva 1 place Jean Miller 92082 Paris La Défense Paris, France Attn.: Yann Guilbaud E-mail: yann.guilbaud@areva.com Fax: +33 1 34 96 38 69
And

AREVA NC
Mining BG Development & Partnerships Department
Tour Areva 1 place Jean Miller
92082 Paris La Défense
Paris, France
Attn.: Kevin Longuet de La Giraudière
E-mail: kevin.longuetdelagiraudiere@areva.com
Fax: +33 1 34 96 38 69

To Buyer:	Ur-Energy USA Inc.
10758 West Centennial Road, Suite 200
Littleton, CO 80127
United States of America
Attn.: Roger L. Smith, President
Fax: +1 720-981-5643
Email: legaldept@ur-energyusa.com
With a copy (which shall not constitute notice) to:	Ur-Energy Inc. 5880 Enterprise Drive, Suite 200 Casper, WY 82609 United States of America Attn.: Wayne W. Heili, President Fax: +1 307-265-2801 Email: wayne.heili@ur-energyusa.com

Any Party may, by written notice to the other given in accordance with this Section 14.5, change the address, phone, fax or email information, or the Persons to whom notices or copies thereof will be directed.

14.6     Assignment.

14.6.1. Inurement. Subject to the provisions of this Section 14.6, this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of each Party.

14.6.2. General Limitations. No rights, obligations or Liabilities hereunder may be transferred, assigned or delegated by any Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, or except as set forth in this Section 14.6.3 to 14.6.6.

14.6.3. Assignment to Affiliates. Seller may transfer, assign or delegate this Agreement or the rights, obligations or Liabilities under this Agreement to any of its Affiliates, including pursuant to a merger, consolidation or other combination, without the Buyer’s prior written consent, but with notice provided promptly to Buyer of such transfer, assignment, delegation, merger, consolidation or other combination, provided that such transfer, assignment or other transaction shall not affect the obligations hereunder to Buyer of Seller’s successor or assignee, and provided further that such Seller Affiliate, including any successor by merger, prior to the effectiveness thereof, agrees in writing to be bound by all of the terms and conditions of this Agreement. For purposes of certainty, Seller expects to merge with and into AREVA NP, Inc., a Delaware corporation, following the Closing, whereupon AREVA NP, Inc. would be the surviving corporation, to which Buyer consents, provided that Seller and AREVA NP, Inc. promptly provide Buyer with (a) written notice of the effectiveness of such merger, including providing a copy of the certificate of merger filed with the Delaware Secretary of State, and (b) written certification of the agreement of AREVA NP, Inc. to be bound by all of the terms and conditions of this Agreement, as Seller, in the form set forth in Exhibit 14.6.3. Buyer may transfer, assign or delegate this Agreement to any of its Affiliates, without the Seller’s prior written consent, but with notice provided promptly to Seller of such transfer, assignment, or delegation, provided that such assignment shall not affect the obligations hereunder to Seller of either Buyer’s assignee or of Buyer’s Parent Guarantor, and provided further that such Affiliate agrees in writing to be bound by all of the terms and conditions of this Agreement.

14.6.4. Sale or Transfer of Control of the Company Following Closing

(a) Should Buyer sell, assign or otherwise transfer Control of the Company to one of its Affiliates, including through a merger, consolidation or other combination, the rights and obligations of Seller under this Agreement shall not be affected by such sale, assignment, transfer and all of the obligations of Seller to Buyer under this Agreement shall inure to the benefit of Buyer’s Affiliate for so long as that Affiliate either (i) remains an Affiliate of Buyer or (ii) remains under the Control of Buyer’s Parent Guarantor or Buyer’s ultimate corporate parent; it being agreed between the Parties that the indemnification obligations of Seller under this Agreement and the rights of Buyer to such indemnification shall then be shared between Buyer and its Affiliate pro-rata to their shareholding in the Company at the time any indemnification is due and payable by Seller under the terms and conditions of this Agreement.

(b) Should Buyer sell, assign or otherwise transfer Control of the Company to a Third Person, the indemnification obligations of Seller under this Agreement shall terminate and not survive such sale, assignment or transfer except those specifically referred to in Section 12.1 (d) through and including (j) (and related provisions of Sections 12.5 and 12.6) which shall not be affected by such sale, assignment or transfer and shall inure to the benefit of such Third Person transferee pro-rata to its then shareholding in the Company. None of the rights of Seller or Buyer under this Agreement shall otherwise be affected by such sale, assignment or transfer.

(c) Buyer may encumber any or all of the shares of the Company for the purpose of securing any external financing from a bank or other financing institution or source of financing (a “Financing Arrangement” by a “Financing Source”), without effect to any of the representations and warranties or indemnification obligations set forth in Articles VI or XII. In the event of a foreclosure or other acquisition of the shares in connection with any such Financing Source, the indemnification obligations of Seller under Article XII shall not survive nor accrue to the benefit of the Financing Source to which the shares will have been so transferred by the effect of the foreclosure or other acquisition, except those obligations specifically referred to in Section 12.1 (d) through and including (j) which shall survive and not be affected by such foreclosure and shall inure to the benefit of the Financing Source pro-rata to its then shareholding in the Company. None of the rights of Seller or Buyer under this Agreement shall otherwise be affected by such foreclosure.

14.6.5. Sale, Transfer or Encumbrance of Data Following Closing

(a) Should Buyer sell, assign or otherwise transfer any or all of the Company’s Data to an Affiliate or a Third Person, the representations and warranties relating solely to the sold, assigned or transferred Data made by Seller under Section 6.5.6, and the indemnification obligation relating to such representation and warranty under Article XII, shall survive and inure to the benefit of the purchaser, transferee or assignee of such Data. For the avoidance of doubt, such sale, assignment or transfer of Data to an Affiliate or a Third Person shall not affect the obligations of Seller to Buyer under this Agreement including those set forth in Article XII (other than those related to the Data so sold, assigned or transferred by Buyer which shall transfer with the Data) or the other rights of Seller under Article XII.

(b) Buyer may encumber any or all of the Data of the Company in connection with any Financing Arrangement, without effect to any of Seller’s representations and warranties or indemnification obligations set forth in Articles VI or XII. In the event of a foreclosure under any such Financing Arrangement pursuant to which a Third Person acquires ownership of any Data, the representations and warranties relating solely to the encumbered Data made by Seller under Section 6.5.6, and Seller’s indemnification obligations under Article XII relating to a breach of such representations and warranties, shall survive and inure to the benefit of the Financing Source to which the Data have been transferred by the effect of the foreclosure. For the avoidance of doubt, such foreclosure resulting in a change of ownership of the encumbered Data shall not affect the obligations of Seller to Buyer under this Agreement including those set forth in Article XII (other than those related to the Data so sold or transferred by Buyer which shall transfer with the Data) or the other rights of Seller under Article XII.

14.6.6. Sale, Transfer or Encumbrance of an Asset (other than Data)

(a) Should Buyer sell, assign or otherwise transfer any or all of the assets of the Company (other than Data) to an Affiliate the representations and warranties relating solely to the sold, assigned or transferred asset made by Seller under this Agreement, and Seller’s indemnification obligations relating to a breach of such representations and warranties under Article XII, shall survive and inure to the benefit of the Affiliate for so long as (i) purchaser, transferee or assignee remains an Affiliate of Buyer or (ii) remains under the Control of Buyer’s Parent Guarantor or Buyer’s ultimate corporate parent. Furthermore, such sale, assignment or transfer of asset to an Affiliate of Buyer shall not affect the indemnification obligations of Seller to Buyer under Article XII (other than those related to the asset sold, assigned or transferred by Buyer to its Affiliate which shall transfer with the asset) or the other rights of Seller under Article XII.

(b) Should Buyer sell, assign or otherwise transfer any or all of the assets of the Company (other than Data) to a Third Person, the representations and warranties relating solely to the sold or transferred asset made by Seller under this Agreement, and Seller’s indemnification obligations relating to a breach of such representations and warranties under Article XII, shall terminate and not survive and shall not inure to the benefit of such Third Person purchaser, transferee or assignee of the sold, assigned or transferred asset. However, such sale, assignment or transfer of asset to a Third Person shall not affect the indemnification obligations of Seller to Buyer under Article XII (other than those related to the asset so sold, assigned or transferred by Buyer to the Third Person which would be terminated as of the effective date of the sale, assignment or transfer of the asset) and the rights of Seller under Article XII.

(c) Buyer may encumber any or all of the assets of the Company (other than Data) in connection with any Financing Arrangement, without effect to any of Seller’s representations and warranties and indemnification obligations set forth in Articles VI or XII; provided, however, that in the event of a foreclosure on the encumbered asset by such Financing Source, (i) there shall be no transfer to or assumption by such Financing Source of the obligations of Seller to Buyer under Article XII (which would be terminated) and (ii) such foreclosure shall not affect the obligations of Seller towards Buyer under Article XII (other than those related to the encumbered asset which would be terminated by the effect of the foreclosure) and the rights of Seller under such Article XII.

For the avoidance of doubt: the Parties agree that any transfer, assignment, or sale of the Company, or any of its assets of whatever nature including the Real Property and Unpatented Mining Claims and all real property and interests in mineral rights, shall have no effect on Seller’s representations and warranties, Seller’s indemnification obligations, and all of Seller’s (or Seller’s Affiliates) other continuing obligations and Liabilities related to the Lucky Mc Tailings Site, the ConverDyn Agreements, Company’s Retiree Health Plan or other employment and employment benefits obligations and Liabilities, Tax and Tax obligations and Liabilities or Intragroup Agreements, all of which shall survive such transfer, assignment or sale and all shall remain Seller’s sole obligations and Liabilities.

14.7    Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

14.8    Severability.

If any provision of this Agreement, or the application thereof, becomes or is declared by an Arbitration Panel or a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and will be interpreted in a manner consistent with the intent of the Parties. The Parties will use their reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.9   Third Persons.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than Seller and the other Seller Indemnified Parties on the one hand, and Buyer, Buyer’s Parent Guarantor and the other Buyer Indemnified Parties on the other hand, any rights or remedies under or by reason of this Agreement.

14.10   Independent Assessment; No Additional Representations.

Buyer acknowledges and confirms that it and its Representatives have been permitted full and complete access to the Books and Records, sites, facilities, equipment, Tax Returns, Contracts, and other properties and assets of the Company and its business operations, and have had a full opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the contemplated purchase of the Transferred Shares. Buyer acknowledges and confirms that it has no Knowledge of any fact or circumstance that constitutes or could, with the lapse of time, constitute a breach of any of Seller’s representations, warranties or covenants contained herein. Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the Company and its business operations, and is sufficiently experienced to make an informed judgment with respect thereto. Buyer acknowledges that, except as explicitly set forth herein, none of Seller or any of its Affiliates has made any warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the prospects of the Company or the operations of the business of the Company or its profitability for Buyer, or with respect to any forecasts, assumptions (including those assumptions relating to the uranium ore reserves), projections or business plans prepared by or on behalf of Seller and delivered to Buyer in connection with Buyer’s review of the Company and the operations of the business of the Company and the negotiation and the execution of this Agreement. None of Seller (except as set forth herein), its Affiliates or any other Person will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available to Buyer in the Data Disks or in any other form in connection with this Agreement or the transactions contemplated hereby. Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any of its Affiliates, or any of its Representatives representing or purporting to represent Seller that are not expressly set forth herein (including the Schedules and Exhibits), regardless of whether or not any such representations, warranties or statements were made in writing or orally.

14.11    Schedules and Exhibits.

The Schedules and Exhibits attached to this Agreement are incorporated herein and will be part of this Agreement for all purposes, including as they may be amended from time to time pursuant to this Agreement or agreement of the Parties.

14.12    Headings.

The headings in this Agreement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Agreement.

14.13    Signatures; Counterparts.

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile or electronic signature will be considered an original signature for all purposes.

IN WITNESS WHEREOF, the Parties have caused their duly authorized Representatives to execute this Agreement as of the Execution Date in three (3) original copies.

SELLER:
AREVA NC INC.

By:	/s/ Michael Rencheck
Michael Rencheck, President

BUYER:
UR-ENERGY USA INC.

By:	/s/ Wayne W. Heili
Wayne W. Heili, CEO

BUYER’S PARENT GUARANTOR:
UR-ENERGY INC.

By:	/s/ Wayne W. Heili
Wayne W. Heili, President & CEO

Schedule C

ROYALTY AGREEMENT

BETWEEN PATHFINDER MINES CORPORATION AND AREVA NC INC.

This Royalty Agreement (“Agreement”) is entered into as of December 16, 2013 (“Effective Date”) between:

•	Pathfinder Mines Corporation, 935 Pendell Boulevard, Mills, Wyoming 82644 (“PMC”), a Delaware corporation; and

•	AREVA NC Inc., 3315 Old Forest Road, Lynchburg, Virginia 24501 (“AREVA”), a Delaware corporation.

RECITALS:

A.           WHEREAS PMC is the legal and beneficial owner of certain fee lands, patented mining claims, unpatented mining claims and a leasehold interest in certain lands located in Carbon County, Wyoming and known as the Shirley Basin Mine, as more particularly described on Exhibit A attached hereto and incorporated herein by reference; and

B.           WHEREAS PMC desires to grant to AREVA a production royalty on uranium concentrates produced from the Property (as defined below).

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, it is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

“Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise.

“Parties” means the parties to this Agreement and “Party” means either one of them.

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“Product(s)” means uranium or uranium concentrates recovered from the Property and in the first measurable form U3O8, which if recovered by in situ recovery will be when captured on resin and if recovered through conventional means will be as ore at mouth of mine.

“Milling Plant” means any in situ recovery processing facility, milling plant or any other facility designated by PMC for the processing and packaging of the Product from the Property.

“Property” means all of the fee land, patented and unpatented mining claims leasehold interests identified in Exhibit A to this Agreement of which PMC is the legal or beneficial owner of, at least, the mineral rights, and in addition (i) any and all amendments, relocations, adjustments, resurveys, or additional locations of any such Property, (ii) any conversions or substitutions of any such Property into another form of tenure as required or permitted by any amendment to or change in the mining laws of the United States or the State of Wyoming that becomes effective subsequent to the Effective Date, (iii) any right or interest in any such Property acquired by PMC or any its Affiliates, or any successor or assignee of PMC in the area designated in Exhibit A as the WDEQ Mine Permit area, and (iv) any extralateral rights claimed by PMC pertaining to any such mining claim or interests.

“Royalty Payment” has the meaning given to that term in Clause 2.5.

“Royalty Period” has the meaning given to that term in Clause 2.5.

“Third Party” shall mean any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the Parties and their respective Affiliates.

1.2         Interpretation

In this Agreement unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include every gender;

(c)	references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(d)	references to clauses are references to clauses of this Agreement;

(e)	headings are for convenience only and shall be ignored in construing this Agreement;

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(f)	references to any Party include references to its respective successors, executors, trustees and permitted assigns;

(g)	the word “including” means “including without limitation;”

(h)	references to law include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, judgment or rule of common law or equity;

(i)	references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time;

(j)	references to any judgment include references to any order, injunction, decree, determination or award of any court or tribunal; and

(k)	references to any person include references to any individual, company, body, corporate, association, partnership, firm, joint venture, trust and Government Agency.

2.	Royalty

2.1	Grant of Royalty

PMC hereby grants, sells, transfers, and conveys to AREVA on the terms and conditions set forth in this Agreement, a non-participating, non-executory, cost-free royalty interest, as more particularly described in Clause 2.3 below, which is intended to be an interest in the Property and Products that runs with the Property and is a covenant that binds the Parties and their successors and assigns to all obligations herein (the “Royalty”).

2.2	Commencement of Royalty

AREVA is granted the Royalty on the Property by PMC starting from the Effective Date of this Agreement, subject to the occurrence of a Trigger Event.

2.3	Calculation of Royalty

The Royalty is payable in United States dollars (“USD”) for each pound of Product produced from the Property, which Royalty is determined as follows:

Royalty = 5 % x Product Pounds x Market Price

Where,

(a)	“Product Pounds” is the number of pounds of Product derived from the Property; and

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(b)	“Market Price” is the arithmetic average of the Ux Monthly Spot Price for each month in the calendar quarter during which production of the U3O8 occurred.

And Where,

“Ux Monthly Spot Price” is the value in USD per pound U3O8 published at month-end in The Ux Weekly by The Ux Consulting Company LLC (“UxC”), or its successor for the UxC price indicator entitled “Mth-end U3O8 Spot.”

2.4	Royalty Payment Conditions

Royalty is payable to AREVA under the conditions described in sub-clauses (a) and (b) below (“Trigger Events”), and as provided in Clauses 2.10 and 2.11:

(a)	In the event that the Ux Monthly Spot Price equals or exceeds $55.00 per pound U3O8 for at least a consecutive four week period at any time prior to June 30, 2016, the Royalty will be payable as provided in Clauses 2.4(d) and 2.4(e) until an aggregate of USD $6,625,000 in Royalty Payments (the “Royalty Amount”) has been paid.

(b)	In the event that the Ux Monthly Spot Price exceeds $45.00 per pound U3O8 but does not equal or exceed $55.00 per pound U3O8 for at least a consecutive four week period at any time prior to June 30, 2016, the Royalty will be payable as provided in Clauses 2.4(d) and 2.4(e) but the Royalty Amount owed will be reduced to USD $3,700,000.

(c)	In the event that the Ux Monthly Spot Price does not equal or exceed $45.00 per pound U3O8 for at least a consecutive four week period at any time prior to June 30, 2016, the royalty interest will be terminated effective as of June 30, 2016, and PMC will have no further obligation to pay the Royalty to AREVA.

(d)	In the case where the Trigger Events contemplated in Clauses 2.4 (a) and (b) occur within the period prior to June 30, 2016, Clause 2.4 (a) shall supersede and prevail over Clause 2.4 (b).

(e)	No Royalty shall be payable to AREVA unless and until a Trigger Event is reached, and upon the occurrence of a Trigger Event, the first Royalty payment (the “Initial Royalty Payment”) shall be made in accordance with Clause 2.5. The Initial Royalty Payment shall be payable only on Products produced from the Property after the date of the Trigger Event.

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2.5	Payment of Royalty

After the occurrence of a Trigger Event, the Royalty shall be calculated each calendar quarter during which Products are produced from the Property (the “Royalty Period”) and all Royalty Payments shall be paid (the “Royalty Payment”) within 30 days of the end of the Royalty Period then ended by transfer of the appropriate amount of funds to an account nominated in writing by AREVA. The date of initiation of the wire transfer process shall be the date of such payment. Subject to any adjustment resulting from an audit by AREVA, payments of the Royalty by PMC in accordance with the provisions of this Clause 2.5 shall fully discharge PMC’s obligations with respect to such payment. If AREVA transfers any interest in the Royalty to any third party, PMC shall not be obligated to pay the Royalty payments to the assignee of the Royalty until 30 days after PMC receives notice from AREVA of such assignment.

2.6	Royalty Payment Notice; Maintenance of Confidentiality

Each payment of the Royalty shall be accompanied by an Itemized Statement as set forth in Clause 2.7. AREVA shall keep all information it receives under this Agreement confidential, and shall not disclose the same to any Third Party or to the public except if required by court order, court proceeding or the rules or policies of any government or regulatory authority having jurisdiction provided that AREVA shall use reasonable efforts to limit the disclosure by means of a protective order or a request for confidential treatment and shall provide PMC a reasonable opportunity to review the disclosure before it is made public and shall reasonably cooperate with PMC’s lawful attempts to prevent or limit disclosure or to obtain a protective order.

2.7	Itemized Statement

PMC shall provide to AREVA an itemized statement providing detail of the calculation and the amount of the Royalty Payment for the particular Royalty period detailing the information set out below (an “Itemized Statement”):

(a)	the quantity of Product;

(b)	quarterly, the Royalty for the three months then ended and details of its calculation.

As may be applicable, the Itemized Statement will include the calculation used to determine any pooling or commingling conducted pursuant to Clause 2.14.

2.8	Audit Notice

AREVA may request an audit of the amount of a particular Royalty Payment if it so requests by notice to PMC within six calendar months of the receipt by AREVA of that particular Royalty Payment (an “Audit Notice”). Such an Audit Notice shall set forth the proposed dates of review of PMC’s records pertaining to the Royalty, and any such review shall be scheduled at a mutually convenient time. No more than two Audit Notices may be given during any calendar year.

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2.9	Audit

Upon service of an Audit Notice, and at AREVA's option and expense, AREVA may request that the questioned Royalty Payment be audited by an independent accountant appointed by AREVA (not being AREVA's then current auditor). The accountant so appointed shall execute a confidentiality agreement pursuant to which he shall be bound to maintain all business information of PMC, including all information pertaining to the Royalty, as confidential. Any such audit shall be conducted during normal business hours, and in such manner so as not to interfere with PMC’s normal business operations. PMC shall account for any agreed upon deficit or excess in Royalty payments by adjusting the next quarterly statement and payment following completion of such audit to account for such deficit or excess.

With respect to any audit, PMC will reasonably cooperate with AREVA including that PMC will afford access to such books and records and, to the extent permitted by its accountants, the accounting work papers and physical access to their premises, as may reasonably be required in connection therewith.

2.10	Purchase or Buydown of the Royalty

PMC may at any time by providing written notice to AREVA purchase the Royalty for an amount equal to the Royalty Amount (as determined in accordance with Clause 2.4) less the amount of all Royalty payments previously paid (the “Royalty Purchase Price”). PMC may exercise its right to purchase the Royalty at any time, and upon AREVA’s receipt of such notice, the parties shall promptly schedule a closing at a mutually convenient time, at which closing (i) PMC shall deliver the Royalty Purchase Price to AREVA, and (ii) AREVA shall deliver to PMC a conveyance document in recordable form conveying the Royalty to PMC and confirming that the Royalty has been terminated.

2.11	Cancellation or Termination of Royalty

The Royalty and the obligations under this Agreement shall be cancelled and terminated (a) if, on or before June 30, 2016 neither of the Trigger Events of Clause 2.4 has occurred or (b) upon the payment at any time by PMC to AREVA of (i) a total of USD $6,625,000 pursuant to Clause 2.4(a), (ii) a total of USD $3,700,000 if the Trigger Event referred to in Clause 2.4(b) has occurred, or (iii) the Royalty Purchase Price if PMC has exercised its right to purchase the Royalty under Clause 2.9. Following the cancellation or termination of the Royalty, AREVA shall promptly deliver to PMC a conveyance document in recordable form conveying the Royalty to PMC and confirming that the Royalty has been terminated (substantially in the form attached here as Exhibit B).

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2.12	Maintenance of Property

PMC shall give AREVA not less than 30 days’ prior written notice of PMC’s intention to abandon or surrender or allow to lapse or expire any portion of any mining claims or leases comprising the Property. For the avoidance of doubt, the Parties agree that if any area of the Property is relinquished by PMC and subsequently reacquired by PMC or any Affiliate of PMC, the Royalty will be payable on the Product from that reacquired portion of the Property on the same terms as stated in this Agreement.

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2.13	Conduct of Operations

PMC shall have the sole and exclusive control of all operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations. PMC may carry out such operations on the Property as it may, in its sole discretion, determine to be warranted, so long as such operations are conducted in accordance with procedures acceptable in the mining industry. The timing, nature, manner and extent of any exploration, development, mining or processing operations carried out or in connection with the Property shall be within the sole discretion of PMC, and there shall be no express or implied covenant whatsoever to begin or continue any such operations. If PMC at any time, and from time to time after commencing operations, desires to shut down, suspend or cease operations for any reason, it shall have the right to do so. PMC may use and employ such methods of mining as it may desire or find most profitable. PMC shall not be required to mine, preserve, or protect in its mining operations any Products which cannot be mined or shipped at a reasonable profit to PMC.

2.14	Unitization and Commingling

(a)	PMC shall have the right to pool mineral production from all or any part of the Property with mineral production from adjacent mineral properties owned or controlled by PMC for the purpose of operating a production pattern(s) installed for in-situ mining of an ore body that crosses a royalty or mineral ownership boundary.

(b)	PMC shall have the right to commingle Products removed from the Property with other ore or products derived from other properties, before, during or after processing, so long as the data necessary to determine the weight, grade and recoverability of both the Products removed from the Property and the ore or other products with which they are commingled are obtained by PMC. PMC shall then use that data to determine the amount of contained U3O8 in the Products removed from the Property and the contained U3O8 extracted from ores or products so mixed. Such data and determinations shall be acquired and completed in accordance with generally accepted industry practices.

3.	Miscellaneous

3.1	Successors and Assigns

Subject to the provisions of Clauses 5.1 and 5.2, this Agreement shall be binding upon and continue for the benefit of the Parties and their respective successors and permitted assigns. All covenants, conditions, and terms of this Agreement shall be of benefit to and, to the greatest extent possible by law, run as a covenant with the Property all accessions thereto and all successions thereof and shall bind and inure to the benefit of the Parties, their respective successors and assigns.

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3.2	Rule Against Perpetuities and Rule Against Unreasonable Restraints on the Alienation of Property

In the event that a court of competent jurisdiction determines that the term of this Agreement violates the Rule Against Perpetuities or the Rule Against Unreasonable Restraints on the Alienation of Property or any similar rule, then the term of this Agreement shall automatically be revised and reformed to coincide with the maximum term permitted by the Rule Against Perpetuities or the Rule Against Unreasonable Restraints on the Alienation of Property or any similar rule, and this Agreement shall not be terminated solely as a result of a violation of the Rule Against Perpetuities or the Rule Against Unreasonable Restraints on the Alienation of Property or any similar rule.

3.3	No Partnership

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among AREVA and PMC.

3.4	AREVA’s Further Obligations

AREVA’s rights and obligations with regard to the Property are in all respects limited to the terms and conditions stated in this Agreement. It is understood and agreed between the Parties that AREVA has the right to receive the Royalty from the Products produced from the Property, but this is not a right that imposes on AREVA any associated or other obligations to PMC, or any other person or entity, including governmental agencies, any obligations on AREVA to contribute to or otherwise pay any costs or expenses associated with or arising from the activities conducted on the Property, except for any such obligations specifically set forth in this Agreement.

3.5	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wyoming without regard to the conflict of laws provisions thereof.

3.6	Arbitration

3.6.1         Subject to Clause 3.6.2 below, in the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of 60 days, then, upon notice by either Party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the then existing provisions of its Commercial Arbitration Rules.

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Within 15 days after the commencement of arbitration, the Parties shall mutually select one person who is experienced in drafting and negotiating uranium royalties to act as arbitrator. If the Parties are unable or fail to agree upon the arbitrator, the arbitrator shall be selected by the American Arbitration Association.

3.6.2         In the event the Ux Monthly Spot Price, or its definition, is materially altered, the Parties shall promptly meet and endeavor in good faith to mutually agree upon a replacement. In the event the Parties are unable to mutually agree on a replacement within thirty (30) days of either Party requesting initiation of such discussions, then, and in lieu of the procedure set out in Clause 3.6.1 above, the matter shall be submitted for binding arbitration by a single arbitrator, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Each party shall propose to the arbitrator a replacement index or other procedure as a substitute for the discontinued or materially changed index. The arbitrator shall select either the proposal made by Buyer or the proposal made by Seller, but no other solution, unless mutually agreed by Seller and Buyer. In reaching a decision, the arbitrator shall endeavor in good faith to select the proposal which in its opinion provides a pricing mechanism that is closest in result to the index which was discontinued or changed.

The arbitrator may allow both parties to submit a memorandum, and an oral presentation, in support of their respective proposals. The arbitrator shall render a decision in writing within 90 days after being appointed.

For any deliveries to be made while the arbitration is pending, the index values last available before the change or discontinuance shall be used, and upon conclusion of the arbitration, the price for any such deliveries shall be recalculated based upon the replacement index or solution designated in the arbitration decision. Buyer shall pay Seller, or Seller shall pay Buyer, any amount due as a result of such recalculation, within 30 days after completion of the arbitration.

3.6.3         Each party shall bear its own costs and expenses and an equal share of the arbitrator’s fees and administrative fees of arbitration. Any arbitration award may be entered in the courts of Wyoming, or any other courts with jurisdiction, for enforcement.

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3.7	Costs

Each Party shall pay its own costs of preparing, negotiating, executing and completing this Agreement.

3.8	Invalidity

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent thereof without invalidating any other provision of this Agreement, and any such prohibition or unenforceability shall not invalidate such provision in any other jurisdiction.

3.9	Recording

The Parties agree that this Agreement shall be executed and notarized, and shall be recorded by the Parties in Carbon County, Wyoming.

3.10	Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof between the Parties.

3.11	Amendment

No modification or amendment of this Agreement shall be valid unless made in writing and duly executed by the Parties.

3.12	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

4.	Notices

4.1	Giving of Notice

All notices to be delivered pursuant to this Agreement shall be in writing and signed by that Party and:

(a)	delivered by courier to the other Party at their address below:

(b)	where applicable, sent to the other Party by facsimile to the facsimile number listed below; or

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(c)	posted in a prepaid envelope by registered mail with advice of receipt card to the other Party at their address below:

AREVA

Address:	AREVA NC Inc.
3315 Old Forest Road
Lynchburg, VA 24501
Attention:	General Counsel
Fax:	+1 434-382-6986

PMC

Address:	Pathfinder Mines Corporation
935 Pendell Boulevard
Mills, Wyoming 82644
Attention:	General Manager
Fax:	+1 307 473 7306

4.2	Notices Effective

Notices delivered by courier shall be effective upon delivery on a business day. Notices sent by facsimile shall be deemed to be effective on the next business day following transmission of the facsimile. Notices sent by mail shall be deemed to be effective on the fifth business day following the date of mailing.

4.3	Substitute Address

A Party may at any time designate a substitute address or facsimile number for the purposes of Clause 4 by notice to the other Party.

5.	Assignment

5.1	Assignment by PMC

PMC, its successor and assigns may convey or assign the Property or any interest in the Property to any Third Party at any time, provided that notice of such conveyance shall be provided promptly to AREVA pursuant to Clause 4.1, and provided further that as a condition to the effectiveness of such transfer, the assignee shall agree in writing to accept the obligation to pay the Royalty and be bound by the terms and conditions of this Agreement, provided, further, for purposes of clarity, that no written acknowledgment or agreement will be required with respect to any grant by PMC, its successors or assigns, of any mortgage, deed of trust, security interest, pledge or other collateral security arrangement with respect to the Property; the Parties agree that the Royalty shall remain in effect notwithstanding any such grant of a mortgage, deed of trust, security interest, pledge or other collateral security arrangement and that the Royalty would survive any foreclosure thereof.”

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5.2	Assignment by AREVA

AREVA may assign its rights to receive the Royalty at any time, provided that notice of such assignment shall be provided promptly to PMC pursuant to Clause 4.1, and provided further that for any assignment to be binding upon PMC the assignee shall agree in writing to be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PATHFINDER MINES CORPORATION

By:	/s/ Robert Williams	c/s

AREVA NC INC.

By:	/s/ Michael Renchek	c/s

STATE OF North Carolina	)
) ss.
COUNTY OF Mecklenburg	)

On this the 16th day of December, 2013, before me, the undersigned officer, personally appeared Robert Williams who acknowledged himself to be the Chief Financial Officer of Pathfinder Mines Corporation, a Delaware corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Chief Financial Officer.

In witness whereof I hereunto set my hand and official seal.

/s/ Amber L. McReynolds
Notary Public

(SEAL)

My Commission Expires:	1/29/2017

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STATE OF North Carolina	)
) ss.
COUNTY OF Mecklenburg	)

On this the 16th day of December, 2013, before me, the undersigned officer, personally appeared Michael Renchek who acknowledged himself to be the President of AREVA NC Inc., a Delaware corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.

In witness whereof I hereunto set my hand and official seal.

/s/ Amber L. McReynolds
Notary Public

(SEAL)

My Commission Expires:	1/29/2017

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Exhibit A

The Property

(a)	Owned Real Property

Real Property

CARBON COUNTY, WYOMING

A tract of land (tailings) located within SWNWNE Section 27, T28N, R78W, Carbon County, Wyoming, as more particularly described in that certain Warranty Deed executed by Nall Ranches, Inc. in favor of the Company, dated as of January 20, 1976, recorded in Book 633, Page 459, containing approximately 4 surface acres.

A tract of land (tailings extension) located within portions of Sections 22, 26 and 27, T28N, R78W, Carbon County, Wyoming, as more particularly described in that certain Warranty Deed executed by Cecilia Ruth Schmitt and Armin A. Schmitt in favor of the Company, dated as of June 16, 1995, recorded in Book 919, Page 867, containing approximately 152.8 surface acres; less 1.2 surface acres in the NWSWSW Section 22 quitclaimed to Cecilia R. and Armin A. Schmitt by Quitclaim Deed With Reservation of Rights dated April 14, 2005 recorded in Carbon County at Book 1087, Page 0100.

Uranium minerals under a portion of land (Nall) lying in SENW and NESW Section 26, T28N, R78W, Carbon County, Wyoming, as more particularly described in that certain Mineral Warranty Deed executed by Rose J. Nall et al. in favor of the Company, dated as of February 11, 1981, recorded in Book 728, Page 287 containing approximately 47.7 mineral acres.

All minerals under two parcels of land, one (tailings) including the portions of Sections 22, 26 and 27, T28N, R78W described in items 1, 2 and 6 of section (a)(i)(B) of this Schedule and containing approximately 221.26 mineral acres; the other (Area 5 - Nall) being N2NWSE and NWNESE Section 20, T28N, R78W, containing approximately 30 mineral acres, all in Carbon County, Wyoming described in that certain Minerals Quitclaim Deed executed by Catherine Wiloth and Bettie Noonan, et al., in favor of the Company, dated effective as of April 14, 2005, recorded in Book 1079, Page 0155. The rights to these minerals are subject to a royalty in the amount of 10% ore value as defined Minerals Quitclaim Deed referenced in the immediately preceding sentence.

Uranium minerals (Area 5 - Cronberg) under SENE Section 20, T28N, R78W, Carbon County, Wyoming described in that certain Minerals Quitclaim Deed executed by Cronberg Bros., Inc. in favor of the Company, dated effective as of April 10, 2005, recorded in Book 1087, Page 0097, containing approximately 40 acres. The rights to these minerals are subject to a royalty in the amount of 10% ore value as defined Minerals Quitclaim Deed referenced in the immediately preceding sentence.

A restrictive covenant burdening portions (Spring Creek) of Sections 22, 26 and 27, T28N, R78W more particularly described in that certain Land Use Restrictive Covenant and Access Agreement executed by Cecilia Ruth Schmitt and Armin A. Schmitt in favor of the Company, dated effective April 14, 2005, recorded in Book 1087, Page 0102; containing approximately 64.45 acres.

A parcel of land (Shirley Basin Townsite) situated in Carbon County, Wyoming, containing approximately 123.8 acres, described as follows:

T27N, R78W

Section 20:	S2SENWNE, E2W2SWNE, E2SWNE, SENE, N2NENWSE, N2N2NESE, and S2S2NENE
Section 21:	W2W2SWNW, S2NESWNW, N2SESWNW, N2SWSENW, S2NWSENW, and a strip of land 100 feet wide running 331.95 feet N89d52’38”W, the NW corner of this tract bearing N25d49’04”E, 766.64 feet from the ¼ corner between Sections 20 and 21.

EXCEPTING Lots 1 through 6 of the Shirley Basin Village Subdivision.

Patented Mining Claims

CARBON COUNTY, WYOMING

U.S. Mining Patent No. 49-69-0017 (Area 5) embracing a portion of Sections 17 and 20, T28N, R78W, Carbon County, Wyoming, recorded in Book 519, Page 495, containing 210.961 mineral acres. U.S. Mining Patent No. 49-69-0017 is subject to a 5% ore royalty as defined by that certain Royalty Quitclaim Deed, dated as of May 6, 2005, granted by the Company to Catherine Wiloth, et al., recorded in Book 1079, Page 0156. U.S. Mining Patent No. 49-69-0017 is subject to the following qualifications:

the surface of said land lying within SE Section 17, N2NE and SWNE Section 20 were previously patented from the USA to the State of Wyoming, recorded in Book 0227, Page 263, on March 12, 1940, while reserving surface rights for mining;

the surface of said land located within SESW Section 17 and E2NW Section 20, T28N, R78W were conveyed by Quitclaim Deed with Reservation of Rights to Cecilia R. and Armin A. Schmitt, dated effective as of April 14, 2005, and recorded at Book 1087, Page 0100, and corrected at Book 1107, Page 0092, reserving surface rights for mining without further compensation, affecting approximately 101.8 surface acres; and

the surface of said Mining Patent lying within SWSW Section 17 and W2NW Section 20 were conveyed by Quitclaim Deed with Reservation of Easement Rights to Cronberg Bros., Inc., effective as of April 10, 2005, and recorded at Book 1087, Page 0096 and corrected at Book 1107, Page 0093, reserving surface rights for mining without further compensation, affecting approximately 9.5 surface acres.

U.S. Mining Patent No. 49-68-0029 (Area 3) embracing a portion of Sections 26 and 35, T28N, R78W, Carbon County, Wyoming, recorded in Book 506, Page 180, containing 87.033 acres.

U.S. Mining Patent No. 49-69-0020 (Tidewater gaps) embracing a portion of Sections 28, 29 and 33, T28N, R78W, Carbon County, Wyoming, recorded in Book 519, Page 494, containing 70.242 acres.

U.S. Mining Patent No. 1198523 (Area 2,8) embracing a portion of Sections 28 and 29, T28N, R78W, Carbon County, Wyoming, recorded in Book 406, Page 265, containing 291.476 acres.

U.S. Mining Patent No. 49-69-0025 (Fab East) embracing a portion of Sections 34 and 35, T28N, R78W, and Section 3, T27N, R78W, Carbon County, Wyoming, recorded in Book 587, Page 152, containing 310.315 acres.

U.S. Mining Patent No. 49-69-0016 (entrance/dump) embracing a portion of Sections 20, 21, 28 and 29, T28N, R78W, Carbon County, Wyoming, recorded in Book 519, Page 493, containing 185.53 acres;

Less 21.9 surface acres quitclaimed to Cecilia R. and Armin A. Schmitt by Quitclaim Deed With Reservation of Rights dated April 14, 2005 recorded in Carbon County at Book 1087, Page 0100, corrected at Book 1107, Page 0092, and

Subject to a perpetual grazing lease on 77.2 acres pursuant to Grazing Lease dated April 14, 2005, recorded in Carbon County at Book 1087, Page 0101.

U.S. Mining Patent No. 49-79-0007 (restricted area) embracing a portion of Sections 26, 27, and 28, T28N, R78W, Carbon County, Wyoming, recorded in Book 1192, Page 82, containing 210.615 acres.

U.S. Mining Patent No. 49-79-0008 (west) embracing a portion of Section 29, T28N, R78W, Carbon County, Wyoming, recorded in Book 1192, Page 83, containing 37.657 acres.

A tract of land (Fab West) situated within Sections 27, 28, 29, 32, 33, and 34, T28N, R78W, Carbon County, Wyoming, as more particularly described in that certain Special Warranty Deed executed by Petrotomics Company in favor of the Company, dated as of December 2, 1985, recorded in Book 804, Page 519, containing approximately 805.1 acres. The tract of land described in the immediately preceding sentence includes the following: U.S. Mining Patent No. 49-71-0052 (surface only); U.S. Mining Patent No. 49-73-0065 (Davey Crocket No. 2) (which is subject to 4% FMV or in-kind royalty in favor of Atlantic Richfield (now Franco-Nevada U.S. Corporation) pursuant to Mineral Deed, dated as of June 18, 1981, and subject to 6% royalty in favor of American Nuclear Corporation pursuant to Quitclaim Deed, dated December 9, 1968, out of which a 5% Circ 5 and 6 royalty would be payable to original locators pursuant to several Mineral Deeds, dated September 19, 1959, from Woodin, Wack, Kruse, Rose, Harnett, Stevens, and Karchner to Gas Hills Uranium Company); U.S. Mining Patent No. 49-73-0072; U.S. Mining Patent No. 49-73-0073; U.S. Mining Patent No. 49-73-0074; U.S. Mining Patent No. 1207111; U.S. Mining Patent No. 1207112; and that portion of U.S. Mining Patent No. 1231199 that lies within Section 33.

A parcel of land (Petrotomics millsites) situated within S2NE and N2SE Section 32, T28N, R78W, Carbon County, Wyoming, as more particularly described in that certain Quitclaim Deed executed by Petrotomics Company in favor of the Company, dated as of December 2, 1985, recorded in Book 804, Page 517, said parcel being conveyed again after patent issuance by Getty Oil Company in favor of the Company, dated as of August 14, 1986, recorded in Book 814, Page 501, now containing approximately 27.8 acres. The tract of land described in the immediately preceding sentence includes a portion of U.S. Mining Patent No. 49-86-0009, and was reduced by the abandonment of the SMS 21, 25 and 26 unpatented mill sites.

Leased Real Property

Mining Leases

CARBON COUNTY, WYOMING

Minerals Lease by and between Agnes J. Heward and Lucky Mc Uranium Corporation, dated as of September 26, 1977, Short Form recorded in Book 688, Page 0675 and relating to SWSW Sec 25; N2SE, SESE Sec 26, T28N, R78W, Carbon County, Wyoming, including approximately 156.9 acres.

Subject to 5% of uranium concentrates royalty (90% of solution-mined) to Heward as provided therein.

Unpatented Mining Claims and Mill Sites

Carbon County, Wyoming

	BLM No.	Recorded		Location
Claim Name	WMC -	Book	Page	Section	TWP	RGE
LMB 8	251621	935	423	34, 35	28N	78W
LMB 10	251623	935	425	34, 35	28N	78W

LMB 12	251625	935	447	34, 35	28N	78W
LMB 160	255170	979	7	35	28N	78W
LMB 162	255172	979	273	34	28N	78W
		1193	185	(amended)

COKE 1	298825	1181	32	35	28N	78W
COKE 3	297733	1175	4	34	28N	78W
COKE 4	297734	1175	5	34, 35	28N	78W
COKE 5	297735	1175	6	35	28N	78W

DOE 1	295574	1165	100	28	28N	78W
DOE 2	295575	1165	101	28	28N	78W
DOE 3	295576	1165	102	28	28N	78W
DOE 4	295577	1165	103	27, 28	28N	78W
DOE 5	295578	1165	104	27, 28	28N	78W
DOE 6	295579	1165	105	27	28N	78W
DOE 7	295580	1165	106	27	28N	78W
DOE 8	295581	1165	107	27	28N	78W
DOE 9	295582	1165	108	27	28N	78W
DOE 10	295583	1165	109	27	28N	78W
DOE 11	295584	1165	110	27	28N	78W
DOE 12	295585	1165	111	27	28N	78W
DOE 13	295586	1165	112	27	28N	78W
DOE 14	295587	1165	113	28, 34	28N	78W
DOE 15	295588	1165	114	27, 28	28N	78W
DOE 16	295589	1165	115	28	28N	78W
DOE 17	295590	1165	116	28	28N	78W
DOE 18	295591	1165	117	27	28N	78W
DOE 19	295592	1165	118	27	28N	78W
DOE 20	295593	1165	119	27	28N	78W
DOE 21	295594	1165	120	27	28N	78W
DOE 22	295595	1165	121	27, 28	28N	78W
DOE 23	295596	1165	122	27	28N	78W
DOE 24	295597	1165	123	27, 28	28N	78W
DOE 25	295598	1165	124	27	28N	78W
DOE 26	295599	1165	125	27, 34	28N	78W
DOE 27	295600	1165	126	27, 34	28N	78W
DOE 28	295601	1165	127	27, 34	28N	78W

Exhibit B

NOTICE OF ROYALTY TERMINATION AND QUITCLAIM

This Notice of Royalty Termination and Quitclaim is made effective as of _______________ by AREVA NC Inc., a Delaware corporation (“AREVA”), with offices at _________________________, in favor of Pathfinder Mines Corporation, a Delaware corporation (“PMC”), with offices at _______________________.

WHEREAS,	PMC and AREVA entered into that certain Royalty Agreement dated as of December __, 2013 (the “Agreement”), which was recorded in the official records of Carbon County, Wyoming in Book _________ at Page___________; and

WHEREAS,	Pursuant to the Agreement, Pathfinder granted to AREVA, its successors and permitted assigns, a production royalty on uranium produced from certain Property described in the Agreement, which Property is more particularly described in Schedule A attached hereto and hereby incorporated herein; and

WHEREAS,	Pursuant to the terms and conditions of the Agreement, all duties and obligations to make any royalty payments to AREVA or its successors or assigns pursuant to the Agreement have been terminated, and AREVA wishes to give notice thereof, and release and quitclaim its royalty interest to PMC.

NOW, THEREFORE:

Notice is hereby given that all duties and obligations to make any royalty payments to AREVA, or its successors or assigns, pursuant to the aforesaid Agreement have been terminated, and said royalty obligation is extinguished, satisfied and released. AREVA hereby remises, releases and forever quitclaims to PMC all of AREVA’s right, title and interest in and to the royalty and the Property

IN WITNESS WHEREOF, AREVA has executed this Notice of Royalty Termination and Quitclaim as of the date first above written.

AREVA NC, Inc., a Delaware corporation

By:

Name:

Title:

STATE OF __________________	)
)
COUNTY OF_________________	)

This instrument was acknowledged before me on ________, 20__ by _______________________, as _______________________ of AREVA NC Inc., a Delaware corporation.

Witness my hand and official seal.

Notary Public

My Commission expires: